                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-63610

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION

           PRELIMINARY PROSPECTUS SUPPLEMENT DATED SEPTEMBER 28, 2001

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 28, 2001)

                                  $125,000,000

                                   [PFG LOGO]

                         PERFORMANCE FOOD GROUP COMPANY
                   % CONVERTIBLE SUBORDINATED NOTES DUE 2008
                             ---------------------

       The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of common stock of Performance Food Group Company. The notes are convertible at a conversion price of $
per share, which is equal to a conversion rate of approximately        shares of
common stock per $1,000 principal amount of notes, subject to adjustment. On September 26, 2001, the last reported sale price of our common stock as reported on the Nasdaq Stock Market's National Market was $27.51 per share.

       We will pay interest on the notes on        and        of each year,
beginning        , 2002. The notes will mature on        , 2008. We may redeem
some or all of the notes at any time on or after        , 2004 at the redemption
prices described in this prospectus supplement.

       The notes will be our general unsecured obligations and will be subordinated to our existing and future Senior Indebtedness, as defined in this prospectus supplement. In addition, the notes will effectively rank junior to all existing and future liabilities of our subsidiaries. The indenture governing the notes will not limit the incurrence by us or our subsidiaries of additional indebtedness, including Senior Indebtedness.

       Concurrently with this offering of notes, we are publicly offering 4,600,000 shares of our common stock pursuant to a separate prospectus supplement. We will use the net proceeds from this offering and the common stock offering to finance a portion of the cost of acquiring Fresh International Corp. The closing of this offering is contingent upon the concurrent closing of the common stock offering and the acquisition of Fresh International Corp.

       INVESTING IN THE NOTES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-19 OF THIS PROSPECTUS SUPPLEMENT.
                             ---------------------

                                                              PER NOTE     TOTAL
                                                              --------     -----
Public offering price(1)....................................     %           $
Underwriting discount.......................................     %           $
Proceeds, before expenses, to Performance Food Group........     %           $

        (1) Plus interest accrued from        , 2001, if settlement occurs after
            that date

       The underwriters may also purchase up to an additional $18,750,000 aggregate principal amount of notes from Performance Food Group at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       The notes will be ready for delivery in book-entry form only through The
Depository Trust Company on or about        , 2001.
                             ----------------------
MERRILL LYNCH & CO.                                 FIRST UNION SECURITIES, INC.

CREDIT SUISSE FIRST BOSTON                        BANC OF AMERICA SECURITIES LLC

                           SUNTRUST ROBINSON HUMPHREY
                             ----------------------
        The date of this prospectus supplement is                , 2001.

Omitted Graphic and Image Material

The following graphic and image material is omitted from the form of prospectus supplement filed electronically:

Inside Front Cover:

[On the middle of the page from the top of the page to the middle are the following: Logo for Performance Food Group Company, map of the United States and a legend showing PFG's distribution and processing facilities classified by PFG's customized, broadline and fresh-cut operating segments, and also showing the facilities of Fresh Express. A reference to footnote (a) is located to the right of Fresh Express' Colorado Springs, Colorado facility. The corresponding footnote, located to the bottom left of the map states "The Colorado Springs, Colorado facility is a 50/50 joint venture with a third party."]

[On the left hand side of the page from the middle to the middle of the page at the bottom are the following: pictures of a PFG employee unloading PFG proprietary brand products from a PFG truck and a picture of a PFG employee using a radio frequency scanning device in one of PFG's distribution facilities next to the caption "Performance Food Group is the nation's fourth largest broadline foodservice distributor based upon 2000 net sales. We market and distribute over 36,000 national and proprietary brand food and non-food items to approximately 29,000 customers in the foodservice or "food-away-from-home" industry."]

The following graphic and image material is omitted from the form of prospectus supplement filed electronically:

Inside Back Cover:

[On the middle of the page from the top of the page to the middle is the following: "Proprietary Brands & Fresh-Cut Salads," and the following ten logos: "Pocahontas," "Raffinatto," "Gourmet Table," "AFFLAB," "Healthy USA," "Colonial Tradition," "Premium Recipe," "Brilliance," "West Creek" and "Village Garden."]

[On the middle of the page from the middle of the page to the bottom are pictures showing the following three Fresh Express packaged salads: Italian, Caesar Salad Kit and Iceberg Garden. To the bottom left of these pictures is the caption "Fresh Express packages and distributes a variety of fresh salad and other produce offerings for consumption in retail and food service channels."]

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Prospectus Supplement Summary...............................   S-4
Risk Factors................................................  S-19
Cautionary Note Regarding Forward-Looking Statements and
  Market Data...............................................  S-29
Use of Proceeds.............................................  S-30
Price Range of Common Stock and Dividend Policy.............  S-30
Capitalization..............................................  S-31
Unaudited Pro Forma Condensed Consolidated Financial
  Statements................................................  S-33
Selected Consolidated Financial Data........................  S-40
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................  S-43
Business....................................................  S-54
Management..................................................  S-67
Description of Capital Stock................................  S-70
Shares Eligible for Future Sale.............................  S-71
Description of the Notes....................................  S-73
Certain United States Federal Income Tax Considerations.....  S-89
Underwriting................................................  S-92
Legal Matters...............................................  S-95
Experts.....................................................  S-95
Index to Financial Statements...............................   F-1

                                   PROSPECTUS

                                                              PAGE
                                                              ----
Risk Factors................................................    2
Special Note Regarding Forward-Looking Statements...........    6
The Company.................................................    7
Use of Proceeds.............................................    7
Ratios of Earnings to Fixed Charges.........................    7
General Description of Securities...........................    8
Description of Debt Securities..............................    8
Description of Capital Stock................................   23
Description of Warrants.....................................   30
Plan of Distribution........................................   31
Available Information.......................................   32
Incorporation by Reference..................................   33
Legal Matters...............................................   33
Experts.....................................................   34

                             ----------------------

       YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE IN THE ACCOMPANYING PROSPECTUS IS ACCURATE ONLY AS OF THEIR RESPECTIVE DATES. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

       NEITHER PERFORMANCE FOOD GROUP NOR ANY OF THE UNDERWRITERS HAS TAKEN OR WILL TAKE ACTION IN ANY JURISDICTION TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR THE POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, OTHER THAN IN THE UNITED STATES.

                         PROSPECTUS SUPPLEMENT SUMMARY

       This summary does not contain all of the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference in the accompanying prospectus, including the financial statements and related notes, before making an investment decision. We sometimes refer to the offering being made by this prospectus supplement as the "notes offering" or "this offering" and to the concurrent offering of our common stock as the "common stock offering" or the "concurrent offering," and we sometimes refer to the convertible subordinated notes being offered in this offering as the "notes."

       Unless this prospectus supplement indicates otherwise or the context otherwise requires, the terms "we," "our," "us" or "Performance Food Group" as used in this prospectus supplement refer to Performance Food Group Company and its subsidiaries, and all information in this prospectus supplement assumes that the underwriters' over-allotment options in the common stock offering and the notes offering are not exercised. We use a 52/53 week fiscal year ending on the Saturday closest to December 31. References in this prospectus supplement to the years or fiscal years 1996, 1997, 1998, 1999 and 2000 mean our fiscal years ended December 28, 1996, December 27, 1997, January 2, 1999, January 1, 2000 and December 30, 2000, respectively, unless otherwise expressly stated or the context otherwise requires. We also sometimes refer to the six-month periods ended July 1, 2000 and June 30, 2001 as the six months of 2000 and 2001, respectively. All share and per share data has been adjusted to reflect the two-for-one common stock split that we paid on April 30, 2001. References in this prospectus supplement to Fresh International Corp.'s 2000 fiscal year mean its fiscal year ended February 28, 2001.

                             PERFORMANCE FOOD GROUP

       Performance Food Group is the nation's fourth largest broadline foodservice distributor based on 2000 net sales of $2.6 billion. We market and distribute over 36,000 national and proprietary brand food and non-food products to approximately 29,000 customers in the foodservice or "food-away-from-home" industry. In addition, we are a major processor of fresh-cut produce that we market and distribute to foodservice customers. Our extensive product line and distribution system allow us to service both of the major customer types in the foodservice industry: "street" foodservice customers, which include independent restaurants, hotels, cafeterias, schools, healthcare facilities and other institutional customers; and multi-unit, or "chain," customers, which include regional and national quick-service and casual-dining restaurants.

       We service our customers through three operating segments:

       - Broadline. Our broadline distribution segment markets and distributes more than 32,000 national and proprietary brand food and non-food products to approximately 29,000 customers, including street customers and certain corporate-owned and franchisee locations of chains such as Burger King, Wendy's, Subway, Church's and Popeye's. In the broadline distribution segment, we design our product mix, distribution routes and delivery schedules to accommodate the needs of a large number of customers whose individual purchases vary in size. Generally, broadline distribution customers are located no more than 250 miles away from one of our 14 broadline distribution facilities, which serve customers in the southern, southeastern, eastern and northeastern United States. Our broadline distribution segment net sales represented approximately 52.5% of our consolidated net sales in 2000. Net sales for this segment grew at a compound annual rate of approximately 33.2% from 1996 through 2000.

       - Customized. Our customized distribution segment focuses on serving casual-dining chain restaurants such as Cracker Barrel Old Country Store, Outback Steakhouse and TGI Friday's. We believe that these customers generally prefer a centralized point of contact that facilitates item and menu changes, tailored distribution routing and customer service. We generally can service these customers more efficiently than our broadline distribution customers by warehousing only those stock keeping units, or SKUs, specific to customized segment customers and by making larger, more consistent deliveries. We have five customized distribution facilities currently serving 11 customers in 49 states and several foreign countries. Our customized distribution segment net sales represented approximately 42.4% of our consolidated net sales in 2000. Net sales for this segment grew at a compound annual rate of approximately 29.4% from 1996 through 2000.

       - Fresh-cut. Our fresh-cut segment purchases, processes, packages and distributes over 900 fresh produce offerings under our "Fresh Advantage" and "Redi-Cut" labels. Our fresh-cut operations are conducted at four processing facilities located in the southeastern, southwestern and midwestern United States. Our fresh-cut products are sold mainly to third-party distributors for resale primarily to quick-service restaurants such as Burger King, KFC, McDonald's, Pizza Hut, Taco Bell and Subway located in the southeastern, southwestern and midwestern United States. On December 13, 2000, we acquired Redi-Cut Foods, Inc., a leading regional processor of fresh-cut produce used primarily by foodservice operators. Our fresh-cut segment net sales represented approximately 5.1% of our consolidated net sales in 2000, and would have represented approximately 9.3% of our consolidated net sales in 2000 after giving pro forma effect to our acquisition of Redi-Cut as if that acquisition had occurred on January 2, 2000. Net sales for this segment grew at a compound annual rate of approximately 39.6% from 1996 through 2000. Upon completion of our pending acquisition of Fresh International Corp. described below under "-- Pending Acquisition of Fresh International Corp.," we will become one of the nation's leading providers of packaged, ready-to-eat salads to food retailers based on Fresh Express' market share for the 12-month period ended July 2001, as reported by a market research firm.

       We believe that, over the last several years, we have experienced significantly greater growth rates than the U.S. foodservice industry as a whole, both through internal growth and through an active acquisition program. From 1996 through 2000, we grew our net sales from $864.2 million to $2.6 billion, representing a compound annual growth rate of approximately 31.8%. By contrast, according to data compiled by a market research firm, the total net sales of the U.S. foodservice distribution industry were $134 billion in 1996 and $163 billion in 2000, representing a compound annual growth rate of approximately 5.2%.

                               INDUSTRY OVERVIEW

       According to data compiled by a market research firm, the U.S. foodservice distribution industry generated total net sales of approximately $163 billion in 2000, representing an increase of approximately 53.8% over 1990. Within the consumer food industry, we believe that the purchase of "food-away-from-home" has been driven by demographic, economic and lifestyle trends. According to data compiled by a market research firm, from 1972 through 2000, consumer purchases of "food-away-from-home" in the U.S. grew at a compound annual rate of approximately 7.4%. This data also indicates that consumer purchases of "food-away-from-home" grew from approximately 37.3% of total consumer food purchases in the U.S. in 1972 to approximately 49.2% in 2000.

       We believe that the foodservice distribution industry is consolidating but remains highly fragmented, with over 2,800 foodservice distributors in operation according to data published by a market research firm. For example, according to data compiled by a foodservice industry publication, the total net sales of the ten largest broadline distributors in 2000 together accounted for approximately 30.0% of the total net sales for the U.S. foodservice distribution industry as a whole, compared to approximately 12.8% in 1985. We anticipate further consolidation as larger distributors continue to pursue acquisitions in an effort to extend geographic reach and achieve economies of scale such as increased buying power, increased efficiency of distribution networks, increased ability to leverage investments in information technology and elimination of redundant overhead expenses.

                               GROWTH STRATEGIES

       Our strategy is to grow our foodservice business through both internal growth and acquisitions, and to improve our operating profit margin. We believe that we have the resources and competitive advantages to maintain our strong internal growth and that we are well-positioned to take advantage of the consolidation taking place in our industry.

       Our key growth strategies are as follows:

       - Increase broadline sales to existing customers and within existing markets;

       - Increase sales to street customers;

       - Increase sales of proprietary brands;

       - Grow our customized segment with existing and selected new customers;

       - Become a nationwide leader in fresh-cut produce;

       - Improve operating efficiencies through systems and technology; and

       - Actively pursue strategic acquisitions.

                PENDING ACQUISITION OF FRESH INTERNATIONAL CORP.

       On August 9, 2001, we entered into an agreement to acquire Fresh International Corp., which sells packaged, ready-to-eat salads under its "Fresh Express" label, for a purchase price of approximately $301.1 million in cash, which includes the repayment of net debt outstanding and the assumption of certain liabilities. Fresh International Corp. and its subsidiaries are collectively referred to herein as "Fresh Express." The purchase price is subject to adjustments, which are payable in cash, based upon, among other things, Fresh Express' net worth as of the closing date. We currently estimate that we will have to pay approximately $16.0 million in additional purchase price as a result of this net worth adjustment, which amount has been included in the assumed acquisition price of $301.1 million. This amount may be increased or decreased subsequent to the closing date based upon a post-closing review of Fresh Express' net worth as of the closing date. In addition, we are obligated to pay the former shareholders of Fresh Express, as additional purchase price, up to $10.0 million in cash if Fresh Express achieves certain operating targets during a three-year period following the acquisition. The acquisition of Fresh Express will be accounted for as a purchase, and we will include Fresh Express in our consolidated results of operations commencing on the date that the acquisition closes.

       According to data compiled by a market research firm, Fresh Express is one of the nation's leading providers of packaged, ready-to-eat salads to food retailers based on its market share for the 12-month period ended July 2001. Based in Salinas, California, Fresh Express distributes its products to both retail and foodservice customers nationwide. During its 2000 fiscal year, Fresh Express recorded revenues of approximately $509 million and its operating margin, which is defined as income from operations divided by revenues, was approximately 4.6%. With five processing facilities strategically located throughout the United States, Fresh Express processes, packages and distributes its products nationwide to food retailers such as Wal-Mart, Kroger, Albertson's and Safeway, as well as to foodservice distributors and operators. Fresh Express is also a leading provider of controlled and modified atmosphere systems and packaging to extend the shelf life of packaged salads, fruits and vegetables and other perishable products.

       We believe that fresh-cut produce is a rapidly growing segment of the domestic food industry and that our acquisition of Fresh Express will position us to capitalize on this growth. We believe that the trend towards health-conscious eating habits and the need for convenience have continued to drive the popularity of fresh-cut salads and other fresh produce. In addition, driven in part by dual-income and single-parent families, we believe that consumer demand for convenience has contributed to the growth in this sector in recent years. Furthermore, we believe that a number of foodservice operators are seeking ways to increase product safety and quality while reducing labor costs. Technological innovations in the processing and packaging of fresh-cut produce have enabled specialty produce processors to extend the shelf life of their products while offering safer, more convenient and lower cost products to their foodservice customers. We anticipate that these trends will continue to drive demand for fresh-cut produce.

       Our acquisition of Fresh Express is an important step in our strategy to become a leading national processor of fresh-cut produce. In particular, our key strategies to leverage the Fresh Express acquisition include the following:

       - Continue to build, grow and maintain Fresh Express' distinctive customer relationships;

       - Increase sales through cross-selling of products;

       - Enhance geographic coverage through the addition of Fresh Express' processing facilities;

       - Continue leadership in product innovation and development; and

       - Enhance purchasing leverage through integrated procurement.

       Our acquisition agreement with Fresh Express contains customary conditions to closing. We cannot assure you that these conditions to closing will be satisfied, that the acquisition will close or that the terms of the acquisition will not be modified from those described in this prospectus supplement.

       The summary of selected provisions of the acquisition agreement appearing above is not complete and is qualified in its entirety by the acquisition agreement, which is incorporated by reference as an exhibit to one of the documents incorporated by reference into the accompanying prospectus. We urge you to read the acquisition agreement for a more complete description of the acquisition.

                              RECENT ACQUISITIONS

SPRINGFIELD FOODSERVICE CORPORATION

       On September 10, 2001, we acquired all the outstanding common stock of Springfield Foodservice Corporation through the merger of Springfield with and into a newly-formed, wholly owned subsidiary of ours. The purchase price for Springfield was approximately $80.7 million. We paid $39.8 million of the purchase price by issuing 1,270,652 shares of our common stock to the shareholders of Springfield and the remaining $40.9 million in cash. The purchase price is subject to a possible post-closing reduction, based on a review of Springfield's stockholders' equity as of the closing date. Accordingly, the purchase price for Springfield may be less than $80.7 million. In addition, in connection with the acquisition, we entered into an earnout agreement under which we will be required to pay a former shareholder of Springfield up to $3.9 million as additional purchase price over a three-year period if Springfield achieves certain operating targets, payable in cash and shares of our common stock. Although we are currently leasing the land and buildings which comprise Springfield's operating facility from an entity owned by one of its former shareholders, we are required to purchase the facility for a purchase price not to exceed $6.3 million if certain conditions with respect to the real property are satisfied.

       According to data provided by a foodservice industry publication, Springfield is the largest independent foodservice distributor headquartered in New England based on its net sales for its fiscal year ended March 31, 2001. Springfield provides products and services from a 140,000 square foot facility located in Springfield, Massachusetts to traditional foodservice accounts in New England and portions of New York State. We believe that adding Springfield will allow us to develop a contiguous Northeast market by connecting the regions presently served by our NorthCenter and AFI operating companies and adds a distributor with a history of growth in a densely-populated market. For its fiscal year ended March 31, 2001, Springfield had net sales of approximately $137.0 million, after adjusting Springfield's historical net sales to conform to our existing revenue recognition policies.

       We accounted for the acquisition of Springfield as a purchase. Accordingly, we have included Springfield in our consolidated results of operations beginning September 10, 2001, the closing date of the acquisition.

EMPIRE SEAFOOD HOLDING CORP.

       On April 2, 2001, we acquired all of the outstanding common stock of Empire Seafood Holding Corp. and Empire Imports, Inc., which we refer to collectively herein as "Empire Seafood." The purchase price paid for Empire Seafood was approximately $75.0 million, of which $41.8 million was paid in cash, $13.6 million was paid in promissory notes and $19.6 million was paid through the issuance of 802,558 shares of our common stock. In addition, in connection with the acquisition, we entered into an earnout agreement under which we will be required to pay certain former shareholders of Empire Seafood up to $7.5 million as additional purchase price over a three-year period if Empire Seafood achieves certain operating targets, payable in cash and shares of our common stock.

       Based in Miami, Florida, Empire Seafood is a leading distributor and processor of seafood, marketing a broad array of quality seafood directly to cruise lines, independent restaurants and other foodservice operators, primarily in Florida. We believe that Empire Seafood broadens our offering of seafood, an important "center-of-the-plate" product category, to our street and chain customers and will provide us with additional purchasing leverage in this product category.

       We accounted for the acquisition of Empire Seafood as a purchase. Accordingly, we have included Empire Seafood in our consolidated results of operations since April 2, 2001, the closing date of the acquisition.

                                  THE OFFERING

       The following is a brief summary description of some of the terms of the notes. For a more complete description of the terms of the notes, see "Description of the Notes" in this prospectus supplement and "Description of Debt Securities" in the accompanying prospectus.

Issuer..............................     Performance Food Group Company.

Notes offered.......................     $125,000,000 aggregate principal amount
                                         of    % convertible subordinated notes
                                         due 2008, plus up to an additional
                                         $18,750,000 aggregate principal amount
                                         of notes if the underwriters'
                                         over-allotment option is exercised in
                                         full.

Maturity............................               , 2008.

Interest............................       % per annum of the principal amount
                                         of the notes, payable semiannually in
                                         arrears on           and           ,
                                         beginning           , 2002.

Conversion rights...................     The notes are convertible, at the
                                         option of the holder, at any time on or
                                         prior to maturity into shares of our
                                         common stock at a conversion price of
                                         $       per share, which is equal to a
                                         conversion rate of approximately
                                                shares of common stock per
                                         $1,000 principal amount of notes. The
                                         conversion price is subject to
                                         adjustment. See "Description of the
                                         Notes -- Conversion Rights."

Ranking.............................     The notes will be our general unsecured
                                         obligations and will be subordinated in
                                         right of payment to all of our existing
                                         and future Senior Indebtedness, as
                                         defined. Because the notes are
                                         subordinated, in the event of our
                                         bankruptcy, liquidation or dissolution,
                                         holders of the notes will not receive
                                         any payment until holders of our Senior
                                         Indebtedness have been paid in full.
                                         The subordination provisions in the
                                         indenture also prohibit us, subject to
                                         specified terms and conditions, from
                                         making any payment on the notes if a
                                         payment default with respect to, or
                                         other default permitting acceleration
                                         of, certain types of Senior
                                         Indebtedness has occurred and is
                                         continuing.

                                         As of June 30, 2001, on a pro forma
                                         basis after giving effect to the
                                         acquisition of Fresh Express at an
                                         assumed acquisition price of $301.1
                                         million, the issuance of notes and
                                         common stock in this offering and the
                                         concurrent offering, the incurrence of
                                         $60.3 million of additional borrowings
                                         under our credit facility, and the
                                         application of the estimated net
                                         proceeds of this offering and the
                                         concurrent offering and the proceeds of
                                         those additional borrowings to pay the
                                         acquisition price of Fresh Express as
                                         if those transactions had occurred on
                                         that date, we would have had (on an
                                         unconsolidated basis) approximately
                                         $274.6 million aggregate principal
                                         amount of outstanding Senior
                                         Indebtedness. This amount does
                                         not take into account approximately
                                         $25.0 million aggregate principal
                                         amount of Senior Indebtedness that we
                                         incurred under our credit facility on
                                         September 10, 2001 in connection with
                                         our recent acquisition of Springfield,
                                         nor does it take into account the
                                         repayment of approximately $60.0
                                         million aggregate principal amount of
                                         Senior Indebtedness under our credit
                                         facility on July 3, 2001 with the
                                         proceeds received under our new
                                         receivables purchase facility. In
                                         addition, at December 30, 2000 we were
                                         obligated under operating lease
                                         agreements entered into under our
                                         master operating lease facilities or
                                         guarantees of those operating lease
                                         agreements to make or guarantee future
                                         minimum lease payments aggregating (on
                                         an unconsolidated basis) approximately
                                         $8.8 million through 2005. Our
                                         obligations under these leases and
                                         guarantees constitute Senior
                                         Indebtedness for purposes of the notes,
                                         although these obligations are not
                                         reflected as indebtedness on our
                                         balance sheet and therefore are not
                                         included in the amount of our pro forma
                                         Senior Indebtedness as of June 30, 2001
                                         appearing above. The indenture under
                                         which the notes will be issued will not
                                         prevent us from incurring Senior
                                         Indebtedness and will not prevent us or
                                         our subsidiaries from incurring other
                                         indebtedness, lease obligations or
                                         other liabilities.

                                         The notes will be effectively
                                         subordinated to all existing and future
                                         indebtedness, guarantees, lease
                                         obligations and other liabilities of
                                         our subsidiaries. As of June 30, 2001,
                                         on a pro forma basis after giving
                                         effect to the acquisition of Fresh
                                         Express at an assumed acquisition price
                                         of $301.1 million, the issuance of
                                         notes and common stock in this offering
                                         and the concurrent offering, the
                                         incurrence of $60.3 million of
                                         additional borrowings under our credit
                                         facility, and the application of the
                                         estimated net proceeds of this offering
                                         and the concurrent offering and the
                                         proceeds of those additional borrowings
                                         to pay the acquisition price of Fresh
                                         Express as if those transactions had
                                         occurred on that date, our consolidated
                                         subsidiaries would have had
                                         approximately $400.2 million of
                                         outstanding indebtedness and other
                                         liabilities, excluding intercompany
                                         liabilities. In addition, at December
                                         30, 2000 our consolidated subsidiaries
                                         were obligated under operating lease
                                         agreements, including leases entered
                                         into pursuant to our master operating
                                         lease facilities for which Performance
                                         Food Group is guarantor, to make future
                                         minimum lease payments aggregating
                                         approximately $60.2 million through
                                         2005 and approximately $24.5 million
                                         after that date. The operating lease
                                         obligations of our subsidiaries will
                                         increase substan-
                                         tially as a result of our acquisition
                                         of Springfield and upon completion of
                                         our pending acquisition of Fresh
                                         Express. The notes will also be
                                         effectively subordinated to the
                                         undivided interests owned by a third
                                         party financial institution in
                                         receivables purchased from our
                                         operating units pursuant to our
                                         receivables purchase facility.

Optional redemption.................     We may redeem the notes for cash, in
                                         whole or in part, at any time on or
                                         after           , 2004 at the
                                         redemption prices listed in this
                                         prospectus supplement, plus accrued and
                                         unpaid interest to the redemption date.
                                         See "Description of the
                                         Notes -- Optional Redemption by
                                         Performance Food Group."

Change of control...................     Upon a Change of Control, as defined,
                                         each holder of the notes may require us
                                         to repurchase some or all of its notes
                                         at a repurchase price equal to 100% of
                                         the principal amount of the notes plus
                                         accrued and unpaid interest to the
                                         repurchase date. The repurchase price
                                         is payable, at our option:

                                         - in cash; or

                                         - subject to the satisfaction of
                                           specified conditions, in our common
                                           stock. The number of shares of common
                                           stock will equal the repurchase price
                                           divided by 95% of the average of the
                                           closing prices, as defined, of the
                                           common stock for the five consecutive
                                           trading days immediately preceding
                                           and including the third trading day
                                           prior to the repurchase date.

                                         See "Description of the Notes -- Change
                                         of Control Permits Purchase of Notes at
                                         the Option of the Holder."

Book-entry notes....................     The notes will be issued in book-entry
                                         form in minimum denominations of $1,000
                                         and integral multiples of $1,000. The
                                         notes will be represented by one or
                                         more fully registered permanent global
                                         notes without coupons deposited with a
                                         custodian for, and registered in the
                                         name of a nominee of, The Depository
                                         Trust Company, as depositary for the
                                         notes. Except under the limited
                                         circumstances described in the
                                         accompanying prospectus, purchasers
                                         will not be entitled to receive notes
                                         in definitive certificated form.

Trading.............................     The notes are a new issue of securities
                                         with no established trading market. We
                                         do not intend to apply for listing of
                                         the notes on any securities exchange or
                                         for quotation of the notes on any
                                         automated quotation system. The
                                         underwriters have advised us that they
                                         presently intend to make a market in
                                         the notes after completion of this
                                         offering. However, they are under
                                         no obligation to do so and may
                                         discontinue any market-making
                                         activities at any time without notice.
                                         We cannot assure you that an active
                                         trading market for the notes will
                                         develop or as to the liquidity of any
                                         trading market for the notes that may
                                         develop. If an active trading market
                                         for the notes does not develop, the
                                         market price and liquidity of the notes
                                         may be adversely affected.

Use of proceeds.....................     We estimate that the net proceeds from
                                         this offering will be approximately
                                         $120.9 million, or approximately $139.1
                                         million if the underwriters'
                                         over-allotment option in this offering
                                         is exercised in full. We estimate that
                                         the net proceeds from the common stock
                                         offering will be approximately $119.8
                                         million, or approximately $137.9
                                         million if the underwriters'
                                         over-allotment option in the common
                                         stock offering is exercised in full, in
                                         each case based upon an assumed
                                         offering price of $27.51 per share. We
                                         intend to use the net proceeds of this
                                         offering and the common stock offering,
                                         together with additional borrowings
                                         under our credit facility, to finance
                                         the acquisition price of Fresh Express.
                                         The closing of this offering is
                                         conditioned upon the concurrent closing
                                         of that acquisition and the common
                                         stock offering.

Risk factors........................     See "Risk Factors" and the other
                                         information included and incorporated
                                         or deemed to be incorporated by
                                         reference in this prospectus supplement
                                         and the accompanying prospectus for a
                                         discussion of factors you should
                                         carefully consider before deciding to
                                         invest in the notes.

Nasdaq Stock Market's National
Market symbol for our common
stock...............................     PFGC

Common stock outstanding after the
common stock offering...............     42,604,240 shares, or 43,294,240 shares
                                         if the over-allotment option granted to
                                         the underwriters in the common stock
                                         offering is exercised in full.

       The number of shares of our common stock outstanding after the common stock offering is based upon our shares outstanding as of September 25, 2001 and excludes a total of 5,860,304 shares reserved for issuance under our stock purchase plan and stock option plans at that date and shares of common stock reserved for issuance upon conversion of notes being offered in the notes offering. Options to purchase 3,950,020 shares of common stock at a weighted average exercise price of $14.73 per share were outstanding under our stock option plans as of September 25, 2001. We anticipate that, in connection with our acquisition of Fresh Express, we will issue options to purchase approximately 130,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the closing date of the acquisition to employees of Fresh Express.

                        CONCURRENT COMMON STOCK OFFERING

       Concurrently with this offering, we are also offering 4,600,000 shares of our common stock, plus up to an additional 690,000 shares issuable pursuant to the over-allotment option granted to the underwriters in the common stock offering, under a separate prospectus supplement.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

       Set forth below is summary consolidated financial data of Performance Food Group for the periods indicated. The summary consolidated financial data of Performance Food Group as of and for years 1996, 1997, 1998, 1999 and 2000 are derived from the audited consolidated financial statements of Performance Food Group, which were audited by KPMG LLP. The consolidated financial statements as of the years ended 1999 and 2000 and for the years 1998, 1999 and 2000, and the report of KPMG LLP on those financial statements, are included elsewhere in this prospectus supplement. The summary consolidated financial data as of and for the six-month periods ended July 1, 2000 and June 30, 2001 are derived from unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring items, which our management considers necessary for a fair presentation of our financial position and results of operations for these periods. The financial condition and results of operations as of and for the six months ended June 30, 2001 do not purport to be indicative of the financial condition or results of operations to be expected as of or for the fiscal year ending December 29, 2001. The unaudited condensed consolidated financial statements as of June 30, 2001 and for the six-month periods ended July 1, 2000 and June 30, 2001 are included elsewhere in this prospectus supplement. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus supplement.

       In February 1999, one of our subsidiaries merged with NorthCenter Foodservice Corporation. The merger was accounted for as a pooling-of-interests and resulted in the issuance of approximately 1,700,000 shares of our common stock in exchange for all of the outstanding stock of NorthCenter. Our consolidated financial statements for periods prior to the merger have been restated to include the accounts and results of operations of NorthCenter.

       All of the fiscal years shown below had 52 weeks, except that 1998 had 53 weeks. As a result, some of the variations reflected in the following data may be attributed to the different lengths of the fiscal years. The six-month periods ended July 1, 2000 and June 30, 2001 each had 26 weeks.

                                                                                                           SIX MONTHS ENDED
                                                                                                        -----------------------
                                                                                                         JULY 1,      JUNE 30,
                                      1996         1997          1998          1999          2000          2000         2001
                                    ---------   -----------   -----------   -----------   -----------   ----------   ----------
                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, RATIOS AND PERCENTAGES)          (UNAUDITED)
STATEMENT OF EARNINGS DATA:
Net sales.........................  $864,219    $1,331,002    $1,721,316    $2,055,598    $2,605,468    $1,234,353   $1,518,297
Cost of goods sold................   740,009     1,159,593     1,491,079     1,773,632     2,253,277     1,069,965    1,314,306
                                    --------    ----------    ----------    ----------    ----------    ----------   ----------
  Gross profit....................   124,210       171,409       230,237       281,966       352,191       164,388      203,991
Operating expenses................   103,568       146,344       198,646       242,625       302,176       144,436      172,035
                                    --------    ----------    ----------    ----------    ----------    ----------   ----------
  Operating profit................    20,642        25,065        31,591        39,341        50,015        19,952       31,956
Other income (expense):
  Interest expense................    (1,346)       (2,978)       (4,411)       (5,388)       (6,593)       (2,888)      (3,803)
  Nonrecurring merger expenses....        --            --            --        (3,812)           --            --           --
  Gain on sale of investment......        --            --            --           768            --            --           --
  Other, net......................       176           111           195           342           (66)           40         (458)
                                    --------    ----------    ----------    ----------    ----------    ----------   ----------
  Other expense, net..............    (1,170)       (2,867)       (4,216)       (8,090)       (6,659)       (2,848)      (4,261)
                                    --------    ----------    ----------    ----------    ----------    ----------   ----------
Earnings before income taxes......    19,472        22,198        27,375        31,251        43,356        17,104       27,695
Income tax expense................     7,145         8,298         9,965        12,000        16,475         6,500       10,524
                                    --------    ----------    ----------    ----------    ----------    ----------   ----------
  Net earnings....................  $ 12,327    $   13,900    $   17,410    $   19,251    $   26,881    $   10,604   $   17,171
                                    ========    ==========    ==========    ==========    ==========    ==========   ==========

                                                   (footnotes on following page)

                                                                                                           SIX MONTHS ENDED
                                                                                                        -----------------------
                                                                                                         JULY 1,      JUNE 30,
                                      1996         1997          1998          1999          2000          2000         2001
                                    ---------   -----------   -----------   -----------   -----------   ----------   ----------
                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, RATIOS AND PERCENTAGES)          (UNAUDITED)
Weighted average common shares
  outstanding.....................    24,118        25,621        26,796        27,544        28,336        27,862       36,066
Basic net earnings per common
  share...........................  $   0.51    $     0.54    $     0.65    $     0.70    $     0.95    $     0.38   $     0.48
Pro forma basic net earnings per
  common share(1)(2)..............  $   0.49    $     0.53    $     0.63    $     0.77    $     0.95    $     0.38   $     0.48
Weighted average common shares and
  dilutive potential common shares
  outstanding.....................    25,072        26,683        27,850        28,437        29,539        28,771       37,383
Diluted net earnings per common
  share...........................  $   0.49    $     0.52    $     0.63    $     0.68    $     0.91    $     0.37   $     0.46
Pro forma diluted net earnings per
  common share(1)(2)..............  $   0.47    $     0.51    $     0.60    $     0.75    $     0.91    $     0.37   $     0.46
OTHER DATA:
Ratio of earnings to fixed
  charges(3)......................      13.5x          8.5x          5.8x          5.5x          5.4x          4.9x         5.7x
EBITDA(4).........................  $ 26,770    $   33,657    $   43,092    $   53,478    $   67,892    $   28,233   $   44,858
Capital expenditures..............  $  9,703    $    9,054    $   26,663    $   26,006    $   30,992    $   16,923   $   13,791
BALANCE SHEET DATA (END OF
  PERIOD):
Working capital(5)................  $ 49,397    $   60,131    $   63,280    $   70,879    $   96,470    $   74,843   $   84,283
Property, plant and equipment,
  net.............................  $ 61,884    $   78,006    $   93,402    $  113,930    $  143,142    $  123,831   $  147,256
Total assets......................  $202,807    $  308,945    $  387,712    $  462,045    $  709,696    $  502,140   $  782,173
Total debt(6).....................  $ 16,948    $   55,615    $   75,102    $   93,107    $  116,458    $  105,778   $  142,502
Shareholders' equity..............  $105,468    $  137,949    $  157,085    $  189,344    $  357,717    $  189,835   $  399,102
Debt-to-capital ratio(6)(7).......      13.8%         28.7%         32.3%         33.0%         24.6%         35.8%        26.3%

---------------

(1) Pro forma adjustments to net earnings per common share add back nonrecurring merger expenses in 1999 equal to $3.8 million before taxes, or $.08 per share of common stock after taxes, related to our acquisition of NorthCenter and adjust income taxes as if NorthCenter, which merged with one of our subsidiaries in February 1999, were taxed as a C-corporation for income tax purposes rather than as an S-corporation for periods prior to the merger. As an S-corporation, NorthCenter was not subject to income tax for periods prior to the merger. NorthCenter became subject to income taxes for all periods following the merger. This pro forma data does not give effect to our proposed acquisition of Fresh Express nor does it give pro forma effect to any other acquisitions. See "-- Pending Acquisition of Fresh International Corp.," "-- Recent Acquisitions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Business Combinations."
(2) 1999 excludes a nonrecurring gain of $768,000 before taxes, or $.02 per share of common stock after taxes, on the sale of an investment.
(3) The ratio of earnings to fixed charges has been computed by dividing earnings, which consist of consolidated net income plus income taxes and fixed charges, except capitalized interest, by fixed charges, which consist of consolidated interest on indebtedness, including capitalized interest, amortization of debt discount and issuance cost, and the estimated portion of rental expenses deemed to be equivalent to interest.
(4) EBITDA means operating profit plus depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by accounting principles generally accepted in the United States, or GAAP, and should not be considered as an alternative to net earnings as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity. EBITDA is presented to provide additional information with respect to our historical ability to meet our debt service, capital expenditures, rental and working capital requirements.
(5) On July 3, 2001, we entered into a $90 million receivables purchase facility under which we have sold and in the future intend to sell undivided interests in some of our receivables to a financial institution. These sales have resulted in a decrease in our current assets and working capital subsequent to June 30, 2001 because we used $60.0 million of the proceeds from the sale to repay borrowings under our credit facility.

(6) Total debt is the sum of short-term and long-term debt, but does not include our obligations under our $115 million master operating lease facilities which we use to finance the construction or purchase of distribution centers and office buildings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and the notes to our consolidated financial statements included elsewhere in this prospectus supplement for additional information about these facilities.
(7) The debt-to-capital ratio has been computed by dividing the amount of our total debt by the sum of our total debt plus shareholders' equity as of the end of each period, and expressing the result as a percentage.

       SUMMARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

       Set forth below is summary historical condensed consolidated financial data and summary unaudited pro forma condensed consolidated financial data as of and for the periods indicated. The summary historical consolidated financial data of Performance Food Group for 2000 and as of and for the six months ended June 30, 2001 are derived from consolidated financial statements of Performance Food Group included elsewhere herein as described above under "Summary Consolidated Financial Data." The results of operations and financial condition as of and for the six months ended June 30, 2001 do not purport to be indicative of the results of operations or financial condition to be expected as of or for the fiscal year ending December 29, 2001.

       The summary unaudited pro forma condensed consolidated statement of earnings and other data give effect to:

       - our acquisition of Fresh Express at an assumed acquisition price of $301.1 million payable in cash;

       - the sale of 4,600,000 shares of our common stock in the common stock offering and our receipt of $119.8 million in estimated net proceeds, after deducting the underwriting discount and estimated expenses of the offering, based on an assumed public offering price of $27.51 per share;

       - the sale of $125.0 million aggregate principal amount of notes in the notes offering and our receipt of $120.9 million in estimated net proceeds, after deducting the underwriting discount and estimated expenses of the offering;

       - our incurrence of $60.3 million of additional borrowings under our credit facility; and

       - the application of the estimated net proceeds from this offering and the concurrent offering and the proceeds from the additional borrowings referred to above to pay the acquisition price of Fresh Express;

as if all of those transactions had occurred on the first day of the earliest period presented. The actual purchase price for Fresh Express is subject to adjustments, which are payable in cash, based upon, among other things, Fresh Express' net worth as of the closing date. We currently estimate that we will have to pay approximately $16.0 million in additional purchase price as a result of this net worth adjustment, which amount has been included in the assumed acquisition price of $301.1 million and in the following pro forma financial data. This amount may be increased or decreased subsequent to the closing date based upon a post-closing review of Fresh Express' net worth as of the closing date. In addition, in connection with the Fresh Express acquisition, we will be required to pay up to $10.0 million in cash as additional purchase price if Fresh Express achieves certain operating targets during a three-year period following closing. Accordingly, the total purchase price that we pay to acquire Fresh Express and the amount of borrowings that we incur under our credit facility to pay a portion of the purchase price may be more or less than the amounts assumed for purposes of this pro forma financial data.

       The summary unaudited pro forma condensed consolidated statement of earnings and other data for 2000 combines the consolidated historical results of operations of Performance Food Group for 2000 with the consolidated historical results of operations of Fresh Express for its fiscal year ended February 28, 2001. The summary unaudited pro forma condensed consolidated statement of earnings and other data for the six months ended June 30, 2001 combines the consolidated historical results of operations of Performance Food Group for that six-month period with the consolidated historical results of operations of Fresh Express for the six months ended June 30, 2001. The summary unaudited pro forma condensed consolidated balance sheet data as of June 30, 2001 combines the consolidated historical balance sheet of Performance Food Group as of that date with the consolidated historical balance sheet of Fresh Express as of that date and gives effect to the transactions described above as if those transactions had been completed as of that date. We will account for our acquisition of Fresh Express under the purchase method of accounting.

       The pro forma financial data appearing below is based upon a number of assumptions and estimates and is subject to uncertainties, and that data does not purport to be indicative of the actual results of operations or financial condition that would have occurred had the transactions described above in fact occurred on the dates indicated, nor does it purport to be indicative of the results of operations or financial condition that we may achieve in the future. In particular, sales to foodservice distributors represented approximately 13.7% of Fresh Express' consolidated revenues for its 2000 fiscal year and approximately 12.8% of its consolidated revenues for the six months ended June 30, 2001. We believe that, because some of these foodservice distributor customers may view us as a competitor, Fresh Express could lose the business of some of these customers. The pro forma financial data appearing below does not reflect this potential loss of revenue. In addition, Fresh Express has advised us that it recently received notice from one of its customers, which represented approximately $14.9 million of Fresh Express' revenues during its 2000 fiscal year, that this customer will begin buying from another producer of packaged, ready-to-eat salads. This pro forma data also does not reflect the expected loss of revenue from this customer. See "Risk Factors -- We may not achieve expected benefits from the Fresh Express and Springfield acquisitions." In addition, the pro forma financial data appearing below does not give pro forma effect to our acquisition of Springfield, which was completed on September 10, 2001, our acquisition of Empire Seafood, which was completed on April 2, 2001, our acquisition of Redi-Cut, which was completed on December 13, 2000, or our acquisition of Carroll County Foods, Inc., which was completed on August 4, 2000. See "-- Recent Acquisitions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Business Combinations."

       Fresh International Corp. and one of its subsidiaries have been taxed as S-corporations for federal income tax purposes, which means that they were not subject to federal income taxes and that Fresh Express' historical financial statements do not include a provision for federal income taxes for Fresh International and this subsidiary. Upon completion of the pending acquisition, Fresh International and its subsidiary that was previously taxed as an S-corporation will become subject to federal income tax. The following summary pro forma condensed consolidated financial data adjust income taxes as if Fresh International and all of its subsidiaries had been subject to federal income taxes during all of the periods presented.

       The pro forma financial data should be read in conjunction with the pro forma condensed consolidated financial statements and the related notes appearing below under "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and related notes included elsewhere in this prospectus supplement and the historical financial statements of Fresh Express and the related notes incorporated by reference in the accompanying prospectus.

                                                                                      SIX MONTHS ENDED
                                                                  2000                  JUNE 30, 2001
                                                         -----------------------   -----------------------
                                                         HISTORICAL   PRO FORMA    HISTORICAL   PRO FORMA
                                                         ----------   ----------   ----------   ----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS,
                                                                      RATIOS AND PERCENTAGES)
STATEMENT OF EARNINGS DATA:
Net sales..............................................  $2,605,468   $3,114,873   $1,518,297   $1,793,190
Cost of goods sold.....................................   2,253,277    2,664,097    1,314,306    1,525,830
                                                         ----------   ----------   ----------   ----------
  Gross profit.........................................     352,191      450,776      203,991      267,360
Operating expenses.....................................     302,176      386,433      172,035      216,018
                                                         ----------   ----------   ----------   ----------
  Operating profit.....................................      50,015       64,343       31,956       51,342
Other income (expense):
  Interest expense.....................................      (6,593)     (18,518)      (3,803)      (9,419)
  Other, net...........................................         (66)         (66)        (458)        (458)
                                                         ----------   ----------   ----------   ----------
    Other expense, net.................................      (6,659)     (18,584)      (4,261)      (9,877)
                                                         ----------   ----------   ----------   ----------

                                                   (footnotes on following page)

                                                                                      SIX MONTHS ENDED
                                                                  2000                  JUNE 30, 2001
                                                         -----------------------   -----------------------
                                                         HISTORICAL   PRO FORMA    HISTORICAL   PRO FORMA
                                                         ----------   ----------   ----------   ----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS,
                                                                      RATIOS AND PERCENTAGES)
Earnings before income taxes...........................      43,356       45,759       27,695       41,465
Income tax expense.....................................      16,475       17,388       10,524       15,757
                                                         ----------   ----------   ----------   ----------
    Net earnings.......................................  $   26,881   $   28,371   $   17,171   $   25,708
                                                         ==========   ==========   ==========   ==========
Weighted average common shares outstanding.............      28,336       32,936       36,066       40,666
Basic net earnings per common share....................  $     0.95   $     0.86   $     0.48   $     0.63
Weighted average common shares and dilutive potential
  common shares outstanding............................      29,539       34,139       37,383       41,983
Diluted net earnings per common share..................  $     0.91   $     0.83   $     0.46   $     0.61
OTHER DATA:
Ratio of earnings to fixed charges(1)..................         5.4x         3.1x         5.7x         4.6x
EBITDA(2)..............................................  $   67,892   $  105,364   $   44,858   $   76,232
Capital expenditures...................................  $   30,992   $   40,089   $   13,791   $   17,850

                                                                                        JUNE 30, 2001
                                                                                   -----------------------
                                                                                   HISTORICAL   PRO FORMA
                                                                                   ----------   ----------
                                                                                    (IN THOUSANDS, EXCEPT
                                                                                        PERCENTAGES)
BALANCE SHEET DATA (END OF PERIOD):
Working capital(3)..............................................................   $   84,283   $  115,604
Property, plant and equipment, net..............................................   $  147,256   $  223,537
Total assets....................................................................   $  782,173   $1,130,918
Total debt(4)...................................................................   $  142,502   $  327,834
Shareholders' equity............................................................   $  399,102   $  518,944
Debt-to-capital ratio(4)(5).....................................................         26.3%        38.7%

---------------

(1) The ratio of earnings to fixed charges has been computed by dividing earnings, which consist of consolidated net income plus income taxes and fixed charges, except capitalized interest, by fixed charges, which consist of consolidated interest on indebtedness, including capitalized interest, amortization of debt discount and issuance cost, and the estimated portion of rental expenses deemed to be equivalent to interest.
(2) EBITDA means operating profit plus depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an alternative to net earnings as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity. EBITDA is presented to provide additional information with respect to our historical ability to meet our debt service, capital expenditures, rental and working capital requirements.
(3) On July 3, 2001, we entered into a $90 million receivables purchase facility under which we have sold and in the future intend to sell undivided interests in some of our receivables to a financial institution. These sales have resulted in a decrease in our current assets and working capital subsequent to June 30, 2001 because we used $60.0 million of the proceeds from the sale to repay borrowings under our credit facility.
(4) Total debt is the sum of short-term and long-term debt, but does not include our obligations under our $115 million master operating lease facilities which we use to finance the construction or purchase of distribution centers and office buildings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and the notes to our consolidated financial statements included elsewhere in this prospectus supplement for additional information about these facilities.
(5) The debt-to-capital ratio has been computed by dividing the amount of our total debt by the sum of our total debt plus shareholders' equity as of the end of each period, and expressing the result as a percentage.

                                  RISK FACTORS

       You should carefully consider the risks described below, as well as other information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference in the accompanying prospectus, before buying securities in this offering. If any of the events described below occurs, our business, financial condition or results of operations could be materially harmed, the trading price of the securities offered by this prospectus supplement could decline and you may lose all or part of your investment.

FOODSERVICE DISTRIBUTION IS A LOW-MARGIN BUSINESS AND MAY BE SENSITIVE TO ECONOMIC CONDITIONS.

       We operate in the foodservice distribution industry, which is characterized by a high volume of sales with relatively low profit margins. A significant portion of our sales are at prices that are based on product cost plus a percentage markup. As a result, our results of operations may be negatively impacted when the price of food goes down, even though our percentage markup may remain constant. The foodservice industry may also be sensitive to national and regional economic conditions, and the demand for our foodservice products has been adversely affected from time to time by economic downturns. In addition, our operating results are particularly sensitive to, and may be materially adversely impacted by, difficulties with the collectibility of accounts receivable, inventory control, price pressures, severe weather conditions and increases in wages or other labor costs, energy costs and fuel or other transportation-related costs. There can be no assurance that one or more of these factors will not adversely affect our future operating results. We have experienced losses due to the uncollectibility of accounts receivable in the past and could experience such losses in the future. In addition, although we have sought to limit the impact of the recent increases in fuel prices by imposing fuel surcharges on our customers, we cannot assure you that increases in fuel prices will not adversely affect our results of operations.

THE RECENT SLOWDOWN IN THE ECONOMY AND RECENT TERRORIST ATTACKS IN THE U.S. MAY HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

       As described in the preceding risk factor, the foodservice distribution industry may be sensitive to economic downturns and may be adversely impacted by increases in fuel and other transportation-related costs. The recent economic slowdown and the terrorist attacks in the U.S. have adversely affected our rate of sales growth. Further softening in the U.S. economy could have a material adverse effect on our sales and results of operations. In addition, while we cannot predict the impact of the recent terrorist attacks on the U.S. economy generally, the foodservice distribution industry or our business, either a decrease in the level of consumption of "food-away-from-home" or increases in costs associated with our operations could have a material adverse effect on our results of operations.

WE RELY ON MAJOR CUSTOMERS.

       We derive a substantial portion of our net sales from customers within the restaurant industry, particularly certain chain customers. Net sales to Outback Steakhouse accounted for 16.3% of our consolidated net sales in both the six months ended June 30, 2001 and 2000. Net sales to Cracker Barrel Old Country Store accounted for 14.6% of our consolidated net sales in the six months ended June 30, 2001 and 16.1% of our consolidated net sales in 2000. Sales to these customers by our customized segment generally have lower operating margins than sales to customers in other areas of our business. We do not have agreements requiring these or other customers to purchase any specified amount of goods from us, although the prices paid by them may depend on the level of their purchases, nor do we have any assurance as to the level of future purchases by our customers. Likewise, our customers generally have the ability to stop buying from us at any time, with some customers being required to give us advance notice of their intent to stop buying. A material decrease in sales to any of our major customers or the loss of any of our major customers would have a material adverse impact on our operating results. In addition, to the extent we add new customers, whether following the loss of existing customers or otherwise, we may incur substantial start-up expenses in initiating services to new customers. Also, certain of our customers have from time to time experienced bankruptcy, insolvency, and/or an inability to pay debts to us as they come due, and similar events in the future could have a material adverse impact on our operating results. In particular, we believe that one of our customers, who accounted for approximately 4.0% of our consolidated net sales in the six months ended June 30, 2001, may be experiencing financial difficulties; therefore, this customer pays for its purchases upon delivery.

OUR GROWTH IS DEPENDENT ON OUR ABILITY TO COMPLETE ACQUISITIONS AND INTEGRATE OPERATIONS OF ACQUIRED BUSINESSES.

       A significant portion of our historical growth has been achieved through acquisitions of other foodservice distributors, and our growth strategy includes additional acquisitions. There can be no assurance that we will be able to make acquisitions in the future or that any acquisitions we do make will be successful. Furthermore, there can be no assurance that future acquisitions will not have a material adverse effect upon our operating results, particularly in periods immediately following the consummation of those transactions while the operations of the acquired business are being integrated into our operations.

       In connection with the acquisitions of other businesses in the future, we may decide to consolidate the operations of any acquired business with our existing operations or make other changes with respect to the acquired business, which could result in special charges or other expenses. Our results of operations also may be adversely affected by expenses we incur in making acquisitions, by amortization of acquisition-related intangible assets with definite lives, and by additional depreciation expenses attributable to acquired assets. Any of the businesses we acquire may also have liabilities or adverse operating issues, including some that we fail to discover before the acquisition, and our indemnity for such liabilities typically has been limited and may, with respect to future acquisitions, also be limited. Although the current owners of Fresh Express, and the former owners of Springfield and Empire Seafood, have agreed to indemnify us for any breach of the representations they made in their respective acquisition agreements, the maximum amount of their indemnity is generally limited to $15.0 million, $5.9 million and $5.0 million, respectively.

       In addition, our ability to make any future acquisitions may depend upon obtaining additional financing. Our current credit facility expires in March 2002, and there can be no assurance that we will be able to renew or replace this credit facility or otherwise obtain additional financing on acceptable terms or at all. Although we anticipate that we will be able to renew or replace our credit facility prior to its expiration in March 2002 and our $90 million receivables purchase facility prior to its expiration in July 2002, any failure to do so will likely have a material adverse effect on our business.

       Our debt service obligations will increase substantially upon completion of the notes offering and, if we obtain additional debt financing in the future, our debt service obligations may further increase, perhaps substantially. Our existing debt instruments contain, and the terms of any additional debt financing we obtain in the future may contain, financial covenants and other restrictions that limit our operating flexibility, limit our flexibility in planning for and reacting to changes in our business and make us more vulnerable to economic downturns and competitive pressures. To the extent that we seek to acquire other businesses in exchange for our common stock, fluctuations in our stock price could have a material adverse effect on our ability to complete acquisitions. Likewise, the issuance of our common stock in connection with acquisitions could be dilutive to our shareholders.

       In July 2001, the Financial Accounting Standards Board issued SFAS No. 142, Goodwill and Other Intangible Assets. The provisions of SFAS No. 142 state that goodwill recorded in connection with both previously completed and future acquisitions will no longer be amortized and that goodwill and other intangible assets with indefinite lives must be tested for impairment upon adoption of this accounting standard and at least annually thereafter. We will be required to adopt the provisions of SFAS No. 142 with our fiscal year beginning December 30, 2001; except that SFAS No. 142 will be effective beginning July 1, 2001 for goodwill and other intangible assets resulting from business combinations accounted for as purchases completed after June 30, 2001, including our acquisition of Springfield and our pending acquisition of Fresh Express. Under this accounting standard, we will be required to perform an assessment of whether goodwill and other intangible assets with indefinite lives are impaired as of December 30, 2001. Following that assessment, any transitional impairment loss will be recognized as a cumulative effect of a change in accounting principle in our consolidated statement of earnings. Thereafter, we will be required to compare periodically the fair value of each of our reporting units to its book value. If the fair value is lower than the book value, we will test goodwill and other intangible assets for impairment, and any resulting impairment will be recognized as an expense in our consolidated statement of earnings in the applicable period. If goodwill and other intangible assets resulting from acquisitions are found to be impaired, the resulting expense will adversely affect our results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Recently Issued Accounting Pronouncements."

OUR INDEBTEDNESS AND OUR DEBT SERVICE OBLIGATIONS WILL INCREASE SUBSTANTIALLY AS A RESULT OF THE NOTES OFFERING AND WILL INCREASE FURTHER IN THE FUTURE.

       Upon completion of the notes offering, we will have substantial amounts of outstanding indebtedness, including amounts available for borrowing under our credit facility, our $50 million of outstanding 6.77% senior notes due 2010 and the notes being offered in the notes offering. As of June 30, 2001, on a pro forma basis after giving effect to the acquisition of Fresh Express at an assumed acquisition price of $301.1 million, the issuance of common stock in the common stock offering and notes in the notes offering, the incurrence of $60.3 million of additional borrowings under our credit facility, and the application of the estimated net proceeds of this offering and the concurrent offering and the proceeds of those additional borrowings to pay the acquisition price of Fresh Express as if those transactions had occurred on that date, we would have had approximately $327.8 million of consolidated indebtedness and $10.1 million of letters of credit outstanding. This amount does not take into account the repayment of $60.0 million of bank borrowings on July 3, 2001 with the proceeds received under our new receivables purchase facility, nor does it take into account approximately $25.0 million of indebtedness incurred on September 10, 2001 in connection with our recent acquisition of Springfield. In addition, as of December 30, 2000, we were a party to operating leases requiring approximately $87.2 million in total future lease payments, and our operating lease obligations will increase substantially with our acquisition of Springfield and our pending acquisition of Fresh Express. Accordingly, the total amount of our obligations in respect of indebtedness and leases will be substantial. In addition, we intend to continue to make borrowings under our credit facility in connection with funding our future business needs, including capital expenditures and acquisitions, and we are seeking to replace our existing credit facility with a new, larger credit facility to provide additional borrowing capacity. Accordingly, after completion of this offering and the concurrent offering, the total amount of our indebtedness will increase, perhaps substantially.

       Our indebtedness and lease obligations could have significant negative consequences, including:

       - increasing our vulnerability to general adverse economic and industry conditions;

       - limiting our ability to obtain additional financing;

       - requiring that a substantial portion of our cash flow from operations be applied to pay principal and interest on our indebtedness and lease payments under our leases, thereby reducing cash flow available for other purposes;

       - limiting our flexibility in planning for or reacting to changes in our business and the industry in which we compete; and

       - placing us at a possible competitive disadvantage compared to competitors with less leverage or better access to capital resources.

       In addition, some of our borrowings, including borrowings under our credit facility, and lease payments under our master operating lease facilities are and will continue to be at variable rates based upon prevailing interest rates, which will expose us to risk of increased interest rates. Some of our debt instruments, including our credit facility and senior notes, also require that we comply with various financial tests and impose certain restrictions on us, including, among other things, restrictions on our ability to incur additional indebtedness, create liens on assets, make loans or investments and pay dividends.

MANAGING OUR GROWTH MAY BE DIFFICULT AND OUR GROWTH RATE MAY DECLINE.

       We have rapidly expanded our operations since inception. This growth has placed and will continue to place significant demands on our administrative, operational and financial resources, and we cannot assure you that we will be able to successfully integrate the operations of acquired businesses with our existing operations, which could have a material adverse effect on our business. We also cannot assure you that this growth will continue. To the extent that our customer base and our services continue to grow, this growth is expected to place a significant demand on our managerial, administrative, operational and financial resources. Our future performance and results of operations will depend in part on our ability to successfully implement enhancements to our business management systems and to adapt those systems as necessary to respond to changes in our business. Similarly, our growth has created a need for expansion of our facilities from time to time. As we near maximum utilization of a given facility, operations may be constrained and inefficiencies may be created which could adversely affect our operating results unless the facility is expanded or volume is shifted to another facility. Conversely, as we add additional facilities or expand existing facilities, excess capacity may be created. Any excess capacity may also create inefficiencies and adversely affect our operating results.

       In addition, we cannot assure you that the rate of our future growth, if any, will not decline from our recent historical growth rates. If we fail to expand our business or make acquisitions and successfully integrate the operations of any acquired companies, the rate of our future growth, if any, will likely be lower than our historical growth rates.

WE MAY NOT ACHIEVE BENEFITS EXPECTED FROM THE FRESH EXPRESS AND SPRINGFIELD ACQUISITIONS.

       We agreed to acquire Fresh Express and we acquired Springfield with the expectation that these acquisitions would result in benefits to us. Achieving those benefits depends on the timely, efficient and successful execution of a number of post-acquisition events, including integrating the businesses of Fresh Express and Springfield into our purchasing programs, distribution network, marketing programs and information systems. In general, we cannot offer assurances that we can successfully integrate Fresh Express' or Springfield's operations and personnel or realize the anticipated benefits of the acquisitions. Our ability to integrate the operations of Fresh Express and Springfield may be adversely affected by many factors, including the relatively large size of these businesses and the allocation of our limited management resources among various integration efforts. We cannot offer assurances that Fresh Express or Springfield will perform as we expect. In addition, the level of business of Fresh Express or Springfield may fluctuate. Although we expect that Fresh Express and Springfield will gain new customers, they may also lose customers in the ordinary course of business. In that regard, Fresh Express has advised us that it has recently received notice from one of its customers, which represented approximately $14.9 million of Fresh Express' revenues during its 2000 fiscal year, that this customer will begin buying from another producer of packaged, ready-to-eat salads.

       We also believe that our ability to successfully integrate Fresh Express and Springfield will depend to a large degree upon our ability to retain Fresh Express' and Springfield's existing management and sales personnel. Although we have entered into or will enter into employment and noncompetition agreements with certain officers of Fresh Express and Springfield, there can be no assurance that these officers or key managers and sales personnel will not depart.

       In addition, sales to foodservice distributors represented approximately 13.7% of Fresh Express' consolidated revenues for its 2000 fiscal year and approximately 12.8% of its consolidated revenues for the six months ended June 30, 2001. We believe that, because some of these foodservice distributor customers may view us as a competitor, Fresh Express could lose the business of some of these customers. We cannot assure you that, following our acquisition of Fresh Express, we will not lose Fresh Express customers, which could have a material adverse effect on our business.

       Our failure to realize the benefits expected from these acquisitions, or the failure of Fresh Express or Springfield to perform as we anticipate, could have a material adverse effect on our results of operations. In addition, the attention and effort devoted to the integration of Fresh Express and Springfield with our existing operations may divert management's attention from other important issues and could seriously harm our business.

WE CAN PROVIDE NO ASSURANCE AS TO THE CONTINUED SUCCESS OF FRESH EXPRESS IN THE PACKAGED SALAD MARKET OR OUR ABILITY TO OPERATE SUCCESSFULLY IN THE PRE-CUT FRUIT MARKET.

       An integral part of our growth strategy in connection with the acquisition of Fresh Express involves the continued development and growth of Fresh Express' packaged, ready-to-eat salads. Our ability to grow this line of business is subject to a number of risks and uncertainties, in addition to those discussed in the preceding risk factors, including our ability to effectively operate this business, which involves the sale of products primarily to retailers. In addition, part of our strategy is to expand Fresh Express' business to include the processing and distribution of pre-cut fruit to food retailers and foodservice operators to complement our existing pre-cut fruit efforts in our fresh-cut segment. Although we have successfully processed and distributed pre-cut fruit in limited geographic areas in the retail food market, Fresh Express has not previously processed or distributed pre-cut fruit and, as a result, we cannot assure you that we will be able to launch this business as planned or operate it successfully.

THE COST OF FRESH PRODUCE COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

       Prices of high quality fresh produce can be volatile and supplies may be limited due to, among other things, factors such as weather, disease and level of agricultural production. Although we have contracts to purchase some of our produce, the cost and quality of available produce, particularly during periods of severe shortages of high quality produce, could have a material adverse effect on both our sales and results of operations. In addition, our exposure to these risks will increase with the acquisition of Fresh Express because we believe that it is generally more difficult to pass price increases through to food retailers than to foodservice operators.

PRODUCT LIABILITY CLAIMS COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

       Like any other distributor and processor of food, we face an inherent risk of exposure to product liability claims if the products we sell, or the products sold by companies acquired by us, cause injury or illness. We may be subject to liability, which could be substantial, because of actual or alleged contamination in products sold by us or by companies we have acquired, including products sold by those companies before we acquired them. We have, and the companies we have acquired typically have had, liability insurance with respect to product liability claims. We cannot assure you, however, that this insurance will continue to be available at a reasonable cost or at all, or will be adequate to cover product liability claims against us or companies we have acquired. We generally seek contractual indemnification from resellers of our products, but any such indemnification is limited, as a practical matter, to the creditworthiness of the indemnifying party. If we or any of our acquired companies do not have adequate insurance or contractual indemnification available, product liability claims and costs associated with product recalls, including a loss of business, could have a material adverse effect on our business, operating results and financial condition.

       Fresh Express has advised us that the Georgia Department of Agriculture recently stated that tests it conducted indicated the presence of listeria monocytogenes, a foodborne bacteria which can cause serious illness, in a random sample of bagged salad produced by Fresh Express. As a result, Fresh Express commenced a voluntary recall of approximately 1,800 cases of this product. The Georgia Department of Agriculture subsequently issued a press release announcing that follow-up tests could not confirm the presence of listeria monocytogenes in the Fresh Express product and that the follow-up tests led them to believe that the product was safe for consumption. In response, Fresh Express cancelled its recall. Although we and Fresh Express have in place stringent food safety programs, we cannot assure you that contamination will not be found, or be alleged to have been found, in our products in the future.

       One of our subsidiaries is the defendant in a lawsuit filed by one of its customers seeking indemnity for any damages and expenses that the customer may be required to pay as a result of the alleged contamination of produce supplied by that subsidiary. We believe that the lawsuit is without merit, but we cannot assure you that the costs associated with defending the lawsuit or an adverse outcome will not have a material adverse effect on our results of operations.

COMPETITION IN THE FOODSERVICE DISTRIBUTION INDUSTRY IS INTENSE, AND WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

       The foodservice distribution industry is highly competitive. We compete with numerous smaller distributors on a local level, as well as with a limited number of national foodservice distributors. Some of these distributors have substantially greater financial and other resources than we do. Bidding for contracts or arrangements with customers, particularly chain and other large customers, is highly competitive, and distributors may market their services to a particular customer over a long period of time before they are invited to bid. In the fresh-cut produce area of our business, competition comes mainly from smaller regional processors, although we encounter intense competition from national and larger regional processors when selling produce to chain restaurants. We believe that most purchasing decisions in the foodservice business are based on the distributor's ability to completely and accurately fill orders and to provide timely deliveries, on the quality of the product and on price. Our failure to compete successfully could have a material adverse effect on our business, operating results and financial condition.

OUR FRESH-CUT SEGMENT RELIES ON PROPRIETARY MACHINERY AND PROCESSES THAT ARE NOT PROTECTED BY PATENTS.

       Our existing fresh-cut operations rely on proprietary machinery and processes which are used to prepare some of our products. We believe that the cost and complexity of our machinery has been and will continue to be a barrier to entry to other potential competitors in the fresh-cut segment; however, we have not protected our machinery or processes through patents or other methods. As a result, some of our existing or potential competitors could develop similar machinery or processes. If this occurred, it could substantially increase competition in the fresh-cut segment, thereby reducing prices and materially adversely affecting our results of operations in this segment.

OUR SUCCESS DEPENDS ON OUR SENIOR MANAGEMENT AND KEY EMPLOYEES.

       Our success is largely dependent on the skills, experience and efforts of our senior management. The loss of one or more of our members of senior management could have a material adverse effect upon our business and development. In addition, we depend to a substantial degree on the services of certain key employees. Any failure to attract and retain qualified employees in the future could have a material adverse effect on our business.

THE MARKET PRICE FOR OUR COMMON STOCK MAY BE VOLATILE.

       In recent periods, there has been significant volatility in the market price for our common stock. In addition, the market price of our common stock could fluctuate substantially in the future in response to a number of factors, including the following:

       - our quarterly operating results or the operating results of other distributors of food and non-food products;

       - changes in general conditions in the economy, the financial markets or the food distribution or foodservice industries;

       - changes in financial estimates or recommendations by stock market analysts regarding us or our competitors;

       - announcements by us or our competitors of significant acquisitions;

       - increases in labor, energy and fuel costs and the costs of produce or other food products; and

       - natural disasters, severe weather conditions or other developments affecting us or our competitors.

       In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. These broad market fluctuations may materially adversely affect our stock price, regardless of our operating results.

OUR SHAREHOLDER RIGHTS PLAN, CHARTER AND BYLAWS COULD MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY.

       We have a shareholder rights plan that may have the effect of discouraging unsolicited takeover proposals. The rights issued under the shareholder rights plan would cause substantial dilution to a person or group that attempts to acquire us on terms not approved in advance by our board of directors. In addition, Tennessee corporate law and our charter and bylaws contain provisions that could delay, defer or prevent a change in control of our company or our management. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors and take other corporate actions. These provisions:

       - authorize us to issue "blank check" preferred stock, which is preferred stock that can be created and issued by our board of directors, without shareholder approval, with rights senior to those of common stock;

       - provide for a staggered board of directors and three-year terms for directors, so that no more than one-third of our directors could be replaced at any annual meeting;

       - provide that directors may be removed only for cause; and

       - establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by shareholders at a meeting.

       We are also subject to anti-takeover provisions under Tennessee law, which could also delay or prevent a change of control. For information about these laws, see "Description of Capital Stock" in this prospectus supplement and the accompanying prospectus. Together, these provisions of our charter and bylaws, Tennessee law and our rights plan may discourage transactions that otherwise could provide for the payment of a premium over prevailing market prices for our common stock, and also could limit the price that investors are willing to pay in the future for shares of our common stock.

OUR ISSUANCE OF PREFERRED STOCK COULD ADVERSELY AFFECT HOLDERS OF OUR COMMON STOCK AND DISCOURAGE A TAKEOVER.

       Our board of directors is authorized to issue up to 5,000,000 shares of preferred stock without any action on the part of our shareholders. Our board of directors also has the power, without shareholder approval, to set the terms of any series of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or in the event of a dissolution, liquidation or winding up and other terms. In the event that we issue preferred stock in the future that has preference over our common stock with respect to payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of the holders of our common stock or the market price of our common stock could be adversely affected. In addition, the ability of our board of directors to issue shares of preferred stock without any action on the part of our shareholders may impede a takeover of us and prevent a transaction favorable to our shareholders.

FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

       Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices of our common stock and could impair our ability to raise capital through future offerings of equity securities. Of the 38,004,240 shares of our common stock outstanding as of September 25, 2001, a total of approximately 6,991,888 shares had been issued to former owners of businesses that we acquired, including Springfield. All of these 6,991,888 shares were registered under the Securities Act of 1933 and therefore are either freely transferable in the public markets or are eligible for resale in the public markets pursuant to Rule 145 under the Securities Act of 1933 or under one of the shelf registration statements that we have filed with the SEC. Under Rule 145, sales of shares of our common stock issued to affiliates of companies that we acquire are eligible for resale in the public markets, subject to certain of the restrictions set forth in Rule 144 under the Securities Act of 1933. For more information about our common stock eligible for future sale, see "Shares Eligible for Future Sale." We expect to issue shares under these registration statements or similar registration statements to the owners of other foodservice businesses we may acquire in the future.

       The notes being issued in the notes offering will be convertible at the option of the holders into shares of our common stock, all of which shares of common stock will be freely tradable in the public markets upon issuance. The initial conversion price for the notes appears above under "Prospectus Supplement Summary." In addition, if we are required to repurchase notes following specified change of control events relating to us as described below under "Our ability to repurchase notes following a change of control event may be limited," we will have the option of paying the purchase price either in cash or in shares of our common stock. The conversion of notes into common stock or the issuance of common stock in connection with a change of control could result in the issuance of a substantial number of shares and substantial dilution to our shareholders.

       We and our directors and executive officers have agreed, with exceptions, not to sell or otherwise transfer any shares of our common stock for 90 days after the date of this prospectus supplement, without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. In addition, the former owners of Springfield have agreed, with exceptions, not to sell or otherwise transfer any shares of our common stock until the earlier of January 8, 2002 or 90 days after the date of this prospectus supplement, without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. With this consent, we, our directors and executive officers and the former owners of Springfield may sell shares before the expiration of such periods without prior notice to our other shareholders or to any public market in which our common stock trades. For more information about these "lock-up" agreements, see "Underwriting."

OUR ABILITY TO REPURCHASE NOTES FOLLOWING A CHANGE OF CONTROL EVENT MAY BE LIMITED.

       Upon the occurrence of specified kinds of change in control events, holders of the notes being offered in the notes offering may, at their option, require us to repurchase all or a portion of their notes at a price of 100% of the principal amount plus accrued interest, payable at our option in cash or in shares of our common stock. Certain change in control events may constitute or otherwise result in events of default under our credit facility, our $115 million master operating lease facilities and our $50 million 6.77% senior notes due 2010 and other instruments and agreements to which we and our subsidiaries are or may in the future become a party. These events of default could result in borrowings outstanding and other amounts due under our credit facility, our 6.77% senior notes and any such other instruments and agreements becoming immediately due and payable. In addition, upon the occurrence of some of these events, the leases entered into pursuant to our master operating lease facilities could be immediately terminated by the lessor, in which case we would be required to pay substantial amounts under the master operating lease facilities in exchange for the lessor's ownership interest in the properties leased. We cannot assure you that we would have the financial resources or otherwise be able to arrange financing to pay the amounts that may become due if our obligations under these debt instruments or leases were accelerated. Moreover, should we elect to pay the repurchase price of the notes in cash, we cannot assure you that we would have sufficient funds available at such time or that we would be able to arrange additional financing to pay the repurchase price of the notes. In addition, some of our debt instruments and lease facilities prohibit or restrict the repurchase of notes, and our ability to repurchase notes under those circumstances may be limited by applicable law or otherwise. We may be required to refinance outstanding indebtedness or replace existing lease facilities in order to repurchase notes, and there can be no assurance that we would be able to do so.

THE NOTES WILL BE SUBORDINATED TO OUR EXISTING AND FUTURE SENIOR INDEBTEDNESS.

       The notes will be subordinated in right of payment to all of our existing and future Senior Indebtedness, as defined, including indebtedness and letter of credit obligations under our credit facility, our 6.77% senior notes due 2010, and our obligations under operating leases and guarantees of operating leases entered into pursuant to our master operating lease facilities. As of June 30, 2001, on a pro forma basis after giving effect to the acquisition of Fresh Express at an assumed acquisition price of $301.1 million, the issuance of notes and common stock in this offering and the concurrent offering, the incurrence of $60.3 million of additional borrowings under our credit facility, and the application of the estimated net proceeds of this offering and the concurrent offering and the proceeds of those additional borrowings to pay the acquisition price of Fresh Express as if those transactions had occurred on that date, we would have had (on an unconsolidated basis) approximately $274.6 million of outstanding Senior Indebtedness. This amount does not take into account approximately $25.0 million aggregate principal amount of Senior Indebtedness that we incurred under our credit facility on September 10, 2001 in connection with our recent acquisition of Springfield, nor does it take into account the repayment of approximately $60.0 million aggregate principal amount of Senior Indebtedness under our credit facility on July 3, 2001 with the proceeds received under our new receivables purchase facility. In addition, at December 30, 2000 we were obligated under operating lease agreements entered into under our master operating lease facilities or guarantees of those operating lease agreements to make or guarantee future minimum lease payments aggregating (on an unconsolidated basis) approximately $8.8 million through 2005. Our obligations under these leases and guarantees constitute Senior Indebtedness for purposes of the notes, although these obligations are not reflected as indebtedness on our balance sheet and therefore are not included in the amount of our pro forma Senior Indebtedness as of June 30, 2001 appearing above.

       The indenture under which the notes will be issued will not limit our ability to incur additional indebtedness, lease obligations and other liabilities, including Senior Indebtedness. Although some of our other debt instruments impose limitations on our incurrence of additional indebtedness, we retain the ability to incur substantial additional indebtedness, including Senior Indebtedness and other obligations. Any significant amounts of additional Senior Indebtedness or other obligations that we incur in the future may harm our ability to service our indebtedness, including the notes, and pay our other obligations. Because the notes are subordinated, in the event of our bankruptcy, liquidation or dissolution, holders of the notes will not receive any payment until holders of our Senior Indebtedness have been paid in full. The subordination provisions in the indenture also prohibit us, subject to specified terms and conditions, from making any payment on the notes if a payment default with respect to, or other default permitting acceleration of, certain types of Senior Indebtedness has occurred and is continuing. Under these circumstances, we may not have sufficient assets remaining after payment of the Senior Indebtedness to pay amounts due on any or all of the notes then outstanding.

OUR HOLDING COMPANY STRUCTURE MAY ADVERSELY AFFECT OUR ABILITY TO MEET OUR DEBT SERVICE OBLIGATIONS UNDER THE NOTES.

       Although we own some of our consolidated assets directly, a substantial majority of our consolidated assets are and, after giving effect to our acquisition of Fresh Express, will be held by our subsidiaries. Accordingly, our cash flow and our ability to service our debt, including the notes, depends to a substantial degree on the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide us cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions from our subsidiaries to us may be subject to contractual and other restrictions, are dependent upon the results of operations of our subsidiaries and are subject to other business considerations.

THE NOTES WILL BE EFFECTIVELY SUBORDINATED TO THE LIABILITIES OF OUR
SUBSIDIARIES.

       Because of our holding company structure, the notes will be effectively subordinated to all existing and future liabilities of our subsidiaries. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. Therefore, our rights and the rights of our creditors, including the holders of the notes, to participate in the assets of any subsidiary upon that subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. However, even if we are a creditor of one of our subsidiaries, our claims would still be effectively subordinated to any security interests in, or mortgages or other liens on, the assets of that subsidiary and would be subordinate to any indebtedness of the subsidiary senior to that held by us. Although some of our debt instruments impose limitations on the incurrence of additional indebtedness, our subsidiaries retain the ability to incur substantial additional indebtedness and other obligations.

       At June 30, 2001, on a pro forma basis after giving effect to the acquisition of Fresh Express at an assumed acquisition price of $301.1 million, the issuance of notes and common stock in this offering and the concurrent offering, the incurrence of $60.3 million of additional borrowings under our credit facility, and the application of the estimated net proceeds of this offering and the concurrent offering and the proceeds of those additional borrowings to pay the acquisition price of Fresh Express as if those transactions had occurred on that date, our consolidated subsidiaries would have had approximately $400.2 million of outstanding indebtedness and other liabilities, excluding intercompany liabilities. In addition, at December 30, 2000 our consolidated subsidiaries were obligated under operating lease agreements, including leases entered into pursuant to our master operating lease facilities for which Performance Food Group is guarantor, to make future minimum lease payments aggregating approximately $60.2 million through 2005 and approximately $24.5 million after that date. The operating lease obligations of our subsidiaries will increase substantially as a result of our acquisition of Springfield and upon completion of our pending acquisition of Fresh Express. The notes are also effectively subordinated to the undivided interests owned by a third party financial institution in receivables purchased from our operating units pursuant to our $90 million receivables purchase facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

THE VOLATILITY OF THE PRICE OF OUR COMMON STOCK MAY MAKE IT DIFFICULT FOR YOU TO RESELL THE NOTES OR THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE AT PRICES YOU FIND ATTRACTIVE.

       As described above under "The market price for our common stock may be volatile," the market price of our common stock has been volatile and could fluctuate substantially in the future. This volatility may make it difficult to resell the notes or the common stock issued upon conversion of the notes at prices and on other terms you find attractive.

THERE IS CURRENTLY NO TRADING MARKET FOR THE NOTES AND A TRADING MARKET FOR THE NOTES MAY NOT DEVELOP.

       The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated quotation system. The underwriters have advised us that they presently intend to make a market in the notes after completion of this offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. We cannot assure you that an active trading market for the notes will develop or as to the liquidity of any trading market for the notes that may develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on many factors, including:

       - prevailing interest rates and the market for similar securities;

       - the market price for our common stock;

       - general economic conditions; and

       - our financial condition, historic financial performance and future prospects.

ANY RATING OF THE NOTES MAY CAUSE THEIR TRADING PRICE TO FALL.

       In the future, one or more rating agencies may rate the notes. If the rating agencies rate the notes, they may assign a lower rating than expected by investors. Rating agencies may also lower ratings on the notes in the future. If the rating agencies assign a lower than expected rating or reduce their ratings in the future, the trading price of the notes would likely decline.

      CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND MARKET DATA

       This prospectus supplement, the accompanying prospectus, and the documents incorporated or deemed to be incorporated by reference in the accompanying prospectus contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, which are based on assumptions and estimates and describe our future plans, strategies and expectations, are generally identifiable by the use of the words "anticipate," "will," "believe," "estimate," "expect," "intend," "seek," "should" or similar expressions. These forward-looking statements may address, among other things, the anticipated effects of this offering and the concurrent offering, our anticipated earnings, capital expenditures, contributions to our net sales by acquired companies, sales momentum, customer and product sales mix, expected efficiencies in our business and our ability to realize expected synergies from acquisitions. These forward-looking statements are subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference in this prospectus supplement and the accompanying prospectus are described under "Risk Factors" and in the documents incorporated or deemed to be incorporated by reference in the accompanying prospectus. These factors include, but are not limited to:

       - the relatively low margins and economic sensitivity of the foodservice business;

       - our reliance on major customers;

       - our need to identify and successfully complete acquisitions of other foodservice distributors; and

       - management of our planned growth and other financial issues.

       If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from future results, performance or achievements expressed or implied by these forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this section. We undertake no obligation to publicly update or revise any forward-looking statements to reflect future events or developments.

       The information in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference in the accompanying prospectus concerning the foodservice distribution industry and the consumer food industry (including the amount of sales and sales growth in those industries and particular segments of those industries), the packaged salad market (including growth in that market and Fresh Express' ranking as a provider of packaged salads), Springfield's market position in its geographic market, other foodservice distribution and fresh-cut produce companies and similar matters is derived principally from publicly available information, foodservice industry publications, data compiled by market research firms and similar sources. Although we believe that this information is reliable, we have not independently verified any of this information and we cannot assure you that it is accurate. Information concerning the foodservice distribution industry, the consumer food industry and the packaged salad market is for the United States.

                                USE OF PROCEEDS

       We estimate that we will receive net proceeds of approximately $120.9 million from this offering, or approximately $139.1 million if the underwriters' over-allotment option is exercised in full, in each case after deducting the underwriting discount and estimated expenses of the offering. We estimate that we will receive net proceeds of approximately $119.8 million from the concurrent offering, or approximately $137.9 million if the underwriters' over-allotment option is exercised in full, in each case after deducting the underwriting discount and the estimated expenses of that offering, and assuming a public offering price of $27.51 per share of common stock. We intend to use the net proceeds from this offering and the concurrent offering, together with approximately $60.3 million of additional borrowings under our credit facility, to finance the purchase price of Fresh Express, which we estimate will be approximately $301.1 million in cash, subject to possible adjustments. The closing of this offering is contingent upon the concurrent closing of the acquisition of Fresh Express and the concurrent offering.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

       Our common stock is quoted on the Nasdaq Stock Market's National Market under the symbol "PFGC." The following table sets forth, on a per share basis, for the fiscal quarters indicated, the last reported sale prices for our common stock as reported on the Nasdaq Stock Market's National Market. The stock prices set forth below are adjusted to reflect our two-for-one common stock split paid on April 30, 2001.

                                                               HIGH     LOW
                                                              ------   ------
FISCAL 1999
  First Quarter.............................................  $14.91   $12.06
  Second Quarter............................................   14.09    11.81
  Third Quarter.............................................   13.81    12.38
  Fourth Quarter............................................   13.88    10.72
FISCAL 2000
  First Quarter.............................................  $12.75   $ 9.78
  Second Quarter............................................   16.19    11.28
  Third Quarter.............................................   18.81    16.00
  Fourth Quarter............................................   28.38    16.63
FISCAL 2001
  First Quarter.............................................  $26.84   $22.44
  Second Quarter............................................   30.23    22.52
  Third Quarter (through September 26, 2001)................   34.90    24.48

       On September 26, 2001, the last reported sale price of our common stock on the Nasdaq Stock Market's National Market was $27.51 per share. At September 26, 2001, we had 2,861 holders of record of our common stock.

       We have not declared any cash dividends and the present policy of our board of directors is to retain all available funds to support operations and to finance our growth. In addition, the terms of our credit facility, our master operating lease facilities and our 6.77% senior notes due 2010 restrict our ability to declare or pay dividends on our common stock.

                                 CAPITALIZATION

       The following table sets forth our consolidated current installments of long-term debt and our consolidated capitalization as of June 30, 2001 (1) on an actual basis and (2) on a pro forma basis to reflect the following transactions as if they had occurred on that date:

       - our acquisition of Fresh Express at an assumed acquisition price of $301.1 million payable in cash;

       - the sale of 4,600,000 shares of our common stock in the common stock offering and our receipt of $119.8 million in estimated net proceeds, after deducting the underwriting discount and estimated expenses of the offering, based on an assumed public offering price of $27.51 per share;

       - the sale of $125.0 million aggregate principal amount of notes in the notes offering and our receipt of $120.9 million in estimated net proceeds, after deducting the underwriting discount and estimated expenses of the offering;

       - our incurrence of $60.3 million of additional borrowings under our credit facility; and

       - the application of the estimated net proceeds from this offering and the concurrent offering and the proceeds from the additional borrowings referred to above to pay the acquisition price of Fresh Express.

       The actual purchase price for Fresh Express is subject to adjustments, which are payable in cash, based upon, among other things, Fresh Express' net worth as of the closing date. We currently estimate that we will have to pay approximately $16.0 million in additional purchase price as a result of this net worth adjustment, which amount has been included in the assumed acquisition price of $301.1 million and in the following pro forma financial data. This amount may be increased or decreased subsequent to the closing date based upon a post-closing review of Fresh Express' net worth as of the closing date. In addition, in connection with the Fresh Express acquisition, we will be required to pay up to $10.0 million in cash as additional purchase price if Fresh Express achieves certain operating targets during a three-year period following closing. Accordingly, the total purchase price that we pay to acquire Fresh Express and the amount of borrowings that we incur under our credit facility to pay a portion of the purchase price may be more or less than the amounts assumed for purposes of the following table. The pro forma financial data appearing below is based upon a number of other assumptions and estimates and is subject to uncertainties, and this table should be read in conjunction with the information appearing under "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and related notes included elsewhere in this prospectus supplement and the historical financial statements of Fresh Express and related notes incorporated by reference in the accompanying prospectus.

                                                               AS OF JUNE 30, 2001
                                                              ----------------------
                                                               ACTUAL     PRO FORMA
                                                              ---------   ----------
                                                              (DOLLARS IN THOUSANDS)
Current installments of long-term debt(1)...................  $ 14,898     $ 14,898
                                                              ========     ========
LONG-TERM DEBT, EXCLUDING CURRENT INSTALLMENTS(1):
  Revolving credit facilities(2)(3)(4)......................  $ 60,000     $120,332
  Convertible subordinated notes due 2008...................        --      125,000
  6.77% senior unsecured notes due 2010.....................    50,000       50,000
  Other long-term debt (includes loan to employee stock
     ownership plan)........................................    17,604       17,604
                                                              --------     --------
          Total long-term debt, excluding current
           installments.....................................   127,604      312,936

                                                   (footnotes on following page)

                                                               AS OF JUNE 30, 2001
                                                              ----------------------
                                                               ACTUAL     PRO FORMA
                                                              ---------   ----------
                                                              (DOLLARS IN THOUSANDS)
SHAREHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 5,000,000 shares
     authorized, none outstanding...........................  $     --     $     --
  Common stock, $.01 par value, 100,000,000 shares
     authorized, 36,632,248 shares issued and outstanding,
     actual and 41,232,248 shares issued and outstanding,
     pro forma(5)(6)........................................       366          412
Additional paid-in capital..................................   267,326      387,122
Retained earnings...........................................   132,909      132,909
Less loan to employee stock ownership plan..................    (1,499)      (1,499)
                                                              --------     --------
          Total shareholders' equity........................   399,102      518,944
                                                              --------     --------
          Total capitalization(7)...........................  $526,706     $831,880
                                                              ========     ========

---------------

(1) Does not include our obligations under our $115 million master operating lease facilities which we use to finance the construction or purchase of distribution centers and office buildings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and the notes to our consolidated financial statements included elsewhere in this prospectus supplement for additional information about these facilities.
(2) Does not include $10.1 million of letters of credit outstanding under our revolving credit facility as of June 30, 2001.
(3) We currently have an $85 million credit facility and a $5 million credit facility. We are discussing with our bank lenders a new revolving credit facility to replace these two credit facilities, which would provide for available borrowings, subject to customary conditions, of up to $200 million with a five year maturity from the date the facility is closed. We are seeking to close this facility at or about the time of completion of this offering and the concurrent offering; however, entering into the new revolving credit facility is not a condition to this offering, the concurrent offering or the acquisition of Fresh Express. Likewise, we cannot assure you that we will enter into this credit facility at all or, if we do enter into this facility, that its actual terms will not differ from those described above.
(4) As of September 26, 2001, we had $20.0 million of total borrowings and $7.3 million of letters of credit outstanding under our credit facilities. These amounts reflect, among other things, the repayment of $60.0 million of bank borrowings on July 3, 2001 with the proceeds received under our new receivables purchase facility and the incurrence of approximately $25.0 million of indebtedness on September 10, 2001 in connection with our recent acquisition of Springfield. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."
(5) Common stock totals do not include a total of 5,961,640 shares of our common stock reserved for issuance under our stock purchase plan and stock option plans at June 30, 2001. Options to purchase 3,709,588 shares of our common stock at a weighted average exercise price of $13.45 per share were outstanding under our stock option plans as of June 30, 2001. In connection with our acquisition of Springfield, we issued options to purchase 40,000 shares of our common stock at an exercise price of $29.67 per share. We also anticipate that, in connection with our acquisition of Fresh Express, we will issue options to employees of Fresh Express to purchase approximately 130,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the closing date of the Fresh Express acquisition. In addition, common stock totals do not include shares of our common stock which will be reserved for issuance upon conversion of the notes or the 1,270,652 shares of our common stock issued in connection with the Springfield acquisition.
(6) As of June 30, 2001, approximately 6.1% of our outstanding shares of common stock were held by or through our employee stock ownership plan.
(7) Total capitalization is the sum of long-term debt, excluding current installments, and total shareholders' equity.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated statements of earnings give effect to:

       - our acquisition of Fresh Express at an assumed acquisition price of $301.1 million payable in cash;

       - the sale of 4,600,000 shares of our common stock in the common stock offering and our receipt of $119.8 million in estimated net proceeds, after deducting the underwriting discount and estimated expenses of the offering, based on an assumed public offering price of $27.51 per share;

       - the sale of $125.0 million aggregate principal amount of notes in the notes offering and our receipt of $120.9 million in estimated net proceeds, after deducting the underwriting discount and estimated expenses of the offering;

       - our incurrence of $60.3 million of additional borrowings under our credit facility; and

       - the application of the estimated net proceeds from this offering and the concurrent offering and the proceeds from the additional borrowings referred to above to pay the acquisition price of Fresh Express;

as if all of those transactions had occurred on the first day of the earliest period presented. The actual purchase price for Fresh Express is subject to adjustments, which are payable in cash, based upon, among other things, Fresh Express' net worth as of the closing date. We currently estimate that we will have to pay approximately $16.0 million in additional purchase price as a result of this net worth adjustment, which amount has been included in the assumed acquisition price of $301.1 million and in the following pro forma financial statements. This amount may be increased or decreased subsequent to the closing date based upon a post-closing review of Fresh Express' net worth as of the closing date. In addition, in connection with the Fresh Express acquisition, we will be required to pay up to $10.0 million in cash as additional purchase price if Fresh Express achieves certain operating targets during a three-year period following closing. Accordingly, the total purchase price that we pay to acquire Fresh Express and the amount of borrowings that we incur under our credit facility to pay a portion of the purchase price may be more or less than the amounts assumed for purposes of the following unaudited pro forma condensed consolidated financial statements.

     The unaudited pro forma condensed consolidated statement of earnings for 2000 combines the consolidated historical results of operations of Performance Food Group for 2000 with the consolidated historical results of operations of Fresh Express for its fiscal year ended February 28, 2001. The unaudited pro forma condensed consolidated statement of earnings for the six months ended June 30, 2001 combines the consolidated historical results of operations of Performance Food Group for that six-month period with the consolidated historical results of operations of Fresh Express for the six months ended June 30, 2001. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2001 combines the consolidated historical balance sheet of Performance Food Group as of that date with the consolidated historical balance sheet of Fresh Express as of that date and gives effect to the transactions described above as if those transactions had been completed as of that date. We will account for our acquisition of Fresh Express under the purchase method of accounting. The pro forma financial statements appearing below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and related notes included elsewhere in this prospectus supplement and the historical financial statements and related notes of Fresh Express incorporated by reference in the accompanying prospectus.

     The pro forma financial statements appearing below are based upon a number of assumptions and estimates and are subject to uncertainties, and do not purport to be indicative of the actual results of operations or financial condition that would have occurred had the transactions described above in fact occurred on the dates indicated, nor do they purport to be indicative of the results of operations or financial condition that we may achieve in the future. In particular, sales to foodservice distributors represented approximately 13.7% of Fresh Express' consolidated revenues for its fiscal year ended February 28, 2001 and approximately 12.8% of its consolidated revenues for the six months ended June 30, 2001. We believe that, because some of these foodservice distributor customers may view us as a competitor, Fresh Express could lose the business of some of these customers. The pro forma financial statements appearing below do not reflect this potential loss of revenue. In addition, Fresh Express has advised us that it recently received notice from one of its customers, which represented approximately $14.9 million of Fresh Express' revenues during its 2000 fiscal year, that this customer will begin buying from another producer of packaged, ready-to-eat salads. These pro forma financial statements also do not reflect the expected loss of revenue from this customer. See "Risk Factors -- We may not achieve expected benefits from Fresh Express and Springfield acquisitions." In addition, the pro forma financial data appearing below does not give pro forma effect to our acquisition of Springfield, which was completed on September 10, 2001, our acquisition of Empire Seafood, which was completed on April 2, 2001, our acquisition of Redi-Cut, which was completed on December 13, 2000, or our acquisition of Carroll County, which was completed on August 4, 2000. See "Prospectus Supplement Summary -- Recent Acquisitions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Business Combinations."

     Fresh International and one of its subsidiaries have been taxed as S-corporations for federal income tax purposes, which means that they were not subject to federal income taxes and that Fresh Express' historical financial statements do not include a provision for federal income taxes for Fresh International and this subsidiary. Upon completion of the pending acquisition, Fresh International and its subsidiary that was previously taxed as an S-corporation will become subject to federal income tax. The following pro forma condensed consolidated financial statements adjust income taxes as if Fresh International and all of its subsidiaries had been subject to federal income taxes during all of the periods presented.

     As noted above, the acquisition of Fresh Express will be accounted for using the purchase method of accounting. The total purchase price will be allocated to the tangible and intangible assets and liabilities acquired based on their respective fair values. The allocation of the purchase price reflected in the following pro forma financial statements is preliminary and is subject to adjustment upon receipt of, among other things, appraisals of some of the assets and liabilities of Fresh Express.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 2001

                                                                   PRO FORMA ADJUSTMENTS
                                                          ---------------------------------------
                               PERFORMANCE     FRESH      STOCK &                        TOTAL
                               FOOD GROUP     EXPRESS      NOTES     ACQUISITION OF    PRO FORMA               PRO
                               HISTORICAL    HISTORICAL   ISSUANCE   FRESH EXPRESS    ADJUSTMENTS             FORMA
                               -----------   ----------   --------   --------------   -----------           ----------
                                                                   (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash
    equivalents..............   $  9,791      $  5,080    $240,719     $(240,719)      $     --(a),(d)      $   14,871
  Trade accounts and notes
    receivable, net..........    161,459        46,140          --          (225)          (225)(f)            207,374
  Inventories................    143,732        16,913          --            --             --                160,645
  Other current assets.......     15,067         6,411          --            --             --                 21,478
                                --------      --------    --------     ---------       --------             ----------
         Total current
           assets............    330,049        74,544     240,719      (240,944)          (225)               404,368
Property, plant and
  equipment, net.............    147,256        76,281          --            --             --                223,537
Intangible assets, net.......    303,228            --          --       187,981        187,981(a),(b)         491,209
Other assets.................      1,640         8,629       4,123        (2,588)         1,535(c),(f)          11,804
                                --------      --------    --------     ---------       --------             ----------
         Total assets........   $782,173      $159,454    $244,842     $ (55,551)      $189,291             $1,130,918
                                ========      ========    ========     =========       ========             ==========
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current liabilities:
  Outstanding checks in
    excess of deposits.......   $ 17,139      $     --    $     --     $      --       $     --             $   17,139
  Current installments of
    long-term debt...........     14,898         6,140          --        (6,140)        (6,140)(a)             14,898
  Trade accounts payable.....    151,571        23,894          --            --             --                175,465
  Other current
    liabilities..............     62,158        20,604          --        (1,500)        (1,500)(a),(d)         81,262
                                --------      --------    --------     ---------       --------             ----------
         Total current
           liabilities.......    245,766        50,638          --        (7,640)        (7,640)               288,764
Long-term debt, excluding
  current installments.......    127,604        46,676     125,000        13,656        138,656(a),(d)         312,936
Deferred income taxes........      9,701            --          --            --             --                  9,701
Other long-term
  liabilities................         --         8,138          --        (7,565)        (7,565)(a)                573
                                --------      --------    --------     ---------       --------             ----------
         Total liabilities...    383,071       105,452     125,000        (1,549)       123,451                611,974
                                --------      --------    --------     ---------       --------             ----------
Shareholders' equity:
  Preferred stock............         --            --          --            --             --                     --
  Common stock...............        366           247          46          (247)          (201)(a),(d)            412
  Additional paid-in
    capital..................    267,326            83     119,796           (83)       119,713(a),(d)         387,122
  Retained earnings..........    132,909        53,672          --       (53,672)       (53,672)(a)            132,909
                                --------      --------    --------     ---------       --------             ----------
                                 400,601        54,002     119,842       (54,002)        65,840                520,443
  Loan to leveraged employee
    stock ownership plan.....     (1,499)           --          --            --             --                 (1,499)
                                --------      --------    --------     ---------       --------             ----------
         Total shareholders'
           equity............    399,102        54,002     119,842       (54,002)        65,840                518,944
                                --------      --------    --------     ---------       --------             ----------
         Total liabilities
           and shareholders'
           equity............   $782,173      $159,454    $244,842     $ (55,551)      $189,291             $1,130,918
                                ========      ========    ========     =========       ========             ==========

                                                        (footnotes on page S-38)

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001

                                                                   PRO FORMA ADJUSTMENTS
                                                            ------------------------------------
                              PERFORMANCE                   STOCK &    ACQUISITION      TOTAL
                              FOOD GROUP    FRESH EXPRESS    NOTES      OF FRESH      PRO FORMA                  PRO
                              HISTORICAL     HISTORICAL     ISSUANCE     EXPRESS     ADJUSTMENTS                FORMA
                              -----------   -------------   --------   -----------   -----------              ----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales...................  $1,518,297      $274,893      $    --      $    --       $    --                $1,793,190
Cost of goods sold..........   1,314,306       211,524           --           --            --                 1,525,830
                              ----------      --------      -------      -------       -------                ----------
         Gross profit.......     203,991        63,369           --           --            --                   267,360
Operating expenses..........     172,035        39,545           --        4,438         4,438(b)                216,018
                              ----------      --------      -------      -------       -------                ----------
         Operating profit...      31,956        23,824           --       (4,438)       (4,438)                   51,342
Other income (expense):
  Interest expense..........      (3,803)       (2,192)      (3,889)         465        (3,424)(c),(e)            (9,419)
  Other, net................        (458)           --           --           --            --                      (458)
                              ----------      --------      -------      -------       -------                ----------
         Other income
           (expense), net...      (4,261)       (2,192)      (3,889)         465        (3,424)                   (9,877)
                              ----------      --------      -------      -------       -------                ----------
         Earnings before
           income taxes.....      27,695        21,632       (3,889)      (3,973)       (7,862)                   41,465
Income tax expense
  (benefit).................      10,524         6,883         (816)        (834)       (1,650)(g)                15,757
                              ----------      --------      -------      -------       -------                ----------
         Net earnings.......  $   17,171      $ 14,749      $(3,073)     $(3,139)      $(6,212)               $   25,708
                              ==========      ========      =======      =======       =======                ==========
Weighted average common
  shares outstanding........      36,066                      4,600                      4,600(a),(d)             40,666
Basic net earnings per
  common share..............  $     0.48                                                                      $     0.63
Weighted average common
  shares and dilutive
  potential common shares
  outstanding...............      37,383                      4,600                      4,600(a),(d)             41,983
Diluted net earnings per
  common share..............  $     0.46                                                                      $     0.61

                                                        (footnotes on page S-38)

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                                    FOR 2000

                                                                          PRO FORMA ADJUSTMENTS
                                                                 ---------------------------------------
                                   PERFORMANCE       FRESH       STOCK &                        TOTAL
                                   FOOD GROUP       EXPRESS       NOTES     ACQUISITION OF    PRO FORMA
                                   HISTORICAL     HISTORICAL     ISSUANCE   FRESH EXPRESS    ADJUSTMENTS               PRO FORMA
                                   -----------   -------------   --------   --------------   -----------               ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales........................  $2,605,468      $509,405      $    --       $    --        $     --                 $3,114,873
Cost of goods sold...............   2,253,277       410,820           --            --              --                  2,664,097
                                   ----------      --------      -------       -------        --------                 ----------
         Gross profit............     352,191        98,585           --            --              --                    450,776
Operating expenses...............     302,176        75,381           --         8,876           8,876(b)                 386,433
                                   ----------      --------      -------       -------        --------                 ----------
         Operating profit........      50,015        23,204           --        (8,876)         (8,876)                    64,343
Other income (expense):
  Interest expense...............      (6,593)       (5,547)      (7,777)        1,399          (6,378)(c),(e)            (18,518)
  Other, net.....................         (66)           --           --            --              --                        (66)
                                   ----------      --------      -------       -------        --------                 ----------
         Other income (expense),
           net...................      (6,659)       (5,547)      (7,777)        1,399          (6,378)                   (18,584)
                                   ----------      --------      -------       -------        --------                 ----------
         Earnings before income
           taxes.................      43,356        17,657       (7,777)       (7,477)        (15,254)                    45,759
Income tax expense (benefit).....      16,475         4,965       (2,066)       (1,986)         (4,052)(g)                 17,388
                                   ----------      --------      -------       -------        --------                 ----------
         Net earnings............  $   26,881      $ 12,692      $(5,711)      $(5,491)       $(11,202)                $   28,371
                                   ==========      ========      =======       =======        ========                 ==========
Weighted average common shares
  outstanding....................      28,336                      4,600                         4,600(a),(d)              32,936
Basic net earnings per common
  share..........................  $     0.95                                                                          $     0.86
Weighted average common shares
  and dilutive potential common
  shares outstanding.............      29,539                      4,600                         4,600(a),(d)              34,139
Diluted net earnings per common
  share..........................  $     0.91                                                                          $     0.83

                                                   (footnotes on following page)

                          NOTES TO UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(a) The pro forma adjustments assume (1) that we will pay $301.1 million in cash to acquire Fresh Express, including repayment of certain Fresh Express debt and other liabilities concurrently with the acquisition, (2) that we will issue 4,600,000 shares of common stock in the common stock offering and receive approximately $119.8 million in estimated net proceeds based on an assumed public offering price of $27.51 per share, after deducting the underwriting discount and estimated expenses of the offering, (3) that we will sell $125.0 million aggregate principal amount of notes in the notes offering and receive approximately $120.9 million in estimated net proceeds, after deducting the underwriting discount and the estimated expenses of the offering and (4) that we will incur $60.3 million of additional borrowings under our credit facility in connection with the acquisition of Fresh Express. The actual purchase price for Fresh Express is subject to adjustments, which are payable in cash, based upon, among other things, Fresh Express' net worth as of the closing date. We currently estimate that we will have to pay approximately $16.0 million in additional purchase price as a result of this net worth adjustment, which amount has been included in the assumed acquisition price of $301.1 million and in the pro forma adjustments. This amount may be increased or decreased subsequent to the closing date based upon a post-closing review of Fresh Express' net worth as of the closing date. We will also be required to pay up to $10.0 million in cash to the former shareholders of Fresh Express if Fresh Express attains certain operating targets over a three-year period following closing. Accordingly, the total purchase price that we pay to acquire Fresh Express and the amount of borrowings that we incur under our credit facility to pay a portion of the purchase price may be more or less than the amounts assumed for purposes of the pro forma financial statements. These pro forma adjustments also reflect the preliminary allocation of the purchase price to the acquired assets and assumed liabilities of Fresh Express, including the elimination of Fresh Express' stockholders' equity of $54.0 million as of June 30, 2001.

(b) Intangible assets to be recorded in connection with the acquisition, expected to consist of tradenames, non-compete agreements, customer lists, patents and goodwill, represent costs in excess of the fair value of tangible net assets acquired. Upon completion of the acquisition, we estimate that we will record goodwill of approximately $108.0 million and other identifiable intangible assets of approximately $80.0 million. Under Statement of Financial Accounting Standards No. 142, goodwill will not be amortized, but will be subject to review at least annually for impairment. Most other identifiable intangible assets will be amortized over their estimated useful lives ranging from five to fifteen years. The pro forma adjustments to the statements of earnings reflect amortization expense of the identifiable intangible assets (other than goodwill) as if Fresh Express had been acquired on the first day of the earliest period presented.

(c) Other assets to be recorded in connection with the notes offering include approximately $4.1 million of deferred debt issuance costs. Pro forma adjustments to the statement of earnings reflect additional interest expense related to the amortization of these debt issuance costs as if the notes had been issued on the first day of the earliest period presented.

(d) These adjustments reflect the issuance of the notes and common stock in this offering and the concurrent offering and the incurrence of $60.3 million of additional borrowings under our credit facility, as well as the repayment of outstanding Fresh Express indebtedness in connection with the acquisition.

(e) The interest rate on the notes to be issued in the notes offering is assumed to be 5.75% per annum and the interest rate on the additional borrowings under our credit facility referred to in note (d) above is assumed to be 5.72% per annum and 6.88% per annum for the six months of 2001 and the year 2000, respectively, which were the weighted average historical interest rates under the credit facility during those periods. These pro forma adjustments reflect the additional interest expense on the notes and on the additional borrowings referred to in note (d) above. These pro forma adjustments also reflect the elimination of interest expense on Fresh Express debt that we will repay concurrently with the acquisition.

(f) This adjustment reflects the elimination of a note receivable of Fresh Express that will not be acquired by us.

(g) These adjustments adjust income taxes as if Fresh International and all its subsidiaries were subject to federal and state income taxes for all of the periods presented and reflects the tax effect of other pro forma adjustments. Fresh International and one of its subsidiaries are taxed as S-corporations, which means that Fresh International and this subsidiary were not subject to federal and certain state income taxes for these periods. Upon consummation of our acquisition of Fresh Express, Fresh International and all its subsidiaries will be subject to federal and state income taxes.

                      SELECTED CONSOLIDATED FINANCIAL DATA

       Set forth below is selected consolidated financial data of Performance Food Group for the periods indicated. The selected consolidated financial data of Performance Food Group as of and for years 1996, 1997, 1998, 1999 and 2000 are derived from the audited consolidated financial statements of Performance Food Group, which were audited by KPMG LLP. The consolidated financial statements as of the years ended 1999 and 2000 and for the years 1998, 1999 and 2000, and the report of KPMG LLP on those financial statements, are included elsewhere in this prospectus supplement. The selected consolidated financial data as of and for the six-month periods ended July 1, 2000 and June 30, 2001 are derived from unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring items, which our management considers necessary for a fair presentation of our financial position and results of operations for these periods. The financial condition and results of operations as of and for the six months ended June 30, 2001 do not purport to be indicative of the financial condition or results of operations to be expected as of or for the fiscal year ending December 29, 2001. The unaudited condensed consolidated financial statements as of June 30, 2001 and for the six-month periods ended July 1, 2000 and June 30, 2001 are included elsewhere in this prospectus supplement. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus supplement.

       In February 1999, one of our subsidiaries merged with NorthCenter. The merger was accounted for as a pooling-of-interests and resulted in the issuance of approximately 1,700,000 shares of our common stock in exchange for all of the outstanding stock of NorthCenter. Our consolidated financial statements for periods prior to the merger have been restated to include the accounts and results of operations of NorthCenter.

       All of the fiscal years shown below had 52 weeks, except that 1998 had 53 weeks. As a result, some of the variations reflected in the following data may be attributed to the different lengths of the fiscal years. The six-month periods ended July 1, 2000 and June 30, 2001 each had 26 weeks.

                                                                                                   SIX MONTHS ENDED
                                                                                                -----------------------
                                                                                                 JULY 1,      JUNE 30,
                              1996         1997          1998          1999          2000          2000         2001
                            ---------   -----------   -----------   -----------   -----------   ----------   ----------
                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, RATIOS AND PERCENTAGES)          (UNAUDITED)
STATEMENT OF EARNINGS
  DATA:
Net sales.................  $864,219    $1,331,002    $1,721,316    $2,055,598    $2,605,468    $1,234,353   $1,518,297
Cost of goods sold........   740,009     1,159,593     1,491,079     1,773,632     2,253,277     1,069,965    1,314,306
                            --------    ----------    ----------    ----------    ----------    ----------   ----------
         Gross profit.....   124,210       171,409       230,237       281,966       352,191       164,388      203,991
Operating expenses........   103,568       146,344       198,646       242,625       302,176       144,436      172,035
                            --------    ----------    ----------    ----------    ----------    ----------   ----------
         Operating
           profit.........    20,642        25,065        31,591        39,341        50,015        19,952       31,956
Other income (expense):
  Interest expense........    (1,346)       (2,978)       (4,411)       (5,388)       (6,593)       (2,888)      (3,803)
  Nonrecurring merger
    expenses..............        --            --            --        (3,812)           --            --           --
  Gain on sale of
    investment............        --            --            --           768            --            --           --
  Other, net..............       176           111           195           342           (66)           40         (458)
                            --------    ----------    ----------    ----------    ----------    ----------   ----------
    Other expense, net....    (1,170)       (2,867)       (4,216)       (8,090)       (6,659)       (2,848)      (4,261)
                            --------    ----------    ----------    ----------    ----------    ----------   ----------
Earnings before income
  taxes...................    19,472        22,198        27,375        31,251        43,356        17,104       27,695
Income tax expense........     7,145         8,298         9,965        12,000        16,475         6,500       10,524
                            --------    ----------    ----------    ----------    ----------    ----------   ----------
    Net earnings..........  $ 12,327    $   13,900    $   17,410    $   19,251    $   26,881    $   10,604   $   17,171
                            ========    ==========    ==========    ==========    ==========    ==========   ==========

                                                   (footnotes on following page)

                                                                                                   SIX MONTHS ENDED
                                                                                                -----------------------
                                                                                                 JULY 1,      JUNE 30,
                              1996         1997          1998          1999          2000          2000         2001
                            ---------   -----------   -----------   -----------   -----------   ----------   ----------
                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, RATIOS AND PERCENTAGES)          (UNAUDITED)
Weighted average common
  shares outstanding......    24,118        25,621        26,796        27,544        28,336        27,862       36,066
Basic net earnings per
  common share............  $   0.51    $     0.54    $     0.65    $     0.70    $     0.95    $     0.38   $     0.48
Pro forma basic net
  earnings per common
  share(1)(2).............  $   0.49    $     0.53    $     0.63    $     0.77    $     0.95    $     0.38   $     0.48
Weighted average common
  shares and dilutive
  potential common shares
  outstanding.............    25,072        26,683        27,850        28,437        29,539        28,771       37,383
Diluted net earnings per
  common share............  $   0.49    $     0.52    $     0.63    $     0.68    $     0.91    $     0.37   $     0.46
Pro forma diluted net
  earnings per common
  share(1)(2).............  $   0.47    $     0.51    $     0.60    $     0.75    $     0.91    $     0.37   $     0.46
OTHER DATA:
Ratio of earnings to fixed
  charges(3)..............      13.5x          8.5x          5.8x          5.5x          5.4x          4.9x         5.7x
EBITDA(4).................  $ 26,770    $   33,657    $   43,092    $   53,478    $   67,892    $   28,233   $   44,858
Capital expenditures......  $  9,703    $    9,054    $   26,663    $   26,006    $   30,992    $   16,923   $   13,791
BALANCE SHEET DATA (END OF
  PERIOD):
Working capital(5)........  $ 49,397    $   60,131    $   63,280    $   70,879    $   96,470    $   74,843   $   84,283
Property, plant and
  equipment, net..........  $ 61,884    $   78,006    $   93,402    $  113,930    $  143,142    $  123,831   $  147,256
Total assets..............  $202,807    $  308,945    $  387,712    $  462,045    $  709,696    $  502,140   $  782,173
Total debt(6).............  $ 16,948    $   55,615    $   75,102    $   93,107    $  116,458    $  105,778   $  142,502
Shareholders' equity......  $105,468    $  137,949    $  157,085    $  189,344    $  357,717    $  189,835   $  399,102
Debt-to-capital
  ratio(6)(7).............      13.8%         28.7%         32.3%         33.0%         24.6%         35.8%        26.3%

---------------

(1) Pro forma adjustments to net earnings per common share add back nonrecurring merger expenses in 1999 equal to $3.8 million before taxes, or $.08 per share of common stock after taxes, related to our acquisition of NorthCenter and adjust income taxes as if NorthCenter, which merged with one of our subsidiaries in February 1999, were taxed as a C-corporation for income tax purposes rather than as an S-corporation for periods prior to the merger. As an S-corporation, NorthCenter was not subject to income tax for periods prior to the merger. NorthCenter became subject to income taxes for all periods following the merger. This pro forma data does not give effect to our proposed acquisition of Fresh Express nor does it give pro forma effect to any other acquisitions. See "Prospectus Supplement Summary -- Pending Acquisition of Fresh International Corp.," "Prospectus Supplement Summary -- Recent Acquisitions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Business Combinations."
(2) 1999 excludes a nonrecurring gain of $768,000 before taxes, or $.02 per share of common stock after taxes, on the sale of an investment.
(3) The ratio of earnings to fixed charges has been computed by dividing earnings, which consist of consolidated net income plus income taxes and fixed charges, except capitalized interest, by fixed charges, which consist of consolidated interest on indebtedness, including capitalized interest, amortization of debt discount and issuance cost, and the estimated portion of rental expenses deemed to be equivalent to interest.
(4) EBITDA means operating profit plus depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an alternative to net earnings as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity. EBITDA is presented to provide additional information with respect to our historical ability to meet our debt service, capital expenditures, rental and working capital requirements.
(5) On July 3, 2001, we entered into a $90 million receivables purchase facility under which we have sold and in the future intend to sell undivided interests in some of our receivables to a financial institution. These sales have resulted in a decrease in our current assets and working capital subsequent to June 30, 2001 because we used $60 million of the proceeds from the sale to repay borrowings under our credit facility.
(6) Total debt is the sum of short-term and long-term debt, but does not include our obligations under our $115 million master operating lease facilities which we use to finance the construction or purchase of distribution centers and office buildings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and the notes to our consolidated financial statements included elsewhere in this prospectus supplement for additional information about these facilities.
(7) The debt-to-capital ratio has been computed by dividing the amount of our total debt by the sum of our total debt plus shareholders' equity as of the end of each period, and expressing the result as a percentage.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus supplement.

       The following text contains references to years 2001, 2000, 1999 and 1998, which mean our fiscal years ending December 29, 2001, December 30, 2000, January 1, 2000 and January 2, 1999, respectively. References to the 2001 period and the 2000 period mean the six-month periods ended June 30, 2001 and July 1, 2000, respectively.

       We use a 52/53 week fiscal year ending on the Saturday closest to December 31. Consequently, we periodically have a 53-week fiscal year. Our 2000, 1999 and 1998 fiscal years were 52, 52 and 53 week years, respectively. As a result, some of the variations reflected in the following data may be attributed to different lengths of the fiscal years. Our 2001 and 2000 periods were each 26 weeks. As a result of our merger with NorthCenter on February 26, 1999, which we accounted for as a pooling-of-interests, the consolidated financial statements for periods prior to the merger have been restated to include the accounts and results of operations of NorthCenter.

INTRODUCTION

       Performance Food Group was founded in 1987 as a result of the combination of various foodservice businesses, and has grown both internally through increased sales to existing and new customers and through acquisitions of existing foodservice distributors. We derive our revenue primarily from the sale of food and non-food products to the foodservice, or "food-away-from-home," industry. The principal components of our expenses include cost of goods sold, which represents the amounts paid to manufacturers and growers for products sold, and operating expenses, which include primarily labor-related expenses, delivery costs and occupancy expenses related to our facilities.

       A portion of our growth in net sales during the periods discussed below was due to acquisitions. In addition to our pending acquisition of Fresh Express, the information appearing below under "Business Combinations" summarizes our acquisitions since the beginning of 1998.

RESULTS OF OPERATIONS

       The following table sets forth, for the periods indicated, the components of our condensed consolidated statements of earnings expressed as a percentage of net sales:

                                                                                SIX MONTHS ENDED
                                                                               -------------------
                                                                               JULY 1,    JUNE 30,
                                                    1998     1999     2000      2000        2001
                                                    -----    -----    -----    -------    --------
Net sales.........................................  100.0%   100.0%   100.0%    100.0%     100.0%
Cost of goods sold................................   86.6     86.3     86.5      86.7       86.6
                                                    -----    -----    -----     -----      -----
          Gross profit............................   13.4     13.7     13.5      13.3       13.4
Operating expenses................................   11.6     11.8     11.6      11.7       11.3
                                                    -----    -----    -----     -----      -----
          Operating profit........................    1.8      1.9      1.9       1.6        2.1
Other expense, net................................    0.2      0.4      0.2       0.2        0.3
                                                    -----    -----    -----     -----      -----
          Earnings before income taxes............    1.6      1.5      1.7       1.4        1.8
Income tax expense................................    0.6      0.6      0.7       0.5        0.7
                                                    -----    -----    -----     -----      -----
          Net earnings............................    1.0%     0.9%     1.0%      0.9%       1.1%
                                                    =====    =====    =====     =====      =====

  Comparison of 2001 and 2000 Periods

       Net sales. Net sales increased 23.0% to $1.52 billion in the 2001 period from net sales of $1.23 billion in the 2000 period. Net sales in our existing operations for the 2001 period increased 13.7% over the 2000 period, while acquisitions contributed the remaining 9.3% of our total sales growth for the 2001 period. Net sales in existing operations exclude the net sales of any acquired business for the first 12 months following the acquisition date of that business. During the third quarter of 2001, the growth in net sales in our existing operations has been below the rate of growth experienced in the first half of 2001, reflecting both weaker general economic conditions in the third quarter and consequences of the recent terrorist attacks. See "Risk
Factors -- The recent slowdown in the economy and recent terrorist attacks in the U.S. may have an adverse effect on our business." To date, improvements in productivity and lower interest costs have offset the impact of the lower rate of sales growth on our results of operations for the third quarter of 2001.

       Gross profit. Gross profit increased 24.1% to $204.0 million in the 2001 period from gross profit of $164.4 million in the 2000 period. Gross profit margin, which we define as gross profit as a percentage of net sales, increased to 13.4% in the 2001 period, compared to 13.3% in the 2000 period. The increase in gross profit margin was due primarily to increased contribution from our fresh-cut segment, mainly as a result of the acquisition of Redi-Cut in December 2000, which typically has had higher gross profit margins than many of our other operating companies.

       Operating expenses. Operating expenses increased 19.1% to $172.0 million in the 2001 period compared with $144.4 million in the 2000 period. As a percentage of net sales, operating expenses decreased to 11.3% in the 2001 period from 11.7% in the 2000 period. We believe that the decrease in operating expenses as a percentage of net sales was due mainly to tighter controls over expenses and efficiencies related to newer, more efficient fresh-cut processing facilities, which we opened in mid-2000.

       Operating profit. Operating profit increased 60.2% to $32.0 million in the 2001 period compared to $20.0 million in the 2000 period. Operating profit margin, which we define as operating profit as a percentage of net sales, increased to 2.1% in the 2001 period from 1.6% in the 2000 period.

       Other expense, net. Other expense, net, increased to $4.3 million in the 2001 period from $2.8 million in the 2000 period. Included in other expense, net, was interest expense of $3.8 million in the 2001 period, compared with interest expense of $2.9 million in the 2000 period. Interest expense was higher in the 2001 period than in the 2000 period primarily due to higher levels of borrowings under our revolving credit facility, partially offset by lower interest rates.

       Income tax expense. Income tax expense increased to $10.5 million in the 2001 period from $6.5 million in the 2000 period. As a percentage of earnings before income taxes, the provision for income taxes was 38.0% for the 2001 and 2000 periods.

       Net earnings. In the 2001 period, net earnings increased 61.9% to $17.2 million from $10.6 million in the 2000 period. As a percentage of net sales, net earnings increased to 1.1% in the 2001 period from 0.9% in the 2000 period.

  Comparison of 2000 to 1999

       Net sales. Net sales increased 26.7% to $2.61 billion for 2000 from $2.06 billion for 1999. Net sales in our existing operations increased 22.6% over 1999, while acquisitions contributed the remaining 4.1% of our total net sales growth for 2000.

       Gross profit. Gross profit increased 24.9% to $352.2 million in 2000 from $282.0 million in 1999. Gross profit margin decreased to 13.5% in 2000 compared to 13.7% in 1999. The decrease in gross profit margin was due primarily to increased sales to certain of our chain customers, which generally are higher volume, lower gross margin accounts.

       Operating expenses. Operating expenses increased 24.5% to $302.2 million in 2000 from $242.6 million in 1999. As a percentage of net sales, operating expenses decreased to 11.6% in 2000 from 11.8% in 1999. The decrease in operating expenses as a percentage of net sales was due mainly to increased sales in our customized distribution segment, which has a lower operating expense ratio, which we define as the ratio of operating expenses to net sales, than our broadline and fresh-cut segments, offset in part by higher fuel costs.

       Operating profit. Operating profit increased 27.1% to $50.0 million in 2000 from $39.3 million in 1999. Operating profit margin was 1.9% for 2000 and 1999.

       Other expense, net. Other expense, net, decreased to $6.7 million in 2000 from $8.1 million in 1999. Other expense, net, included interest expense of $6.6 million in 2000 and $5.4 million in 1999. Other expense, net, for 1999 also included nonrecurring merger expenses related to the NorthCenter merger of $3.8 million and a gain of $768,000 on the sale of an investment.

       Income tax expense. Income tax expense increased to $16.5 million in 2000 compared to $12.0 million in 1999. The effective tax rate decreased to 38.0% in 2000 from 38.4% in 1999. The fluctuation in the effective tax rate was due primarily to the merger with NorthCenter, which was taxed as an S-corporation for income tax purposes prior to the merger with us during the first quarter of 1999.

       Net earnings. Net earnings increased 39.6% to $26.9 million in 2000 from $19.3 million in 1999. For 2000, net earnings as a percentage of net sales increased to 1.0% from 0.9% in 1999.

  Comparison of 1999 to 1998

       Net sales. Net sales increased 19.4% to $2.06 billion for 1999 compared with $1.72 billion for 1998. Net sales in our existing operations increased 14.7% over 1998, while acquisitions contributed an additional 4.7% to our net sales growth. Excluding the effect of the 53rd week in 1998, net sales increased by 21.3% over 1998, and net sales in our existing operations increased by 16.5% over 1998.

       Gross profit. Gross profit increased 22.5% to $282.0 million in 1999 compared with $230.2 million in 1998. Gross profit margin increased to 13.7% in 1999 compared to 13.4% in 1998. The increase in gross profit margin was due primarily to improved profit margins at many of our broadline locations.

       Operating expenses. Operating expenses increased 22.1% to $242.6 million in 1999 from $198.6 million in 1998. As a percentage of net sales, operating expenses increased to 11.8% in 1999 compared with 11.6% in 1998. The increase in operating expenses as a percentage of net sales primarily reflected increased labor costs, including recruiting and training additional personnel, mainly in the transportation and warehouse areas, which are an integral part of our distribution service. Operating expenses were also impacted by the start-up of a new customized distribution facility to service certain of our chain customers, which became operational in mid-1999.

       Operating profit. Operating profit increased 24.5% to $39.3 million in 1999 from $31.6 million in 1998. Operating profit as a percentage of net sales also increased to 1.9% for 1999 from 1.8% for 1998.

       Other expense, net. Other expense, net, increased to $8.1 million in 1999 from $4.2 million in 1998. In 1999, other expense, net, included $3.8 million of nonrecurring expenses related to the merger with NorthCenter. Other expense, net, includes interest expense, which increased to $5.4 million in 1999 from $4.4 million in 1998. The increase in interest expense was due primarily to higher debt levels as a result of our various acquisitions and working capital requirements. Partially offsetting these expenses in 1999 was a $768,000 nonrecurring gain on the sale of an investment.

       Income tax expense. Income tax expense increased 20.4% to $12.0 million in 1999 from $10.0 million in 1998 as a result of higher pretax earnings. As a percentage of earnings before income taxes, income tax expense was 38.4% in 1999 versus 36.4% in 1998. The increase in the effective tax rate was due primarily to the merger with NorthCenter, which was treated as an S-corporation for income tax purposes prior to its merger with us in 1999. As an S-corporation, NorthCenter was not subject to income taxes prior to the merger, but, following the merger, NorthCenter became subject to income taxes for all periods following the merger.

       Net earnings. Net earnings increased $19.3 million in 1999 from $17.4 million in 1998. As a percentage of net sales, net earnings decreased to 0.9% in 1999 from 1.0% in 1998.

LIQUIDITY AND CAPITAL RESOURCES

       We have historically financed our operations and growth primarily with cash flows from operations, borrowings under credit facilities, the issuance of long-term debt, operating leases, normal trade credit terms and the sale of our common stock. Despite our growth in net sales, we have reduced our working capital needs by financing our investment in inventory principally with accounts payable and outstanding checks in excess of deposits.

       Cash flows from operating activities. Cash provided by operating activities was $46.8 million for the 2001 period. In the 2001 period, the primary sources of cash from operating activities were net earnings and increased levels of trade payables and decreased levels of trade receivables, partially offset by increased levels of inventories. Cash provided by operating activities was $13.9 million for the 2000 period. In the 2000 period, the primary sources of cash from operations were net earnings and increased levels of trade payables, partially offset by increased levels of trade receivables and inventories.

       Cash provided by operating activities was $14.6 million in 2000. In 2000, the primary sources of cash from operating activities were net earnings and increased levels of trade payables, accrued expenses and income taxes payable, partially offset by increased levels of trade receivables and inventories. Cash provided by operating activities was $47.0 million and $24.3 million in 1999 and 1998, respectively. In 1999, the primary sources of cash from operating activities were net earnings and increased levels of trade payables and accrued expenses, partially offset by increased levels of inventories. In 1998, the primary sources of cash from operating activities were net earnings and increased levels of trade payables and accrued expenses, partially offset by increased levels of trade receivables.

       Cash used in investing activities. Cash used in investing activities was $55.8 million for the 2001 period. Investing activities included additions to and disposals of property, plant and equipment and the acquisition of businesses. Our capital expenditures, excluding acquisitions of other businesses, for the 2001 period were $13.8 million. We anticipate that our total capital expenditures, excluding acquisitions, for fiscal 2001 will be approximately $33.0 million, although we cannot assure you that actual capital expenditures will not differ from this amount. Cash used in investing activities in the 2001 period also included a total of approximately $43.8 million paid as a portion of the purchase price for the acquisition of Empire Seafood and to the former shareholders of Carroll County, State Hotel Supply Company, Inc. and AFFLINK Incorporated (formerly Affiliated Paper Companies, Inc.) as a result of certain contractual obligations under the purchase agreements relating to the acquisitions. In the 2000 period, cash used in investing activities was $18.2 million. In the 2000 period, our total capital expenditures, excluding acquisitions of businesses, were $16.9 million. Cash used in investing activities in the 2000 period also included $2.3 million paid to the former shareholders of Dixon Tom-A-Toe Companies, Inc. and AFFLINK as a result of certain contractual obligations under the purchase agreements relating to the acquisitions.

       Cash used in investing activities was $153.5 million in 2000. Our capital expenditures, excluding acquisitions of businesses, in 2000 were $31.0 million. Cash used by investing activities in 2000 included $124.2 million paid as a portion of the purchase price of Redi-Cut and Carroll County, net of cash on hand at these acquired companies, and payments made to the former shareholders of AFFLINK and Dixon as a result of certain contractual obligations under purchase agreements relating to the acquisitions. Cash used in investing activities was $41.8 million and $47.1 million for 1999 and 1998, respectively. During 1999 and 1998, we paid $18.1 million and $23.9 million, respectively, for the acquisition of businesses, net of cash on hand at the acquired companies. Our total capital expenditures, excluding acquisitions of businesses, for 1999 and 1998 were $26.0 million and $26.7 million, respectively. In 1999 and 1998, proceeds from the sale of property, plant and equipment totaled $1.1 million and $3.6 million, respectively. Investing activities in 1999 also included $1.6 million from the sale of an investment.

       Cash provided by financing activities. Cash provided by financing activities was $207,000 in the 2001 period. In the 2001 period, cash flows from financing activities included net borrowings of $13.0 million on our revolving credit facility, $906,000 of proceeds from industrial revenue bonds issued to finance the construction of a new produce-processing facility and proceeds of $4.0 million from the exercise of stock options. In the 2001 period, cash used in financing activities included a decrease in outstanding checks in excess of deposits of $16.2 million and principal payments on long-term debt of $1.5 million. Cash provided by financing activities was $4.7 million in the 2000 period. In the 2000 period, cash flows from financing activities included an increase in outstanding checks in excess of deposits of $1.8 million, net borrowing of $9.6 million on our revolving credit facility, proceeds of $3.5 million from industrial revenue bonds issued to finance the construction of a new produce-processing facility, and proceeds of $2.2 million from the exercise of stock options. In the 2000 period, cash used in financing activities included $11.9 million paid by us to repurchase shares of our common stock in the open market for use in connection with our employee benefit plans.

       Cash provided by financing activities was $151.8 million in 2000. In 2000, cash flows from financing activities included proceeds of $124.4 million from the issuance of common stock, an increase in outstanding checks in excess of deposits of $19.0 million, net borrowings of $12.0 million on our revolving credit facility, $3.5 million of proceeds from industrial revenue bonds issued to finance the construction of a new produce-processing facility, and proceeds of $5.1 million from the exercise of stock options. In 2000, cash used by financing activities included $812,000 of principal payments on long-term debt and $11.9 million paid by us to repurchase shares of our common stock in the open market for use in connection with our employee benefit plans. Cash used in financing activities was $7.4 million in 1999, and cash provided by financing activities was $26.7 million in 1998. Financing activities included net borrowings in 1999 of $13.3 million and net debt repayments in 1998 of $26.6 million under our revolving credit facility. Financing activities in 1999 also included a decrease in outstanding checks in excess of deposits of $20.1 million, principal payments on long-term debt of $9.2 million and $1.0 million distributed to the former shareholders of NorthCenter prior to its merger with one of our subsidiaries. Finally, in 1999, we received cash flows of $5.0 million from the exercise of stock options and proceeds of $4.6 million from the issuance of industrial revenue bonds to finance the construction of a new produce-processing facility. Cash flows from financing activities in 1998 included an increase in outstanding checks in excess of deposits of $10.8 million and $1.8 million from the exercise of stock options. Financing activities in 1998 also included repayment of promissory notes totaling $7.3 million, payments on long-term debt of $1.6 million, and $451,000 distributed to the former shareholders of NorthCenter. Lastly, we received proceeds of $50.0 million from the issuance of our 6.77% senior notes in May 1998.

       In May 1998, we issued $50.0 million of unsecured 6.77% senior notes in a private placement. These notes are due May 8, 2010. Interest is payable semiannually. The senior notes require the maintenance of certain financial ratios as defined in the note agreements. Proceeds of the issue were used to repay amounts outstanding under our credit facilities and for general corporate purposes.

       On March 5, 1999, we entered into an $85.0 million revolving credit facility with a group of commercial banks that replaced our existing $30.0 million credit facility. In addition, we entered into a $5.0 million working capital line of credit with one of those banks. The credit facilities expire in March 2002. Approximately $60.0 million was outstanding under the credit facilities at June 30, 2001. The $85 million credit facility also allows the issuance of up to $20.0 million of standby letters of credit, which reduce the amount of borrowings otherwise available under the $85 million credit facility. At June 30, 2001 we were liable for approximately $10.1 million of outstanding letters of credit under the credit facility. At June 30, 2001, we had $19.9 million of borrowings available under our credit facilities, subject to compliance with customary borrowing conditions. The credit facilities bear interest at LIBOR plus a spread over LIBOR, which varies based on our ratio of funded debt to total capital. At June 30, 2001, borrowings under the credit facilities bore interest at 4.20% per annum. Additionally, the credit facilities require the maintenance of certain financial ratios as defined in the credit agreement. We are discussing with our bank lenders a new revolving credit facility which would provide for available borrowings of up to $200 million with a five year maturity from the date the facility is closed. We are seeking to close this facility at or about the time of completion of this offering and the concurrent offering; however, entering into the new revolving credit facility is not a condition to this offering, the concurrent offering or the acquisition of Fresh Express. Likewise, we cannot assure you that we will enter into this credit facility at all or, if we do enter into this facility, that its actual terms will not differ from those described above.

       On March 19, 1999, one of our subsidiaries issued $9.0 million of tax-exempt industrial revenue bonds to finance the construction of a produce-processing facility. On January 31, 2001, these bonds were refinanced with the proceeds of $9.0 million taxable revenue bonds in order to free us from certain restrictive covenants applicable to the subsidiary that issued the tax-exempt bonds. Like the tax-exempt bonds, these taxable bonds bear interest at a rate determined weekly by the remarketing agent for the bonds. The interest rate for these bonds was approximately 3.95% per annum at June 30, 2001. The bonds are secured by a letter of credit issued by a commercial bank and are due in March 2019.

       In September 1997, we entered into our first master operating lease facility. In February 2001, we increased this master operating lease facility from $47.0 million to $55.0 million. This facility is being used to construct four distribution centers. Two of these distribution centers became operational in early 1999, one became operational in the second quarter of 2000, and the remaining property became operational in the second quarter of 2001. Under this facility, the lessor owns the distribution centers, incurs the related debt to construct the properties and thereafter leases each property to us. We have entered into leases for each of the properties. All of these leases end on September 12, 2002, including extensions. Upon the expiration of the leases, we may seek to renew the leases. If we are unable to or choose not to renew the leases, we have the option of selling the properties to third parties or purchasing the properties at their original cost. If the properties are sold to third parties for less than 88% of their aggregate original cost, we are obligated, under a residual value guarantee, to pay the lessor an amount equal to the shortfall. There can be no assurance that we will be able to renew the leases or sell the properties to third parties, and we will require substantial additional financing if we are required to purchase the properties upon the expiration of the master operating lease facility. Because of the location and condition of each of the four properties referred to above, we believe that the anticipated fair value of these properties could eliminate or substantially reduce our exposure under the residual value guarantee, although there can be no assurance that we will not be required to make payments to satisfy this guarantee. Through June 30, 2001, construction expenditures by the lessor under this facility were approximately $49.3 million.

       On June 9, 2000, we entered into a $60.0 million master operating lease facility to construct or purchase various office buildings and distribution centers. As of June 30, 2001, two distribution centers had been purchased, one office building had been completed and construction on one distribution center had begun under this facility. Under this facility, the lessor owns the properties, incurs the related debt to construct or purchase the properties and thereafter leases each property to us. We have entered into leases for three of these properties and have entered into a commitment to lease the fourth property for a period beginning upon the completion of construction of that property. The leases relating to the four properties referred to above, as well as any other leases we may enter into under this facility in the future, end on June 9, 2005. Upon the expiration of the leases, we may seek to renew the leases. If we are unable to or choose not to renew the leases, we have the option of selling the properties to third parties or purchasing the properties at their original cost. If the properties are sold to third parties for less than 85% of their aggregate original cost, we are obligated, under a residual value guarantee, to pay the lessor an amount equal to the shortfall. There can be no assurance that we will be able to renew the leases or sell the properties to third parties, and we will require substantial additional financing if we are required to purchase the properties upon the expiration of the master operating lease facility. Because of the location and condition of each of the four properties referred to above, we believe that the anticipated fair value of these properties could eliminate or substantially reduce our exposure under the residual value guarantee with respect to these four properties, although there can be no assurance that we will not be required to make payments to satisfy this guarantee either with respect to these four properties or any other properties which may be constructed or purchased in the future under this facility. Through June 30, 2001, construction and acquisition expenditures by the lessor under the facility were approximately $26.2 million.

       In December 2000, we issued 6,440,000 shares of our common stock generating proceeds to us, after deducting underwriting discounts and expenses, of $124.5 million, which we used to pay the cash portion of the purchase price for Redi-Cut and repay amounts outstanding under our credit facilities.

       On June 22, 2001, we filed a shelf registration statement with the SEC registering up to $600 million of debt and equity securities. This offering and the concurrent offering are being made under that shelf registration statement.

       On July 3, 2001, we entered into our receivables purchase facility, under which PFG Receivables Corporation, a wholly owned, special-purpose subsidiary of ours, sells an undivided interest in certain of our trade receivables. PFG Receivables Corporation was formed for the sole purpose of buying receivables generated by some of our operating units, and selling an undivided interest in those receivables to a financial institution. Under the receivables purchase facility, our operating units transfer a portion of their accounts receivable to PFG Receivables Corporation, which in turn, subject to certain conditions, may from time to time sell an undivided interest in these receivables to a financial institution. The amount of the undivided interest in the receivables owned by the financial institution cannot exceed $90 million at any one time. The proceeds from the initial sale of the undivided interest in these receivables were used to repay $60.0 million of borrowings under our $85 million credit facility. As of July 3, 2001, the amount of the undivided interest owned by the financial institution under the receivables purchase facility was $73 million. The receivables purchase facility expires in July 2002, but can be renewed by mutual agreement between us and the financial institution. We will account for this two-step transaction under the provisions of SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.

       On July 25, 2001, we signed a definitive agreement to acquire the common stock of Springfield, a privately owned broadline foodservice distributor based in Springfield, Massachusetts, for approximately $80.7 million. Springfield provides products and services to traditional foodservice accounts in a region covering New England and portions of New York State. For additional information regarding Springfield and the terms of the acquisition, see "Prospectus Supplement Summary -- Recent Acquisitions."

       On August 9, 2001, we signed a definitive agreement to acquire Fresh Express, a privately owned processor and distributor of packaged, ready-to-eat salads with facilities in Salinas, California, Colorado Springs, Colorado, Atlanta, Georgia, Chicago, Illinois and Greencastle, Pennsylvania. For additional information regarding Fresh Express and the terms of the acquisition, see "Prospectus Supplement Summary -- Pending Acquisition of Fresh International Corp." and "Business -- Business of Fresh Express."

       We believe that our cash flows from operations, borrowings under our credit facilities and our master operating lease facilities, the sale of undivided interests in trade receivables under our receivables purchase facility and proceeds from this offering and the concurrent offering will be sufficient to finance the acquisition of Fresh Express and to fund our operations and capital expenditures for at least the next 18 months, assuming that we are able to renew or replace our credit facility before its expiration in March 2002 and our $90 million receivables purchase facility before its expiration in July 2002. However, we will likely require additional sources of financing to the extent that we make additional acquisitions in the future.

BUSINESS COMBINATIONS

       On June 1, 1998, we acquired certain net assets related to the business of AFFLINK, a privately-owned marketing organization based in Tuscaloosa, Alabama. AFFLINK provides procurement and merchandising services for a variety of paper, disposable and sanitation supplies to a number of independent distributors. On July 27, 1998, we acquired certain net assets of Virginia Foodservice Group, Inc. based in Richmond, Virginia, a division of a privately-owned foodservice distributor in which a member of our management has a minor ownership interest. Virginia Foodservice is a foodservice distributor primarily servicing traditional foodservice customers in the central Virginia market. Collectively, these companies had 1997 net sales of approximately $69 million.

       In 1998, the aggregate purchase price paid for the assets of AFFLINK and Virginia Foodservice was approximately $23.9 million. An additional $5.5 million was paid in the 1999 period to the former shareholders of Virginia Foodservice and AFFLINK and an additional $1.7 million was paid in the 2000 period to the former shareholders of AFFLINK as a result of meeting certain performance criteria under the purchase agreements. These purchases were financed with proceeds from a credit facility.

       The acquisitions of AFFLINK and Virginia Foodservice have been accounted for using the purchase method. Therefore, the acquired assets and liabilities have been recorded at their estimated fair values at the dates of acquisition. The excess of the purchase price over the fair value of tangible net assets acquired was approximately $31.1 million and is being amortized on a straight-line basis over estimated lives ranging from 5 to 40 years.

       On February 26, 1999, we completed a merger with NorthCenter, in which NorthCenter became our wholly owned subsidiary. NorthCenter was a privately owned foodservice distributor based in Augusta, Maine, and had 1998 net sales of approximately $98 million. The merger was accounted for as a pooling-of-interests and resulted in the issuance of approximately 1,700,000 shares of our common stock in exchange for all of the outstanding stock of NorthCenter. Accordingly, our consolidated financial statements for periods prior to the merger have been restated to include the accounts and results of operations of NorthCenter.

       On August 28, 1999, we acquired the common stock of Dixon, an Atlanta-based privately owned processor of fresh-cut produce. Dixon has operations in the southeastern and midwestern United States. Its operations have been combined with our subsidiary Fresh Advantage, Inc. On August 31, 1999, our subsidiary, AFI Foodservice Distributors, Inc., acquired certain net assets of State Hotel, a privately owned meat processor based in Newark, New Jersey. State Hotel provides Certified Angus Beef and other custom-cut meats to restaurants and food retailers in New York City and the surrounding region. On December 13, 1999, our subsidiary, Virginia Foodservice, acquired certain net assets of Nesson Meat Sales, a privately owned meat processor based in Norfolk, Virginia. Nesson supplies Certified Angus Beef and other custom-cut meats to restaurants and other foodservice operations in the mid-Atlantic region. Together, Dixon, State Hotel and Nesson had 1998 net sales that contributed approximately $100 million to our operations on an annualized basis. However, there can be no assurance that this level of contribution will be sustained.

       On August 4, 2000, we acquired the common stock of Carroll County, a privately owned, broadline foodservice distributor based in New Windsor, Maryland. Carroll County provides products and services to traditional foodservice accounts in a region that includes Baltimore, Maryland and Washington, D.C. Carroll County had 1999 net sales of approximately $45 million. However, we can give no assurances as to the level of future net sales by Carroll County. The aggregate consideration payable to the former shareholders of Carroll County is subject to increase in certain circumstances.

       On December 13, 2000, we acquired all of the capital stock of Redi-Cut, a privately owned fresh-cut produce processor with facilities in Franklin Park, Illinois, a suburb of Chicago, and Kansas City, Missouri, for a purchase price of $138.0 million, plus the assumption of approximately $932,000 in debt. We paid approximately $120.5 million of the purchase price in cash and the balance in 804,480 shares of our common stock. Redi-Cut provides fresh-cut produce mainly to third-party distributors for resale primarily to national quick-service restaurants and other sectors of the "food-away-from-home" industry. Redi-Cut had 1999 net sales of approximately $113 million. However, we can give no assurance as to the level of future net sales by Redi-Cut.

       On April 2, 2001, we acquired all the outstanding common stock of Empire Seafood, a privately owned distributor and processor of seafood based in Miami, Florida. The total consideration paid for the acquisition, including assumed debt, was approximately $75 million, of which approximately $19.6 million was paid through the issuance of 802,558 shares of our common stock. In addition, in connection with the acquisition, we entered into an earnout agreement under which we will be required to pay to certain of the former shareholders of Empire Seafood up to $7.5 million as additional purchase price over a three-year period if Empire Seafood achieves certain operating targets, payable in cash and shares of our common stock.

       In the 2001 period, we paid a total of approximately $43.8 million and issued a total of approximately 817,000 shares of our common stock for the acquisition of Empire Seafood and to the former shareholders of Carroll County, State Hotel and AFFLINK as a result of certain contractual obligations in the purchase agreements relating to those acquisitions. In the 2000 period, we paid a total of approximately $2.3 million and issued a total of approximately 89,000 shares our of common stock to the former shareholders of AFFLINK and Dixon, which were acquired prior to 2000, as a result of certain contractual obligations in the purchase agreements relating to those acquisitions. The payments were recorded as additions to goodwill.

       The acquisitions of Dixon, State Hotel, Nesson, Carroll County, Redi-Cut and Empire Seafood have been accounted for using the purchase method; therefore, the acquired assets and liabilities have been recorded at their estimated fair values at the dates of acquisition. The excess of the purchase price over the fair value of tangible net assets acquired in these acquisitions was approximately $221.5 million and is being amortized on a straight-line basis over estimated lives ranging from 5 to 40 years.

       As noted above, the consideration payable to the former owners of some of the businesses we have acquired is subject to increase in certain circumstances. We may be required to issue additional shares of common stock and make additional payments in the future to the former owners of businesses we have acquired under these and similar contractual provisions.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

       During 1998, the Financial Accounting Standards Board, or FASB, issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activity, which is effective for periods beginning after June 15, 1999. In May 1999, the FASB issued SFAS No. 137, Deferral of the Effective Date of SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 137 delayed the effective date of SFAS No. 133 by one year. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133. We adopted the SFAS No. 138 in the first quarter of 2001. In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. We adopted the provisions of this standard in the second quarter of 2001. The adoption of these standards had no impact on our financial condition or results of operations.

       In July 2001, the FASB issued SFAS No. 141, Business Combinations. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for by the purchase method and also specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported apart from goodwill. The adoption of this standard will affect our accounting for Springfield and future acquisitions, including the pending acquisition of Fresh Express.

       Also in July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. The provisions of SFAS No. 142 state that goodwill should no longer be amortized, and goodwill and other intangible assets with indefinite lives should be tested for impairment upon adoption of the standard, and at least annually thereafter. We will be required to adopt the provisions of SFAS No. 142 with our fiscal year beginning December 30, 2001, except for goodwill and any intangible assets acquired in a purchase business combination that is completed after June 30, 2001, for which the provisions of this standard are effective beginning July 1, 2001. As a result, after the adoption of the provisions of this standard, we will no longer record amortization expense for goodwill. We will also be required to perform an assessment of whether there is an indication that goodwill and other intangible assets are impaired as of the date of adoption. Any such transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in our consolidated statement of earnings.

       As of the date of adoption, we expect to have unamortized goodwill, excluding Springfield and acquisitions not yet consummated in the amount of $274.0 million, which will be subject to the transition provisions of SFAS No. 142. Amortization expense related to goodwill was $3.7 million and $1.4 million for the 2001 and 2000 periods, respectively. We have not yet completed our analysis of the impact of these new standards on our financial condition and results of operations.

QUARTERLY RESULTS AND SEASONALITY

       Set forth below is certain summary information with respect to our operations for the most recent ten fiscal quarters. Historically, the restaurant and foodservice business is seasonal, with lower sales in the first quarter. Consequently, we may experience lower net sales during the first fiscal quarter, depending on the timing of any acquisitions. Management believes our quarterly net sales will continue to be impacted by the seasonality of the restaurant business.

       All of the fiscal quarters set forth below had 13 weeks.

                                                                        2001
                                                              -------------------------
                                                              1ST QUARTER   2ND QUARTER
                                                              -----------   -----------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                   SHARE AMOUNTS)
Net sales...................................................   $723,475      $794,822
Gross profit................................................     95,375       108,616
Operating profit............................................     11,786        20,170
Earnings before income taxes................................     10,160        17,535
Net earnings................................................      6,299        10,872
Basic net earnings per common share.........................       0.18          0.30
Diluted net earnings per common share.......................       0.17          0.29

                                                                          2000
                                                        -----------------------------------------
                                                          1ST        2ND        3RD        4TH
                                                        QUARTER    QUARTER    QUARTER    QUARTER
                                                        --------   --------   --------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales.............................................  $579,750   $654,603   $693,127   $677,988
Gross profit..........................................    77,409     86,979     93,223     94,580
Operating profit......................................     7,564     12,388     15,139     14,924
Earnings before income taxes..........................     6,244     10,860     13,433     12,819
Net earnings..........................................     3,871      6,733      8,329      7,948
Basic net earnings per common share...................      0.14       0.24       0.30       0.27
Diluted net earnings per common share.................      0.13       0.23       0.28       0.25

                                                                          1999
                                                        -----------------------------------------
                                                          1ST        2ND        3RD        4TH
                                                        QUARTER    QUARTER    QUARTER    QUARTER
                                                        --------   --------   --------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales.............................................  $466,378   $501,960   $534,583   $552,677
Gross profit..........................................    62,993     67,855     74,375     76,743
Operating profit......................................     6,280     10,076     12,109     10,876
Earnings before income taxes..........................     1,176      8,829     11,672      9,574
Net earnings..........................................       651      5,430      7,236      5,934
Basic net earnings per common share...................      0.02       0.20       0.26       0.21
Pro forma basic net earnings per common share(1)(2)...      0.11       0.20       0.24       0.21
Diluted net earnings per common share.................      0.02       0.19       0.25       0.20
Pro forma diluted net earnings per common
  share(1)(2).........................................      0.11       0.19       0.24       0.20

---------------

(1) Pro forma adjustments to net earnings per common share add back nonrecurring merger expenses equal to $3.8 million before taxes related to our acquisition of NorthCenter and adjust income taxes as if NorthCenter, which merged with one of our subsidiaries in February 1999, were taxed as a C-corporation for income tax purposes rather than as an S-corporation for periods prior to the merger. As an S-corporation, NorthCenter was not subject to income tax for periods prior to the merger.

    NorthCenter became subject to income taxes for all periods following the merger. This pro forma data does not give pro forma effect to our proposed acquisition of Fresh Express nor does it give pro forma effect to any other acquisitions. See "Prospectus Supplement Summary -- Pending Acquisition of Fresh International Corp.," "Prospectus Supplement Summary -- Recent Acquisitions" and "-- Business Combinations."
(2) Excludes a nonrecurring gain of $768,000 before taxes on the sale of an investment.

MARKET RISK

     Our primary market risks are related to fluctuations in interest rates. Our primary interest rate risk is from changing interest rates related to our long-term debt. We currently manage this risk through a combination of fixed and floating rates on these obligations. For fixed-rate debt, interest rate changes affect the fair market value of the debt but do not impact earnings or cash flows. For floating-rate debt, interest rate changes generally do not affect the fair market value of the debt but impact earnings and cash flows, assuming other facts remain constant. As of June 30, 2001, our total debt consisted of fixed and floating rate debt of $65.3 million and $77.2 million, respectively. Substantially all of our floating rate debt is based on LIBOR.

                                    BUSINESS

       Performance Food Group is the nation's fourth largest broadline foodservice distributor based on 2000 net sales of $2.6 billion. We market and distribute over 36,000 national and proprietary brand food and non-food products to approximately 29,000 customers in the foodservice or "food-away-from-home" industry. In addition, we are a major processor of fresh-cut produce that we market and distribute to foodservice customers. Our extensive product line and distribution system allow us to service both of the major customer types in the foodservice industry: "street" foodservice customers, which include independent restaurants, hotels, cafeterias, schools, healthcare facilities and other institutional customers; and multi-unit, or "chain," customers, which include regional and national quick-service and casual-dining restaurants.

       We service our customers through three operating segments:

       - Broadline. Our broadline distribution segment markets and distributes more than 32,000 national and proprietary brand food and non-food products to approximately 29,000 customers, including street customers and certain corporate-owned and franchisee locations of chains such as Burger King, Wendy's, Subway, Church's and Popeye's. In the broadline distribution segment, we design our product mix, distribution routes and delivery schedules to accommodate the needs of a large number of customers whose individual purchases vary in size. Generally, broadline distribution customers are located no more than 250 miles away from one of our 14 broadline distribution facilities, which serve customers in the southern, southeastern, eastern and northeastern United States. Our broadline distribution segment net sales represented approximately 52.5% of our consolidated net sales in 2000. Net sales for this segment grew at a compound annual rate of approximately 33.2% from 1996 through 2000.

       - Customized. Our customized distribution segment focuses on serving casual-dining chain restaurants such as Cracker Barrel Old Country Store, Outback Steakhouse and TGI Friday's. We believe that these customers generally prefer a centralized point of contact that facilitates item and menu changes, tailored distribution routing and customer service. We generally can service these customers more efficiently than our broadline distribution customers by warehousing only those stock keeping units, or SKUs, specific to customized segment customers and by making larger, more consistent deliveries. We have five customized distribution facilities currently serving 11 customers in 49 states and several foreign countries. Our customized distribution segment net sales represented approximately 42.4% of our consolidated net sales in 2000. Net sales for this segment grew at a compound annual rate of approximately 29.4% from 1996 through 2000.

       - Fresh-cut. Our fresh-cut segment purchases, processes, packages and distributes over 900 fresh produce offerings under our "Fresh Advantage" and "Redi-Cut" labels. Our fresh-cut operations are conducted at four processing facilities located in the southeastern, southwestern and midwestern United States. Our fresh-cut products are sold mainly to third-party distributors for resale primarily to quick-service restaurants such as Burger King, KFC, McDonald's, Pizza Hut, Taco Bell and Subway located in the southeastern, southwestern and midwestern United States. On December 13, 2000, we acquired Redi-Cut, a leading regional processor of fresh-cut produce used primarily by foodservice operators. Our fresh-cut segment net sales represented approximately 5.1% of our consolidated net sales in 2000, and would have represented approximately 9.3% of our consolidated net sales in 2000 after giving pro forma effect to our acquisition of Redi-Cut as if that acquisition had occurred on January 2, 2000. Net sales for this segment grew at a compound annual rate of approximately 39.6% from 1996 through 2000. Upon completion of our acquisition of Fresh Express, we will become one of the nation's leading providers of packaged, ready-to-eat salads to food retailers based on Fresh Express' market share for the 12-month period ended July 2001, as reported by a market research firm.

       We believe that, over the last several years, we have experienced significantly greater growth rates than the U.S. foodservice industry as a whole, both through internal growth and through an active acquisition program. From 1996 through 2000, we grew our net sales from $864.2 million to $2.6 billion, representing a compound annual growth rate of approximately 31.8%. By contrast, according to data compiled by a market research firm, the total net sales of the U.S. foodservice distribution industry were approximately $134 billion in 1996 and approximately $163 billion in 2000, representing a compound annual growth rate of approximately 5.2%.

INDUSTRY OVERVIEW

       The foodservice distribution business involves the purchasing, warehousing, marketing and transportation of meats, poultry, refrigerated products, frozen foods, dairy products, beverages and other food and non-food items from manufacturers to a broad range of enterprises, including restaurants, cafeterias, nursing homes, hospitals, other healthcare facilities and schools.

       The U.S. consumer food industry, which includes "food-at-home" and "food-away-from-home" purchases, recorded net sales of approximately $795 billion in 2000 according to data compiled by a market research firm. Within the consumer food industry, we believe that the purchase of "food-away-from-home" has been driven by demographic, economic and lifestyle trends. According to data compiled by a market research firm, from 1972 through 2000, consumer purchases of "food-away-from-home" in the U.S. grew at a compound annual rate of approximately 7.4%. This data also indicates that consumer purchases of "food-away-from-home" grew from approximately 37.3% of total consumer food purchases in the U.S. in 1972 to approximately 49.2% in 2000. We believe the trends that have fueled the demand for "food-away-from-home" have included the percentage of women in the workforce, growth in dual-income and single-parent households, the relative affluence of the aging baby-boomer generation and consumer demand for convenience.

       While the foodservice distribution industry is large and includes a limited number of large distributors that have a significant market presence nationwide or in one or two regions, we believe, based on data compiled by a foodservice industry publication, that the industry remains fragmented, with an estimated 2,800 companies in operation according to data published by a market research firm. We believe that many of these companies are relatively small, privately-owned enterprises supplying a limited range of products within local or regional markets. We believe that the trend in the foodservice distribution industry has been toward consolidation of small regional and local distributors through acquisition by larger distributors. For example, according to data compiled by a foodservice industry publication, the total net sales of the ten largest broadline distributors in 2000 together accounted for approximately 30.0% of the total net sales for the U.S. foodservice distribution industry as a whole, compared to approximately 12.8% in 1985. We anticipate further consolidation as larger distributors continue to pursue acquisitions in an effort to extend geographic reach and achieve economies of scale such as increased buying power, increased efficiency of their distribution networks, increased ability to leverage investments in information technology and elimination of redundant overhead expenses.

       We believe that another avenue for growth in the foodservice distribution industry is through the development and marketing of specific foodservice specialty items. For example, we believe that the trend towards health-conscious eating habits has resulted in the increased popularity of salad and fresh vegetable offerings in quick-service and other chain restaurants. This increased popularity has generated demand for fresh-cut produce. In addition, we believe that a number of restaurants are seeking ways to increase product quality while reducing labor costs. Technological innovations in the processing and packaging of fresh-cut produce have enabled specialty produce processors to extend the shelf life of their products while offering convenience and costs savings to their customers.

GROWTH STRATEGIES

       Our strategy is to grow our foodservice business through both internal growth and acquisitions, and to improve our operating profit margin. We believe that we have the resources and competitive advantages to maintain our strong internal growth and that we are well-positioned to take advantage of the consolidation taking place in our industry.

       Our key growth strategies are as follows:

       Increase broadline sales to existing customers and within existing markets. We seek to become a principal supplier for more of our broadline distribution customers and to increase sales per delivery to those customers. We believe that a higher penetration of our existing broadline distribution customers and markets will allow us to strengthen our relationships with our current customers and to realize economies of scale driven by greater utilization of our existing distribution infrastructure.

       We believe that we can increase our penetration of the broadline distribution customer base through focused sales efforts that leverage our decentralized decision-making process, our distribution infrastructure and our quality products and value-added services. We also believe that the typical broadline customer in our markets uses one supplier for the majority of its foodservice needs, but also relies upon a limited number of additional broadline suppliers and specialty food suppliers.

       We believe those customers within our existing markets for whom we are not the principal supplier represent an additional market opportunity for us.

       We seek to maintain our price competitiveness in the broadline distribution segment by investing in technology aimed at enhancing our purchasing leverage. We are currently implementing a program to standardize product descriptions across our broadline information systems, which should allow us to enhance coordination of our buying activity and enable us to improve our purchasing power. In addition, we are continuing to invest in technology to provide our sales force with better information with which to assist broadline customers and grow sales.

       Increase sales to street customers. Within our broadline segment, we plan to focus on increasing sales to street customers, which typically generate higher operating margins than our sales to chain accounts. We will seek to increase our penetration of the street customer base by leveraging our broad range of products and value-added services and by continuing to invest in enhancing the quality of our sales force through improvements in our hiring and training efforts and in our utilization of technology. Our training programs and sales compensation system are designed to encourage our sales force to grow sales to new and existing street customers.

       Increase sales of proprietary brands. We seek to increase sales of our proprietary brands, which typically generate higher margins than national brands. We believe that our proprietary brands, which include Pocahontas, Raffinato, Colonial Tradition, Village Garden, West Creek and AFFLAB offer customers greater value than national brands, and also allow us to reduce our purchasing cost compared to the higher purchase prices typically associated with national brands. We also seek to increase our sales of proprietary brands through our sales force training program and sales compensation system.

       Grow our customized segment with existing and selected new customers. We seek to strengthen our existing customized distribution relationships by continuing to provide quality products at competitive prices and by upgrading our level of service through initiatives, such as electronic data transfer of ordering, billing and inventory information, which help ensure on-time delivery and more accurate filling of orders. We also seek to selectively add new customers within the customized distribution segment. We believe that potential customers include large chains that have traditionally relied on in-house distribution networks and customers that are dissatisfied with their existing distributor relationships, as well as new or growing restaurant chains that have yet to establish a relationship with a primary foodservice distributor.

       Become a nationwide leader in fresh-cut produce. We believe that our acquisition of Redi-Cut in December 2000 and our pending acquisition of Fresh Express represent important steps in the implementation of our strategy to become a leading national processor of fresh-cut produce for the foodservice and retail markets. We intend to develop a national presence in the fresh-cut produce segment by continuing to introduce innovative products, such as our machine-processed diced and sliced tomato products and pre-cut, ready-to-eat fruit, leveraging our core products and building our customer base by capitalizing on our expertise in food safety and preservation.

       Improve operating efficiencies through systems and technology. We seek to increase our operating efficiencies by continuing to invest in training- and technology-related initiatives to provide increased productivity and value-added services. These productivity-related initiatives include automated warehouse management systems using radio frequency scanning for inventory put-away and selection and computerized truck routing systems. In addition, we have developed and are rolling out an Internet-based ordering system that allows customers to have real-time access to product information, inventory levels and their purchasing history.

       Actively pursue strategic acquisitions. Over the past decade, we have supplemented our internal growth through selective, strategic acquisitions. We believe that the consolidation trends in the foodservice distribution industry will continue to present acquisition opportunities for us, and we intend to continue to target acquisitions both in geographic markets that we already serve, which we refer to as fold-in acquisitions, as well as in new markets. We believe that fold-in acquisitions can allow us to increase the efficiency of our operations by leveraging our fixed costs and driving more sales through our existing facilities. New market acquisitions expand our geographic reach into markets we do not currently serve, and can also allow us to leverage fixed costs.

CUSTOMERS AND MARKETING

       We believe that foodservice customers select a distributor based on timely and accurate delivery of orders, consistent product quality, value-added services and price. Value-added services include assistance in managing inventories, planning menus and controlling costs through, among other means, increased computer communications and more efficient deliveries. In addition, we believe that some of our larger street and chain customers gain operational efficiencies by dealing with one, or a limited number of, foodservice distributors.

       Street customers. Our street customers include independent restaurants, hotels, cafeterias, schools, healthcare facilities and other institutional customers. We seek to increase our sales to street customers because, despite the generally higher sales and delivery costs we incur in servicing these customers, sales to street customers typically generate higher operating profit margins than sales to chain customers. As of June 30, 2001, we supported our sales to our street customers with approximately 800 sales and marketing representatives and product specialists. Our sales representatives service customers in person or by telephone, accepting and processing orders, reviewing account balances, disseminating new product information and providing business assistance and advice where appropriate. Sales representatives are generally compensated through a combination of commission and salary based on several factors relating to profitability and collections. These representatives typically use laptop computers to assist customers by entering orders, checking product availability, and pricing and developing menu planning ideas on a real-time basis.

       Chain customers. Our principal chain customers generally are franchisees or corporate-owned units of family-dining, casual-theme and quick-service restaurants. These customers include casual-dining restaurant concepts, such as Outback Steakhouse, Cracker Barrel Old Country Store and TGI Friday's, as well as a total of approximately 4,400 Burger King, Wendy's, Subway, KFC, Dairy Queen, Popeye's and Church's quick-service restaurants. Our sales programs to chain customers tend to be tailored to the individual customer and include a more specialized product offering than the sales programs for our street customers. Sales to chain customers are typically high volume, low gross margin sales which require fewer, but larger, deliveries than those to street customers. These programs offer operational and cost efficiencies for both the customer and us, which can help compensate us for the lower gross margins. Our chain customers are supported primarily by dedicated account representatives who are responsible for ensuring that customers' orders are properly entered and filled. In addition, more senior members of management assist in identifying potential new chain customers and managing long-term account relationships. Two of our chain customers, Outback and Cracker Barrel, account for a significant portion of our consolidated net sales. Net sales to Outback accounted for 16.3% of our consolidated net sales for the six months ended June 30, 2001, and 16.3%, 15.6% and 15.2% of our consolidated net sales for 2000, 1999 and 1998, respectively. Net sales to Cracker Barrel accounted for 14.6% of our consolidated net sales for the six months ended June 30, 2001, and 16.1%, 17.3% and 18.0% of our consolidated net sales for 2000, 1999 and 1998, respectively. No other chain customer accounted for more than 5.0% of our consolidated net sales in 2000.

       Fresh-cut customers. Our fresh-cut business provides processed produce, including salads, sandwich lettuce and cut tomatoes, mainly to distributors for resale to quick-service restaurants and other institutional accounts. We seek to develop innovative products and processing techniques to reduce costs, improve product quality and reduce price. Our customers for our fresh-cut products are primarily other foodservice distributors who resell these products to a total of more than 20,000 McDonald's, Taco Bell, Burger King, Pizza Hut, Subway and KFC restaurants. Our fresh-cut business also services several food product manufacturers such as Hormel and McCormick as well as food retailers such as Jewel Osco, a division of Albertson's, and Dominick's, a division of Safeway.

PRODUCTS AND SERVICES

       We distribute more than 36,000 national and proprietary brand food and non-food products to a total of approximately 29,000 foodservice customers. These items include a broad selection of "center-of-the-plate" entrees, canned and dry groceries, frozen foods, refrigerated and dairy products, paper products and cleaning supplies, fresh-cut produce, restaurant equipment and other supplies. We also provide our customers with other value-added services which are described below.

       Proprietary brands. We offer customers an extensive line of products under various proprietary brands such as Pocahontas, Healthy USA, Premium Recipe, Colonial Tradition, Raffinato, Gourmet Table, Brilliance, Village Garden, West Creek and AFFLAB. The Pocahontas brand name has been recognized in the food industry for over 100 years. Products offered under our various proprietary brands include canned and dry groceries, table-top sauces, shortenings and oils, among others. Our proprietary brands enable us to offer customers an alternative to comparable national brands across a wide range of products and price points. For example, the Raffinato brand consists of a line of premium pastas, cheeses, tomato products, sauces and oils tailored for the Italian foods market segment, while our Healthy USA brand is tailored to meet the needs of the health conscious market segment. We seek to increase the sales of our proprietary brands, as they typically carry higher margins than comparable national brand products. We also believe that sales of our proprietary brands can help to promote customer loyalty.

       National brands. We offer our customers a broad selection of national brand products. We believe that national brands are attractive to chain accounts and other customers seeking consistent product quality throughout their operations. We believe that distributing national brands has strengthened our relationship with many national suppliers that provide us with important sales and marketing support. These sales complement sales of our proprietary brand products.

       Innovative products. We believe that the ability to provide quality products with an acceptable shelf life is key to the success of our fresh-cut produce business. We offer fresh-cut products, such as pre-cut lettuce, onions and green peppers, cole slaw, and diced, sliced and bulk tomatoes, that we purchase, process and market under our Fresh Advantage and Redi-Cut labels. As quick-service restaurants seek to increase their profitability by reducing reliance on labor-intensive tasks conducted on-site, we believe that there is an opportunity for us to capture market share by introducing innovative products. For example, we believe that sliced tomatoes are one of the remaining produce items to still be processed on-site in quick-service restaurants. We believe that sliced tomatoes, when individually sliced by quick-service restaurant employees, are generally characterized by inconsistent slice thickness, relatively high waste and increased food-safety risk. To help resolve this problem, we are processing sliced tomatoes with consistently high quality and selling them at a price which we believe allows quick-service restaurants to realize savings when compared to the total costs of procurement and on-site processing.

       Value-added services. We provide customers with other value-added services in the form of assistance in managing inventories, menu planning and improving efficiency. As described below, we also provide procurement and merchandising services to approximately 180 independent foodservice distributors and over 300 independent paper and janitorial supply distributors, as well as to our own distribution network. These procurement and merchandising services include negotiating vendor supply agreements and quality assurance related to our proprietary and national brand products.

       The following table sets forth the percentage of our consolidated net sales by product and service category in 2000:

                                                              PERCENTAGE OF
                                                                NET SALES
                                                                FOR 2000
                                                              -------------
Center-of-the-plate.........................................        39%
Canned and dry groceries....................................        21
Frozen foods................................................        12
Refrigerated and dairy products.............................        10
Paper products and cleaning supplies........................         8
Fresh-cut produce...........................................         5
Other produce...............................................         3
Equipment and supplies......................................         1
Procurement, merchandising and other services...............         1
                                                                   ---
          Total.............................................       100%
                                                                   ===

INFORMATION SYSTEMS

       In our broadline distribution operations, we manage the ordering, receiving, warehousing and delivery of over 32,000 products through our Foodstar(R) software, which allows our customers to electronically place orders with us and permits us to record sales, billing, and inventory information. The software also aids in the timely and accurate financial reporting by our subsidiaries to our corporate headquarters. Software development and maintenance on this platform is managed on a centralized basis by our corporate information technology staff. This platform is being enhanced to provide standardized product descriptions to facilitate leveraging our purchasing volume across our distribution network. In addition, we are implementing an automated warehouse management system which uses radio frequency scanning to track products within our distribution centers. This technology is intended to enhance productivity by reducing errors in inventory put-away and selection. We have also implemented truck routing software to optimize the distribution routes traveled by our trucks in order to reduce excess mileage and improve the timeliness of customer deliveries. Lastly, we have developed and are rolling out an Internet-based ordering system which allows customers to have real-time access to product information, inventory levels and their purchasing history.

       In our customized distribution segment, we use a similar software platform which has been customized to manage large, national accounts. This system, which is managed centrally at our customized distribution headquarters, provides product information across our customized distribution network and facilitates item and menu changes by customers. We have also implemented automated warehouse management systems and truck routing systems at all of our customized distribution locations. Our customized distribution customers also utilize our computer-to-computer ordering system, PFG Connection, to place orders.

SUPPLIERS AND PURCHASING

       We procure our products from independent suppliers, food brokers and merchandisers, including our wholly owned subsidiary, Pocahontas Foods. Pocahontas procures both nationally branded items as well as items marketed under our proprietary brands. Independent suppliers include large national and regional food manufacturers and consumer products companies, meatpackers and produce shippers. We seek to enhance our purchasing power through volume purchasing. Although each of our subsidiaries generally is responsible for placing its own orders and can select the products that appeal to its own customers, we encourage each subsidiary to participate in company-wide purchasing programs, which enable it to take advantage of our consolidated purchasing power. We were not dependent on a single source for any significant item and no third-party supplier represented more than 5% of our total product purchases during 2000.

       Pocahontas selects foodservice products for our Pocahontas, Healthy USA, Premium Recipe, Colonial Tradition, Raffinato, Gourmet Table and Brilliance brands and markets these brands, as well as nationally branded foodservice products, through our own distribution operations and to approximately 180 independent foodservice distributors nationwide. For our services, we receive marketing fees paid by vendors. More than 18,000 of the products sold through Pocahontas are sold under our proprietary brands. Approximately 600 vendors, located throughout the United States, supply products through the Pocahontas distribution network. Because Pocahontas negotiates purchase agreements on behalf of its independent distributors as a group, the distributors that utilize the Pocahontas procurement and merchandising group can enhance their purchasing power.

       Our fresh-cut segment purchases produce from several of the nation's leading produce growers in various locations, depending on the season. Our fresh-cut segment often enters into short-term contracts to purchase raw materials to help reduce supply risk and manage exposure to fluctuations in costs.

OPERATIONS

       Our subsidiaries have substantial autonomy in their operations, subject to overall corporate management controls and guidance. Our corporate management provides centralized direction in the areas of strategic planning, general and financial management, sales and merchandising. Individual marketing efforts are undertaken at the subsidiary level and most of our name recognition in the foodservice business is based on the tradenames of our individual subsidiaries. In addition, we have begun to associate these local identities with the Performance Food Group name. Each subsidiary has primary responsibility for its own human resources, governmental compliance programs, accounting, billing and collection. Financial information reported by our subsidiaries is consolidated and reviewed by our corporate management.

       Distribution operations are conducted out of 19 distribution centers located in California, Florida, Georgia, Louisiana, Maine, Maryland, Massachusetts, New Jersey, Tennessee, Texas and Virginia. Customer orders are assembled in our distribution facilities and then sorted, placed on pallets, and loaded onto trucks and trailers in delivery sequence. Deliveries covering long distances are made in large tractor-trailers that we generally lease. Deliveries within shorter distances are made in trucks that we either own or lease. We service some of our larger chain customers using dedicated trucks due to the relatively large and consistent deliveries and the geographic distribution of these customers. The trucks and delivery trailers we use have separate temperature-controlled compartments. We utilize a computer system to design efficient route sequences for the delivery of our products.

       Processing operations are conducted out of four fresh-cut processing plants located in Georgia, Illinois, Missouri and Texas. Customer orders are accepted, processing runs are scheduled and produce is sorted, washed, cut, packaged and loaded onto pallets. These pallets are loaded onto trucks for delivery to third-party distributors, primarily for use in quick-service restaurants. We make deliveries in temperature-controlled trucks that we generally either own or lease. Most of these orders are processed and delivered in less than 24 hours from the time of order placement.

       The following table summarizes certain information for our principal operating divisions:

                                                                APPROXIMATE
                                                                 NUMBER OF
NAME OF                                       LOCATION OF    CUSTOMER LOCATIONS
SUBSIDIARY/DIVISION    PRINCIPAL REGION(S)    FACILITIES      CURRENTLY SERVED       MAJOR CUSTOMERS
-------------------    -------------------  ---------------  ------------------   ---------------------
BROADLINE
  DISTRIBUTION:
AFFLINK                Nationwide           Tuscaloosa, AL           340          Independent paper
                                                                                  distributors
AFI Food Service       New Jersey and New   Elizabeth, NJ          2,500          Restaurants,
  Distributors         York City                                                  healthcare facilities
                       metropolitan area                                          and schools

                                                                APPROXIMATE
                                                                 NUMBER OF
NAME OF                                       LOCATION OF    CUSTOMER LOCATIONS
SUBSIDIARY/DIVISION    PRINCIPAL REGION(S)    FACILITIES      CURRENTLY SERVED       MAJOR CUSTOMERS
-------------------    -------------------  ---------------  ------------------   ---------------------
Caro Foods             South                Houma, LA              1,500          Wendy's Popeye's,
                                                                                  Church's and other
                                                                                  restaurants,
                                                                                  healthcare facilities
                                                                                  and schools
Carroll County Foods   Baltimore, MD and    New Windsor, MD        1,200          Restaurants,
                       Washington D.C.                                            healthcare facilities
                       area                                                       and schools
Empire Seafood         Florida              Miami, FL              2,800          Royal Caribbean,
                                                                                  Carnival Cruise Lines
                                                                                  and other cruise
                                                                                  lines and restaurants
NorthCenter            Maine                Augusta, ME            2,000          Restaurants,
                                                                                  healthcare facilities
                                                                                  and schools
Performance Food       South and Southwest  Temple, TX             5,300          Popeye's Church's,
  Group of Texas                            Victoria, TX                          Subway, KFC, Dairy
                                                                                  Queen, Burger King
                                                                                  and other
                                                                                  restaurants,
                                                                                  healthcare facilities
                                                                                  and schools
PFG-Florida            Florida              Tampa, FL              2,600          Restaurants,
                                                                                  healthcare facilities
                                                                                  and schools
PFG-Hale               Tennessee, Virginia  Morristown, TN           800          Restaurants,
                       and Kentucky                                               healthcare facilities
                                                                                  and schools
PFG-Lester Broadline   South                Lebanon, TN            2,000          Wendy's and other
                                                                                  restaurants,
                                                                                  healthcare facilities
                                                                                  and schools
PFG-Milton's           South and Southeast  Atlanta, GA            4,900          Subway, Zaxby's and
                                                                                  other restaurants,
                                                                                  healthcare facilities
                                                                                  and schools
PFG-Powell             Georgia, Florida     Thomasville, GA        1,900          Restaurants,
                       and Alabama                                                healthcare facilities
                                                                                  and schools
Pocahontas Foods, USA  Nationwide           Richmond, VA             180          Independent
                                                                                  foodservice
                                                                                  distributors and
                                                                                  vendors
Springfield            New England and      Springfield, MA        2,200          Restaurants,
  Foodservice          portions of New                                            healthcare facilities
                       York State                                                 and schools
Virginia Foodservice   Virginia             Richmond, VA           1,000          Texas Steakhouse and
  Group                                                                           other restaurants and
                                                                                  healthcare facilities
CUSTOMIZED
  DISTRIBUTION:
PFG Customized         Nationwide           Lebanon, TN            1,700          Cracker Barrel,
  Distribution                              Gainesville, FL                       Outback Steakhouse,
                                            McKinney, TX                          TGI Friday's and
                                            Elkton, MD                            other chain
                                            Bakersfield, CA                       restaurants

                                                                APPROXIMATE
                                                                 NUMBER OF
NAME OF                                       LOCATION OF    CUSTOMER LOCATIONS
SUBSIDIARY/DIVISION    PRINCIPAL REGION(S)    FACILITIES      CURRENTLY SERVED       MAJOR CUSTOMERS
-------------------    -------------------  ---------------  ------------------   ---------------------
FRESH-CUT PRODUCE:
Fresh Advantage and    Southeast,           Franklin Park,           450          Distributors who
  Redi-Cut             Southwest and        IL                                    resell our products
                       Midwest              Kansas City, MO                       primarily to
                                            Grand Prairie,                        approximately 20,600
                                            TX                                    chain restaurant
                                            Carrollton, GA                        locations, including
                                                                                  Burger King, KFC,
                                                                                  McDonald's, Pizza
                                                                                  Hut, Subway, Taco
                                                                                  Bell and other
                                                                                  foodservice and
                                                                                  retail customers

COMPETITION

       The foodservice distribution industry is highly competitive. We compete with numerous smaller distributors on a local level, as well as with a limited number of national foodservice distributors. Some of these distributors have substantially greater financial and other resources than we do. Bidding for contracts or arrangements with customers, particularly chain and other large customers, is highly competitive and distributors may market their services to a particular customer over a long period of time before they are invited to bid. In the fresh-cut produce area of our business, competition comes mainly from smaller processors, although we encounter intense competition from national and larger regional processors when selling produce to chain restaurants. We believe that most purchasing decisions in the foodservice business are based on the distributor's ability to completely and accurately fill orders and to provide timely deliveries, on the quality of the product, and on price. Our failure to compete successfully could have a material adverse effect on our business, operating results and financial condition.

REGULATION

       Our operations are subject to regulation by state and local health departments, the U.S. Department of Agriculture and the Food and Drug Administration, which generally impose standards for product quality and sanitation. Our facilities are generally inspected at least annually by state and/or federal authorities. In addition, we are subject to regulation by the Environmental Protection Agency with respect to the disposal of waste water and the handling of chemicals used in cleaning.

       Our relationship with our fresh food suppliers with respect to the grading and commercial acceptance of product shipments is governed by the Federal Produce and Agricultural Commodities Act, which specifies standards for sale, shipment, inspection and rejection of agricultural products. We are also subject to regulation by state authorities for accuracy of our weighing and measuring devices.

       Some of our distribution facilities have underground and above-ground storage tanks for diesel fuel and other petroleum products which are subject to laws regulating such storage tanks. These laws have not had a material adverse effect on our results of operations or financial condition.

       Our trucking operations are regulated by the Surface Transportation Board and the Federal Highway Administration. In addition, interstate motor carrier operations are subject to safety requirements prescribed by the U.S. Department of Transportation and other relevant federal and state agencies. Such matters as weight and dimension of equipment are also subject to federal and state regulations. Management believes that we are in substantial compliance with applicable regulatory requirements relating to our motor carrier operations. Our failure to comply with the applicable motor carrier regulations could result in substantial fines or revocation of our operating permits.

INTELLECTUAL PROPERTY

       Except for the Pocahontas, Fresh Advantage and Redi-Cut tradenames, we do not own or have the right to use any patent, trademark, tradename, license, franchise or concession, the loss of which would have a material adverse effect on our results of operations or financial condition.

       In connection with our existing fresh-cut processing, we rely on certain proprietary machinery and processes which are used to prepare some of our products. Although we believe that the cost and complexity of our machinery has been and will continue to be a barrier to entry to other potential competitors in the fresh-cut segment, we have not protected the machinery or processes through patents or other methods. As a result, some of our existing or potential competitors could develop similar machinery or processes. If this occurred, it could substantially increase competition in the fresh-cut segment, thereby reducing prices and materially adversely affecting our results of operations in this segment.

LEGAL PROCEEDINGS

       In April 1999, Maxwell Chase Technologies, LLC filed suit in U.S. District Court against our Fresh Advantage subsidiary. The lawsuit alleges, among other things, patent infringement and theft of trade secrets in the development and use of packaging materials used in our fresh-cut produce operations. Maxwell seeks to recover compensatory and other damages, as well as lost profits. We are vigorously defending this action and have filed a counterclaim against Maxwell. On February 1, 2001, the United States Patent and Trademark Office issued a preliminary decision that we believe, if finalized in its current form, diminishes the likelihood of an unfavorable decision against us with respect to Maxwell's claim of patent infringement. It is our understanding that Maxwell is seeking modifications to this preliminary decision, and we cannot assure you that the final decision issued by the Patent and Trademark Office will not be modified or that any such modifications will not be materially adverse to us. We believe that Maxwell's allegations are without merit and that it is unlikely the outcome will have a material adverse effect on us. However, there can be no assurance that this matter, if decided unfavorably for us, will not have a material adverse effect on our results of operations.

       In addition to the matter described above, we are also involved in other legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of the other proceedings and litigation currently pending will not have a material adverse effect on our results of operations. Please review "Risk Factors -- Product liability claims could have an adverse effect on our business" for information about a lawsuit involving one of our subsidiaries.

EMPLOYEES

       As of June 30, 2001, we had approximately 5,400 full-time employees, including approximately 1,670 in management, administration, marketing and sales and the remainder in operations. As of June 30, 2001, 608 of our employees were represented by a union or a collective bargaining unit. We have entered into four collective bargaining agreements with respect to our unionized employees. Agreements with respect to 467, 31, 20 and 90 of our union employees expire in October 2002, November 2003, December 2003 and June 2006, respectively. We consider our employee relations to be satisfactory.

BUSINESS OF FRESH EXPRESS

       According to data compiled by a market research firm, Fresh Express is one of the nation's leading providers of packaged, ready-to-eat salads to food retailers, based on its market share for the 12-month period ended July 2001. Based in Salinas, California, Fresh Express distributes its products to both retail and foodservice customers nationwide. During its 2000 fiscal year, Fresh Express recorded revenues of approximately $509 million and its operating margin, which is defined as income from operations divided by revenues, was approximately 4.6%. With five processing facilities strategically located throughout the United States, Fresh Express processes, packages and distributes its products nationwide to food retailers such as Wal-Mart, Kroger, Albertson's and Safeway, as well as foodservice distributors and operators. Fresh Express is also a leading provider of controlled and modified atmosphere systems and packaging to extend the shelf life of packaged salads, fruits and vegetables and other perishable products.

  Overview of Fresh Express' Industry

       We believe that fresh-cut produce is a rapidly growing segment of the food industry and that our acquisition of Fresh Express will position us to capitalize on this growth. We believe that the trend towards health-conscious eating habits and the need for convenience have continued to drive the popularity of fresh-cut salads and other fresh produce. In addition, driven in part by dual-income and single-parent families, we believe that consumer demand for convenience has contributed to the growth in this sector in recent years. Furthermore, we believe that a number of foodservice operators are seeking ways to increase product safety and quality while reducing labor costs. Technological innovations in the processing and packaging of fresh-cut produce have enabled specialty produce processors to extend the shelf life of their products while offering safer, more convenient and lower cost products to their foodservice customers. We anticipate that these trends will continue to drive demand for fresh-cut produce.

  Strategy for Fresh Express Following the Acquisition

       Our acquisition of Fresh Express is an important step in our strategy to become a leading national processor of fresh-cut produce. In particular, our key strategies to leverage the Fresh Express acquisition include the following:

       - Continue to build, grow and maintain Fresh Express' distinctive customer relationships. We believe that Fresh Express can maintain and grow its position in the packaged, pre-cut salad market and has the ability to capitalize on the strengths it has developed in this market. Fresh Express has an experienced management team and a record of product and service innovations which should allow it to grow its current business and expand its product offerings.

       - Increase sales through cross-selling of products. Our strategy is to grow the sales of Fresh Express' packaged, ready-to-eat salads to the foodservice sector by leveraging our existing relationships with foodservice operators and distributors. We believe that packaged, pre-cut salads represent a significant business opportunity for foodservice operators as they can provide a cost-effective alternative compared to salads prepared by the operators' own employees while providing a product with a longer shelf life. We will also seek to leverage Fresh Express' well-established brand name and existing relationships with major food retailers to increase the sales of our existing fresh produce offerings, which we currently sell mainly to foodservice distributors and operators. Driven by consumer demand for healthy and convenient meals, we believe that packaged, pre-cut salads have been a fast-growing product category in the food retail channel over the last several years and typically command higher gross margins than bulk lettuce.

       - Enhance geographic coverage through the addition of Fresh Express' processing facilities. The addition of five Fresh Express processing facilities, including a strategically important facility in Salinas, California, should allow us to enhance our nationwide marketing capabilities and better service our customers. We anticipate that Fresh Express' five facilities located in various regions of the country will translate into more rapid delivery to the consumer, greater product freshness and a higher level of service for customers.

       - Continue leadership in product innovation and development. We believe that the management of Fresh Express shares our focus on product innovation and technological solutions to address our customers' evolving needs. By integrating the knowledge of markets and customers as well as the research and development efforts of Performance Food Group and Fresh Express, we believe that together we will strengthen our product innovation capability. Fresh Express has invested in research and development with respect to the packaged, fresh-cut fruit market, which we believe presents a significant business opportunity with food retailers and traditional foodservice customers.

       - Enhance purchasing leverage through integrated procurement. The acquisition of Fresh Express is expected to substantially increase sales in our fresh-cut segment. By combining the procurement operations of Performance Food Group and Fresh Express, we will seek to enhance our purchasing volumes and buying power and realize cost savings in our fresh-cut operations. In addition, we believe that we can reduce supply risk and manage exposure to fluctuations in our produce costs by leveraging Fresh Express' knowledge of innovative, quality-enhancing and cost-effective production techniques.

  Products and Services of Fresh Express

       Fresh Express introduced the first packaged, ready-to-eat salads in the United States in 1989. Since that time, Fresh Express has expanded its product offerings to meet evolving consumer preferences. Fresh Express currently offers consumers and foodservice operators over 30 varieties of packaged, ready-to-eat salads, sold under three product lines: Garden Salads, World Blends and Specialty Kits. Garden Salads include traditional iceberg and romaine garden salads and cole slaw and accounted for approximately 30.3% of Fresh Express' fiscal 2000 revenues. World Blends contain a combination of more exotic, darker-leaf lettuces and vegetables and sell at higher price points and profit margins than Garden Salads and accounted for approximately 29.3% of Fresh Express' fiscal 2000 revenues. Specialty Kits contain ready-to-eat salads along with other items such as croutons, salad dressings, cheese and crackers and accounted for approximately 10.7% of Fresh Express' fiscal 2000 revenues.

       Fresh Express emphasizes product innovation as a means to building strong customer relationships. For example, Fresh Express focuses on providing innovative products to its customers, as well as on improving processing and packaging technology to extend the shelf life of its salads. This extended shelf life can be especially valuable to food retailers, as it helps improve inventory management, which can result in reduced costs. Fresh Express has capitalized on the development of its packaging technology by offering controlled atmosphere systems to third parties for their packaging and shipping needs.

  Fresh Express' Customers and Marketing

       Fresh Express has relationships with national and regional food retailers. One customer accounted for approximately 13% of Fresh Express' revenues during its 2000 fiscal year and four other customers each accounted for more than 5% of its revenues during that period. No other customer accounted for more than 5% of Fresh Express' revenues during that fiscal year.

       Fresh Express' retail packaged salad business is supported by a dedicated sales and marketing organization. The retail sales organization is led by a vice president of sales and employs regional business managers who are responsible for sales to retail grocery accounts within their geographic regions. These sales managers work with a network of brokers across the country to sell Fresh Express' products, gain business with new retail accounts and introduce new products to existing retail accounts. Fresh Express also employs business development managers to add focus for specific geographic areas or retail accounts. Brokers are responsible for store-level selling and merchandising activities on behalf of Fresh Express. Fresh Express' marketing department, which focuses primarily on packaged salad products, assists the sales department in the development of account specific sales promotion plans. It is also responsible for market, product line and customer profitability analysis. Fresh Express' marketing department employs full-time staff members under Fresh Express' director of marketing.

       Fresh Express also provides fresh-cut lettuce, spinach, cabbage, broccoli and cauliflower to foodservice distributors such as McLane and AmeriFresh and foodservice operators such as Taco Bell. Sales to foodservice operators and distributors accounted for approximately 13.7% of its fiscal 2000 revenues. See "Risk Factors -- We may not achieve benefits expected from the Fresh Express and Springfield acquisitions." Fresh Express also seeks to introduce new products for the foodservice industry such as whole leaf lettuce and has been approved to supply, on a test basis, ready-to-eat salads to a national, home-delivery pizza chain.

       Sales of Fresh Express' products to foodservice customers are conducted directly and do not require a broker network. Fresh Express employs customer service representatives and account managers to service its foodservice customers. Additionally, Fresh Express has account managers working directly out of its Atlanta facility who focus on foodservice customers.

  Suppliers and Purchasing

       Fresh Express contracts with growers in various locations to help reduce supply risk and manage exposure to fluctuations in costs. In addition, Fresh Express works proactively with suppliers to develop innovative, quality-enhancing and cost-effective production techniques. These techniques include proprietary seed varieties which are intended to provide superior raw product quality, development of larger beds to increase yield and "in-field lettuce coring," which reduces transportation and production cost while reducing processing time.

  Operations and Facilities

       Fresh Express has five processing facilities located in Salinas, California; Colorado Springs, Colorado; Atlanta, Georgia; Chicago, Illinois and Greencastle, Pennsylvania. The facility located in Colorado Springs is owned by a joint venture in which Fresh Express is a 50% partner with a third party. Once harvested, produce is typically shipped by temperature-controlled trucks to one of Fresh Express' facilities where it is inspected, processed, packaged and boxed for shipment. Finished products are generally shipped within twenty-four hours in temperature-controlled trucks that Fresh Express owns or leases. Fresh Express' regional facilities allow customers to receive more frequent deliveries with less delivery lead-time, allowing retailers and foodservice operators to more effectively manage product freshness and inventory.

  Competition

       Fresh Express faces intense competition from a variety of branded and private label competitors. Its primary competitor is Dole Food Company, which we believe is the world's largest producer and marketer of fresh fruit and vegetables. Since its entry into the packaged, pre-cut salad market, Dole has captured a portion of that market in the United States which we believe is only slightly less than Fresh Express' share of that market based on market share for the 12-month period ended July 2001, as reported by a market research firm. We believe that three other companies also have a significant share of the domestic packaged, pre-cut salad market. The balance of the packaged, pre-cut salad market is serviced by a number of smaller regional or local processors.

  Intellectual Property

       Fresh Express has patents to protect some of its methods of maintaining produce products. Fresh Express has patents covering a number of its proprietary technologies, including atmospheres used in packaging its salads and atmospheres protecting products from decomposing.

  Employees

       As of June 30, 2001, Fresh Express had approximately 2,500 full-time employees, including approximately 350 salaried employees and 1,236 union employees. As of June 30, 2001, 128 of Fresh Express' employees were employed under a contract with a union expiring in December 2003, and 1,108 of its employees were employed under a contract with a union expiring in December 2005.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

       The following table sets forth certain information concerning our directors and executive officers as of September 26, 2001:

NAME                                         AGE                    POSITION
----                                         ---                    --------
Robert C. Sledd............................  48    Chairman of the Board
C. Michael Gray............................  51    President, Chief Executive Officer and
                                                   Director
Roger L. Boeve.............................  63    Executive Vice President and Chief
                                                   Financial Officer
Thomas Hoffman.............................  61    Senior Vice President
G. Thomas Lovelace, Jr.....................  48    Vice President
John D. Austin.............................  39    Vice President -- Finance and Secretary
John R. Crown..............................  55    Broadline Regional President
Joseph Paterak.............................  49    Broadline Regional President
Steven Spinner.............................  41    Broadline Division President
Charles E. Adair(1)(2).....................  53    Director
Fred C. Goad, Jr.(1)(2)....................  61    Director
Timothy M. Graven(1)(2)....................  50    Director
H. Allen Ryan..............................  59    Director
John E. Stokely(1)(2)......................  48    Director

---------------

(1) Member of the Audit Committee of the Board of Directors.
(2) Member of the Compensation Committee of the Board of Directors.

       Robert C. Sledd has served as Chairman of the Board of Directors since February 1995 and has served as a director of Performance Food Group since 1987. From 1987 to August 2001, Mr. Sledd served as Chief Executive Officer of Performance Food Group. Mr. Sledd served as President of Performance Food Group from 1987 to February 1995. Mr. Sledd has served as a director of Taylor & Sledd Industries, Inc., a predecessor of Performance Food Group, since 1974, and served as President and Chief Executive Officer of that company from 1984 to 1987. Mr. Sledd also serves as a director of SCP Pool Corporation, a supplier of swimming pool supplies and related products.

       C. Michael Gray has served as President of Performance Food Group since February 1995, has served as Chief Executive Officer since August 2001 and has served as a director of Performance Food Group since 1992. Mr. Gray served as Chief Operating Officer of Performance Food Group from February 1995 to August 2001. Mr. Gray served as President of Pocahontas Foods USA, Inc., a wholly owned subsidiary of Performance Food Group, from 1981 to 1995. Mr. Gray had been employed by Pocahontas since 1975, serving as Marketing Manager and Vice President of Marketing. Prior to joining Pocahontas, Mr. Gray was employed by Kroger Company as a produce buyer.

       Roger L. Boeve has served as Executive Vice President and Chief Financial Officer of Performance Food Group since 1988. Prior to that date, Mr. Boeve served as Executive Vice President and Chief Financial Officer for The Murray Ohio Manufacturing Company and as Corporate Vice President and Treasurer for Bausch and Lomb. Mr. Boeve is a certified public accountant.

       Thomas Hoffman has served as Senior Vice President of Performance Food Group and as President of Customized Distribution since February 1995. Since 1989, Mr. Hoffman has served as President of Kenneth O. Lester Company, Inc., a wholly owned subsidiary of Performance Food Group. Prior to joining Performance Food Group in 1989, Mr. Hoffman served in executive capacities at Booth

Fisheries Corporation, a subsidiary of Sara Lee Corporation, as well as C.F.S. Continental, Miami and International Foodservice, Miami, two foodservice distributors.

       G. Thomas Lovelace, Jr. has served as Vice President of Performance Food Group since February 2001 and served as President of Fresh Advantage, Inc., a wholly owned subsidiary of Performance Food Group, since 1996.

       John D. Austin has served as Vice President -- Finance since January 2001 and as Secretary of Performance Food Group since March 2000. Mr. Austin served as Corporate Treasurer from 1998 to January 2001. Mr. Austin also served as Corporate Controller of Performance Food Group from 1995 to 1998. From 1991 to 1995, Mr. Austin was Assistant Controller for General Medical Corporation. Prior to that, Mr. Austin was an accountant with Deloitte & Touche LLP. Mr. Austin is a certified public accountant.

       John R. Crown has served as Broadline Regional President of Performance Food Group since January 1999. Mr. Crown served as Vice President, Business Development of Performance Food Group from January 1997 to January 1999. From 1987 to 1996, Mr. Crown served as President of Burris Retail Food Systems, a subsidiary of Burris Foods, Inc., and as Executive Vice President and General Manager of Institution Food House. Mr. Crown is immediate past Chairman of the National Frozen Food Association and a member of the board of Food Distributors International, two food industry trade associations.

       Joseph Paterak has served as Broadline Regional President of Performance Food Group since January 1999. Mr. Paterak served as Vice President of Performance Food Group from October 1998 to January 1999. From 1993 to September 1998, Mr. Paterak served as Market President of Alliant Foodservice, Inc.

       Steven Spinner has served as Broadline Division President of Performance Food Group since August 2001. Mr. Spinner served as Broadline Regional President of Performance Food Group from October 2000 to August 2001 and served as President of AFI Foodservice Distributors, Inc., a wholly owned subsidiary of Performance Food Group, from October 1997 to October 2000. From 1989 to October 1997, Mr. Spinner served as Vice President of AFI.

       Charles E. Adair has served as a director of Performance Food Group since August 1993. Since 1993, Mr. Adair has been a partner in Cordova Ventures, a venture capital management company. Mr. Adair was employed by Durr-Fillauer Medical, Inc., a distributor of pharmaceuticals and other medical products, from 1973 to 1992, serving as Executive Vice President from 1978 to 1981, as President and Chief Operating Officer from 1981 to 1992, and as a director from 1976 to 1992. In addition, Mr. Adair serves as a director of Tech Data Corporation, a distributor of microcomputers and related hardware and software products. Mr. Adair is a certified public accountant.

       Fred C. Goad, Jr. has served as a director of Performance Food Group since July 1993. Since April 2001, Mr. Goad has served as a partner of Voyent Partners. Mr. Goad served as Co-Chief Executive Officer of the transaction services division of WebMD from March 1999 to March 2001. From June 1996 to March 1999, Mr. Goad served as Co-Chief Executive Officer and Chairman of ENVOY Corporation, a provider of electronic transaction processing services for the health care industry, which was acquired by WebMD in 1999. From 1985 to June 1996, Mr. Goad served as President and Chief Executive Officer and as a director of ENVOY. Mr. Goad also serves as a director of Luminex Corporation, a maker of proprietary technology that simplifies biological testing for the life services industry and from February 2000 to August 2001, Mr. Goad served as a director of Private Business, Inc., a provider of electronic commerce solutions that help community banks provide accounts receivable financing to their small business customers.

       Timothy M. Graven has served as a director of Performance Food Group since August 1993. Mr. Graven is the Managing Partner and co-founder of Triad Investment Company, LLC, a private investment firm founded in 1995. Mr. Graven previously served as President and Chief Operating Officer of Steel Technologies, Inc. of Louisville, Kentucky, a steel processing company, from March 1990 to

November 1994, as Executive Vice President and Chief Financial Officer from May 1985 to March 1990 and as a director from 1982 to 1994. Mr. Graven is also a certified public accountant.

       H. Allen Ryan has served as a director of Performance Food Group since May 2000 and serves as a consultant to Performance Food Group from time to time. Mr. Ryan served as President of NorthCenter, a wholly owned subsidiary of Performance Food Group, from 1982 to April 2000. Mr. Ryan is past Chairman of Nugget Distributors, Inc., a foodservice buying group, and the International Foodservice Distributors Association. Mr. Ryan served on the Board of Directors of the Maine Restaurant Association and serves on the Board of Trustees of Thomas College in Waterville, Maine. NorthCenter was the 1999 recipient of the ID Magazine Great Distributor Organization Award.

       John E. Stokely has served as a director of Performance Food Group since April 1998. Since August 1999, Mr. Stokely has been self-employed as a business consultant. Mr. Stokely was the President, Chief Executive Officer and Chairman of the Board of Directors of Richfood Holdings, Inc., a retail food chain and wholesale grocery distributor, from January 1997 until August 1999, when Richfood was acquired by Supervalu Inc. Mr. Stokely served on the Board of Directors and as President and Chief Operating Officer of Richfood from April 1995 to January 1997 and served as Executive Vice President and Chief Financial Officer from 1990 to April 1995. Mr. Stokely also serves as a director of Nash-Finch Company, a food wholesaler, and SCP Pool Corporation.

       The Board of Directors has established an Audit Committee for the purpose of recommending our auditors, reviewing the scope of their engagement, consulting with the auditors, reviewing the results of the audit, acting as a liaison between the Board and the auditors and reviewing various company policies, including those related to accounting and internal control matters. Messrs. Goad, Graven, Adair and Stokely comprise the Audit Committee.

       The Board of Directors has established a Compensation Committee for the purpose of evaluating the performance of our officers, reviewing and approving officers' compensation, formulating bonuses for our management and administering our stock incentive plans. Messrs. Goad, Graven, Adair and Stokely comprise the Compensation Committee.

                          DESCRIPTION OF CAPITAL STOCK

       Our authorized capital stock consists of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of September 25, 2001, there were:

       - 38,004,240 shares of common stock issued and outstanding;

       - 5,860,304 shares of common stock reserved for issuance under our stock purchase plan and stock option plans; as of September 25, 2001, options to purchase 3,950,020 shares of common stock were outstanding under our stock option plans;

       - no shares of preferred stock outstanding; and

       - 1,000,000 shares of Series A Preferred Stock reserved for issuance upon the exercise of rights issued in connection with our shareholder rights plan.

       American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

       You should carefully review the summary description of selected provisions of our charter, by-laws, common stock, preferred stock and shareholder rights plan which appears in the accompanying prospectus under "Description of Capital Stock."

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

                        SHARES ELIGIBLE FOR FUTURE SALE

       If our shareholders sell substantial amounts of our common stock, including shares issued upon the exercise of options, in the public market following this offering, or if there is a perception that those sales may occur, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price we deem appropriate.

       Upon completion of the common stock offering and based on shares outstanding on September 25, 2001, a total of 42,604,240 shares of our common stock will be outstanding. This amount assumes that the underwriters for the common stock offering do not exercise their over-allotment option and does not include the shares of common stock reserved for issuance upon conversion of the notes being offered in the notes offering. All of our outstanding shares of common stock are, and all of the shares being sold in the common stock offering and issuable upon conversion of the notes being offered in the notes offering will be, freely transferable without restriction or further registration under the Securities Act of 1933, except for shares that are held by our "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933, and except for some of the shares we have issued in acquisitions.

       In general, under Rule 144 as currently in effect, a person, or persons whose shares of common stock are aggregated, including persons who may be deemed our affiliates, who has beneficially owned shares of our common stock for at least one year is entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

       - 1% of the number of shares of common stock outstanding as shown by the most recent report or statement published by us, or approximately 380,042 shares of our common stock as of September 25, 2001; or

       - the average weekly trading volume of the common stock on the Nasdaq Stock Market's National Market during the four calendar weeks before a notice of the sale on Form 144 is filed with the SEC.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

       Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months before a sale, and who has beneficially owned the restricted shares for at least two years, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

       In general, under Rule 145 a person who was issued shares of our common stock in connection with our acquisition of another business and who was an affiliate of the acquired business before the transaction would be entitled to resell those shares immediately upon receipt in accordance with the requirements of Rule 144 described above other than the holding period and notice requirements. That person would also be entitled, after a one-year holding period and so long as that person is not our affiliate, to resell those shares under Rule 145 without regard to the volume limitations, manner of sale and notice provisions of Rule 144. If the person who received those shares was not an affiliate of the acquired business before the transaction and is not our affiliate after the transaction, that person would be entitled to freely transfer those shares, immediately upon receipt, without complying with Rule 144.

       We have registered a total of 13,000,000 shares of our common stock under three shelf registration statements on Form S-4 that are in effect under the Securities Act. These registration statements permit us to register under the Securities Act of 1933 shares of common stock that we issue to owners of businesses we acquire, and also permit certain recipients of those shares to resell those shares in the public markets. We have issued a total of 6,991,888 shares under these registration statements to the former owners of acquired businesses, including Springfield. Of the shares that we have issued under these registration statements, we do not know the exact number of shares that have been resold by the original recipients. However, all of these shares are eligible for resale by the original recipients in the public markets, either without restriction, pursuant to Rule 145 or under one of these registration statements.

       Under contractual provisions in acquisition agreements, we have issued and in the future may be required to issue additional shares of common stock to owners of an acquired business after the acquisition date. In addition, part of our strategy is to grow through acquisitions and, to the extent we use common stock to pay for future acquisitions, we will likely issue additional shares under these or subsequent shelf registration statements.

       All of our executive officers and directors have agreed, with exceptions, that they will not sell or otherwise transfer any shares of our common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. In addition, the former shareholders of Springfield have agreed, with exceptions, that they will not sell or otherwise transfer any shares of our common stock before the earlier of January 8, 2002 or 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. See "Underwriting."

       As of September 25, 2001, 5,860,304 shares of our common stock were reserved for issuance under our stock purchase plan and stock option plans, and options to purchase 3,950,020 shares of our common stock were outstanding under our stock option plans. We have filed registration statements on Form S-8 covering any shares of common stock which we may issue under these plans. We anticipate that, in connection with our acquisition of Fresh Express, we will issue options to purchase approximately 130,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the closing date of the acquisition to employees of Fresh Express. These options will be issued under our stock option plans and will not vest until four years after they are issued.

       As of June 30, 2001, 1,534,612 shares of our common stock had been allocated to participants under our employee stock ownership plan, or ESOP, all of which shares are eligible for resale in the public market. These participants exercise voting power over these shares. The remaining 711,136 shares of our common stock held by our ESOP on June 30, 2001 were unallocated and are voted by the ESOP's trustee at the direction of our board-appointed ESOP committee. These shares, when allocated to trust participants, will also be eligible for resale in the public market.

                            DESCRIPTION OF THE NOTES

       The notes will be issued under an indenture, as amended and supplemented by a first supplemental indenture (collectively, the "indenture"), between us and Bank One Trust Company, N.A., as trustee (the "Trustee"). We have summarized selected provisions of the notes and the indenture below. This summary is not complete and is qualified in its entirety by reference to the provisions of the notes and the indenture, which provisions, including defined terms, are incorporated by reference in this prospectus supplement. Forms of the notes and the indenture have been or will be filed with the Securities and Exchange Commission and you may obtain copies as described under "Available Information" in the accompanying prospectus.

       The notes offered by this prospectus supplement are a series of "subordinated debt securities" as defined and described in the accompanying prospectus and will be our unsecured subordinated obligations. The following description of the particular terms of the notes and the indenture supplements, and to the extent inconsistent replaces, the descriptions of the general terms and provisions of the subordinated debt securities and the related indenture contained in the accompanying prospectus. You should review the description of those general terms and provisions appearing in the accompanying prospectus under the caption "Description of Debt Securities."

       In the following description of the notes, references to "Performance Food," "we," "our," and "us" mean Performance Food Group Company excluding, unless the context otherwise requires or otherwise expressly stated, its subsidiaries. Capitalized terms used in the following description of the notes but not defined have the meanings given to those terms in the accompanying prospectus or, if not defined in the accompanying prospectus, in the indenture.

GENERAL

       The notes will constitute a separate series of subordinated debt securities under the indenture, limited to $125,000,000 aggregate principal amount. The notes will be our general unsecured obligations and will be subordinated in right of payment to all of our existing and future Senior Indebtedness, as defined, as described below under "Subordination." The notes will be convertible into common stock of Performance Food at the option of the holders as described below under "Conversion Rights." The notes will mature on
               , 2008, unless earlier converted by the holders, redeemed by us or repurchased by us at the option of the holders upon the occurrence of a Change of Control, as defined below.

       The notes will bear interest from           , 2001 at the rate of      %
per annum. Interest on the notes will be payable semi-annually in arrears on
               and                of each year, commencing           , 2002, to
the persons who are the registered holders of the notes at the close of business
on the immediately preceding                and                , respectively.
Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will cease to accrue on a note upon its maturity, conversion, redemption or repurchase by us upon a Change of Control on the terms and subject to the conditions specified in the indenture.

       We will be entitled to redeem the notes at the times and the redemption prices described below under "Optional Redemption by Performance Food Group." The notes will not be subject to a sinking fund. No Additional Amounts, as described in the accompanying prospectus, will be payable with respect to the notes.

       If any interest payment date, redemption date or maturity date of a note or date for repurchase of a note at the option of the holder following a Change of Control is not a business day, then payment of the principal, premium, if any, and interest due on that date may be made on the next business day. In that case, no interest will accrue on the amount payable for the period from and after the applicable interest payment date, redemption date, maturity date or repurchase date, as the case may be.

       The indenture does not contain any financial covenants or any restrictions on our ability to repurchase our securities or pay dividends or on the ability of us or our subsidiaries to incur indebtedness and other liabilities. The indenture also does not contain any covenants or other provisions that afford protection to holders of notes in the event of a highly leveraged or similar transaction affecting or involving Performance Food or a change of control of Performance Food, except to the extent described under "Change of Control Permits Purchase of Notes at the Option of the Holder" below.

       The notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000. The notes will be issued in book-entry form and will be represented by one or more global notes registered in the name of The Depository Trust Company, as depositary, or its nominee. This means that you will not be entitled to receive a certificate for the notes that you purchase except under the limited circumstances described in the accompanying prospectus under "Description of Debt Securities -- Book-Entry Debt Securities."

       So long as the notes are in book-entry form, we will make payments on the notes to the depositary or its nominee, as the registered holder of the notes. If notes are issued in definitive certificated form under the limited circumstances described in the accompanying prospectus, we will have the option of paying interest by check mailed to the addresses of the persons entitled to payment, as those addresses appear in the notes register, or by wire transfer to accounts maintained by the payees with banks located in the United States of America; provided that a holder of $5,000,000 or more in aggregate principal amount of notes in definitive certificated form will be entitled to receive interest payments on any interest payment date by wire transfer of immediately available funds to an account at a bank located in the United States of America designated by the holder (provided that bank has appropriate facilities therefor) if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 days prior to such interest payment date. Any such wire transfer instructions received by the Trustee will remain in effect until revoked by such holder.

       We will maintain an office or agency in The City of New York where notes may be surrendered for payment, conversion, registration of transfer and exchange and where notices and demands in respect of the notes and the indenture may be delivered to us. That office or agency will initially be the office of the Trustee maintained for that purpose in New York, New York. However, so long as the notes are in book-entry form, you will receive payments and may transfer and convert notes only through the facilities of the depositary and its direct and indirect participants. See "Book-Entry Notes" below and "Description of Debt Securities -- Book-Entry Debt Securities" in the accompanying prospectus.

       All monies paid by Performance Food to the Trustee or a paying agent for the payment of principal of or premium, if any, or interest on any note which remain unclaimed for two years after that principal, premium, if any, or interest has become due and payable will be repaid to Performance Food at its request, whereupon the holder of that note may look only to Performance Food for payment.

CONVERSION RIGHTS

       The holders of notes may, at any time prior to the close of business on the final maturity date of the notes but subject to any prior redemption or repurchase of notes by Performance Food, convert any outstanding notes (or portions thereof) into common stock of Performance Food, initially at a
conversion price of $     per share of common stock, which is equal to a
conversion rate of approximately      shares of common stock per $1,000
principal amount of notes. The conversion price is subject to adjustment upon the occurrence of specified events as described below. The number of shares of common stock issuable upon conversion of a note is determined by dividing the principal amount of the note being converted by the conversion price in effect on the conversion date. Holders may convert notes only in denominations of $1,000 and integral multiples of $1,000. Except as described below, no adjustment or payment will be made on conversion of any notes for interest accrued thereon or for dividends, if any, paid or distributions, if any, made on any common stock issuable on conversion of those notes.

       Notwithstanding the provisions described in the immediately preceding paragraph, if notes are converted after a record date for the payment of interest and on or prior to the next succeeding interest payment date, the persons who were the registered holders of those notes at the close of business on that record date will receive the interest payable on those notes on the corresponding interest payment date notwithstanding the conversion. However, notes which are converted after a record date but prior to the next succeeding interest payment date must be accompanied by funds equal to the amount of interest payable on that interest payment date with respect to the principal amount of notes so converted, unless those notes have been called for redemption on a redemption date that occurs after that record date and on or prior to the third business day after that interest payment date, in which case no such payment shall be required. We are not required to issue fractional shares of common stock upon conversion of notes and instead will pay a cash adjustment based upon the closing price (as defined in the indenture) of the common stock on the last trading day before the date of the conversion. In the case of notes called for redemption, conversion rights will expire at the close of business on the business day preceding the date fixed for redemption, unless we default in payment of the redemption price.

       A holder may exercise the right of conversion by delivering the note to be converted to the specified office of a conversion agent, with a completed notice of conversion, together with any funds that may be required as described in the preceding paragraph. The conversion date will be the date on which the notes, the notice of conversion and any required funds have been so delivered. A holder delivering a note for conversion will not be required to pay any taxes or duties relating to the issuance or delivery of the common stock upon such conversion, but will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than that of the holder of the note. Certificates representing shares of common stock issuable on conversion will be delivered only after all applicable taxes and duties, if any, payable by the holder have been paid.

       The initial conversion price of the notes will be adjusted for certain events, including, subject to the exceptions and limitations provided in the indenture, the following:

       (1) the issuance of Performance Food common stock as a dividend or distribution on Performance Food common stock;

       (2) certain subdivisions and combinations of Performance Food common stock;

       (3) the issuance to all holders of Performance Food common stock of rights or warrants entitling them, for a period not exceeding 45 days, to purchase Performance Food common stock (or securities convertible into Performance Food common stock) at a price per share less than (or having a conversion price per share less than) the current market price (as defined in the indenture) of Performance Food common stock determined as of the date specified in the indenture;

       (4) the dividend or other distribution to all holders of Performance Food common stock of shares of Performance Food capital stock (other than dividends or distributions of common stock referred to in subparagraph (1) above) or evidences of indebtedness, cash or other assets (including securities, but excluding (A) those rights and warrants referred to in subparagraph (3) above, (B) dividends or distributions of capital stock of, or similar equity interests in, a subsidiary or other business unit of Performance Food resulting in a change in the conversion price pursuant to the provisions described in the next succeeding paragraph, (C) dividends and distributions in connection with a reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the provisions described in the third succeeding paragraph, or (D) dividends or distributions paid exclusively in cash);

       (5) dividends or other distributions consisting exclusively of cash to all holders of Performance Food common stock (other than dividends or distributions in connection with a reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the provisions described in the third succeeding paragraph) in an aggregate amount that, combined together with (A) all other such all-cash distributions made within the preceding 12 months for which no adjustment to the conversion price has been made pursuant to this subparagraph (5) plus

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

           (B) the aggregate amount of any cash and the fair market value of other consideration paid for any tender offers by Performance Food or any of its subsidiaries for Performance Food common stock concluded within the preceding 12 months for which no adjustment to the conversion price has been made pursuant to subparagraph (6) below, exceeds 5% of Performance Food's market capitalization on the record date for such distribution; "market capitalization" means the product of the current market price (as defined) of Performance Food common stock determined as of the record date for the applicable distribution times the number of shares of Performance Food common stock outstanding on that date; and

       (6) the purchase of Performance Food common stock pursuant to a tender offer made by Performance Food or any of its subsidiaries for aggregate consideration having an aggregate fair market value that, combined together with (A) the aggregate amount of any cash and the fair market value of any other consideration paid in any other tender offer by Performance Food or any of its subsidiaries for Performance Food common stock expiring within the 12 months preceding the expiration of such tender offer for which no adjustment to the conversion price has been made pursuant to this subparagraph (6) plus
           (B) the aggregate amount of any distributions consisting exclusively of cash made to all holders of Performance Food common stock within the 12 months preceding the expiration of such tender offer for which no adjustment to the conversion price has been made pursuant to subparagraph (5) above, exceeds 5% of Performance Food's market capitalization on the expiration of such tender offer.

       In the event that Performance Food pays a dividend or makes a distribution to all holders of its common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of Performance Food, the conversion price will be adjusted based on the market value of the securities so distributed relative to the market value of Performance Food common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the principal U.S. securities exchange or market on which the securities are then listed or quoted.

       No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect at such time. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

       In the case of:

       - any reclassification or change of outstanding Performance Food common stock (other than changes in par value or from par value to no par value or from no par value to par value or resulting from a subdivision or combination), or

       - any merger, consolidation, statutory share exchange or combination of Performance Food with or into another person as a result of which holders of Performance Food common stock are entitled to receive stock, securities or other property or assets, including cash, with respect to or in exchange for their common stock, or

       - any sale or conveyance of all or substantially all the properties and assets of Performance Food to any other person as a result of which the holders of Performance Food common stock are entitled to receive stock, securities or other property or assets, including cash, with respect to or in exchange for their common stock, the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities and other property or assets, including cash, which they would have been entitled to receive upon such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance had such notes been converted into Performance Food common stock immediately prior to such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance and assuming that such holders of common stock did not exercise any rights of election as to the kind or amount of securities, cash or other property receivable upon such transaction, subject to exceptions provided in the indenture.

       We have a shareholder rights plan which is described in the accompanying prospectus under "Description of Capital Stock -- Preferred Share Purchase Rights." The conversion price of the notes will not be adjusted for the issuance of rights under our shareholder rights plan unless and until certain events specified in the indenture occur.

       If a taxable distribution to holders of Performance Food common stock or other transaction occurs which results in any adjustment of the conversion price, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of common stock. See "Certain United States Federal Income Tax Considerations."

       We may from time to time, to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days. In that case we will give at least 15 days' notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as we deem advisable to avoid or diminish any income tax to holders of Performance Food common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain United States Federal Tax Considerations."

HOLDING COMPANY STRUCTURE

       The notes will be unsecured obligations of Performance Food and will be subordinated in right of payment to all existing and future Senior Indebtedness of Performance Food. See "Subordination" below. In addition, the notes are the obligations of Performance Food exclusively, and are not the obligations of any of Performance Food's subsidiaries. As a result of Performance Food's holding company structure, the notes will be effectively subordinated to all existing and future indebtedness and other liabilities of Performance Food's subsidiaries. See "Subordination" below and "Risk Factors -- Our holding company structure may adversely affect our ability to meet our debt service obligations under the notes" and "-- The notes will be effectively subordinated to the liabilities of our subsidiaries."

SUBORDINATION

       The payment of principal of, premium, if any, and interest on the notes will be subordinated in right of payment, on the terms and subject to the conditions as set forth in the indenture, to the prior payment in full in cash or cash equivalents of all Senior Indebtedness, whether outstanding on the date of the indenture or thereafter incurred.

       In the event of:

       (1) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to Performance Food or to its assets,

       (2) any liquidation, dissolution or other winding-up of Performance Food, whether voluntary or involuntary, or

       (3) any assignment for the benefit of creditors or other marshaling of assets or liabilities of Performance Food,

the holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all Senior Indebtedness, or provision shall be made for such payment in full in cash or cash equivalents, before the holders of notes will be entitled to receive any payment or distribution of any kind or character (other than any payment or distribution in the form of equity securities or subordinated securities of

Performance Food or any successor obligor that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the notes are so subordinated (such equity securities or subordinated securities hereinafter being called "Permitted Junior Securities")) on account of principal of, or premium, if any, or interest on the notes. Under the circumstances described in the preceding sentence, any payment or distribution of assets of Performance Food of any kind or character, whether in cash, property or securities (other than a payment or distribution in the form of Permitted Junior Securities), by set-off or otherwise, to which the holders of the notes or the Trustee would be entitled but for the provisions of the indenture relating to subordination shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of Senior Indebtedness or their representatives ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. The consolidation of Performance Food with or merger of Performance Food into another person or the liquidation or dissolution of Performance Food following the sale, assignment, transfer or other conveyance (other than through a lease) of all or substantially all of its properties and assets to another person upon the terms and conditions described in the accompanying prospectus under "Description of Debt Securities -- Covenants of Performance Food Group -- Merger, Consolidation and Transfer of Assets" shall not be deemed a dissolution, winding-up, liquidation, reorganization, assignment for the benefit of creditors or marshalling of assets or liabilities of Performance Food for the purposes of this paragraph if the person formed by such consolidation or into which Performance Food is merged or the person which acquires all or substantially all such properties and assets, as the case may be, shall as part of such consolidation, merger or acquisition comply with the conditions described in the accompanying prospectus under "Description of Debt Securities -- Covenants of Performance Food Group -- Merger, Consolidation and Transfer of Assets."

       No payment or distribution of any assets of Performance Food of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities), may be made by or on behalf of Performance Food on account of principal of or premium, if any, or interest on the notes or on account of the purchase, redemption or other acquisition of notes upon the occurrence of any default in payment of principal of or premium, if any, or interest on any Designated Senior Indebtedness (as defined below) beyond any applicable grace period (a "Payment Default"). However, payments on the notes may be resumed if such Payment Default shall have been cured or waived or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents.

       No payment or distribution of any assets of Performance Food of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities), may be made by or on behalf of Performance Food on account of principal of or premium, if any, or interest on the notes or on account of the purchase, redemption or other acquisition of notes during the period specified below (a "Payment Blockage Period") upon:

       - the occurrence of any default or event of default (other than a Payment Default) with respect to any Designated Senior Indebtedness pursuant to which the maturity of the Designated Senior Indebtedness may be accelerated (a "Non-Payment Default"), and

       - receipt by Performance Food of written notice thereof from the trustee or other representative of holders of the Designated Senior Indebtedness.

       The Payment Blockage Period will commence upon the date of receipt by Performance Food of such written notice from the trustee or such other representative of the holders of the Designated Senior Indebtedness in respect of which the Non-Payment Default exists and shall end on the earliest of:

       (1) 179 days thereafter, unless the Designated Senior Indebtedness as to which notice was given shall have been accelerated and such acceleration shall not have been rescinded, waived or annulled;

       (2) the date on which such Non-Payment Default is cured, waived or ceases to exist;

       (3) the date on which such Designated Senior Indebtedness is discharged in accordance with its terms or paid in full in cash or cash equivalents; or

       (4) the date on which such Payment Blockage Period shall have been terminated by written notice to the Trustee for the notes or Performance Food from the trustee or such other representative initiating such Payment Blockage Period.

After a Payment Blockage Period ends, Performance Food will be required to resume making any and all required payments in respect of the notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No Non-Payment Default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be made, the basis for the commencement of a subsequent Payment Blockage Period, unless such Non-Payment Default has been cured or waived for a period of not less than 60 consecutive days subsequent to the commencement of such initial Payment Blockage Period.

       In the event that, notwithstanding the provisions described above under this caption "Subordination," any payment or distribution shall be received by the Trustee for the notes or any holder of the notes which is prohibited by such subordination provisions, then and in such event such payment shall be paid over and delivered by the Trustee for the notes or such holder to the trustee or any other representatives of holders of Senior Indebtedness for application to Senior Indebtedness remaining unpaid until all Senior Indebtedness has been paid in full in cash or cash equivalents, after giving effect to any concurrent distribution to or for the holders of Senior Indebtedness. After all Senior Indebtedness is paid in full and until the notes are paid in full, holders of the notes shall be subrogated (equally and ratably with all other Indebtedness of Performance Food that ranks on a parity in right of payment with the notes) to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the holders of the notes have been applied to the payment of Senior Indebtedness.

       Failure by Performance Food to make any required payment in respect of the notes when due or within any applicable grace period, whether or not occurring during a Payment Blockage Period or other period during which Performance Food is prohibited from making payments on the notes by operation of the subordination provisions, will result in an Event of Default and, thereafter, holders of the notes will have the right, on the terms and subject to the conditions provided in the indenture, to accelerate the maturity of the notes. See "Events of Default."

       By reason of such subordination, in the event of bankruptcy, liquidation, receivership, reorganization or insolvency of, or similar proceedings involving, Performance Food, our general creditors may recover less, ratably, than holders of Senior Indebtedness and such general creditors may recover more, ratably, than holders of notes.

       "Credit Agreement" means the Credit Agreement dated as of March 5, 1999 among Performance Food, the lenders referred to therein and First Union National Bank, as administrative agent, as amended and as such agreement may be amended further, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time, including without limitation, any increase in the principal amount thereof or borrowings or other obligations thereunder, together with any instruments or agreements executed and delivered by Performance Food pursuant thereto or in connection therewith for the benefit of the lenders or agents thereunder.

       "Designated Senior Indebtedness:" means:

       (1) all Senior Indebtedness under the Credit Agreement; and

       (2) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding of at least $20,000,000 and that has been specifically designated in the instrument evidencing such Senior Indebtedness or pursuant to which such Senior Indebtedness was issued as "Designated Senior Indebtedness" of Performance Food for purposes of the notes.

       "Indebtedness" means, with respect to any person, without duplication:

       (1) all liabilities of such person for borrowed money (including liabilities for borrowed money arising under the Credit Agreement or any other credit or loan agreements and overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities;

       (2) all obligations of such person evidenced by bonds, notes, debentures or other similar instruments;

       (3) all indebtedness of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business;

       (4) all obligations and liabilities (contingent or otherwise) in respect of (A) leases of such person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such person and (B) any lease or related documents (including a financing lease or purchase agreement) in connection with the lease of real or personal property which provides that such person is contractually obligated to purchase or cause a third party to purchase the leased property at the end of the lease term and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of such person under such lease or related documentation to purchase or to cause a third party to purchase such leased property;

       (5) all obligations of such person under or in respect of interest rate or other swap, cap or collar agreements or other similar instruments or agreements or foreign currency hedge, exchange or purchase agreements or other similar instruments or agreements;

       (6) all Guarantees by such person of Indebtedness referred to in any of the other clauses of this definition of any other person;

       (7) all Indebtedness referred to in any of the other clauses of this definition of other persons the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on or with respect to property or assets (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured); and

       (8) any and all deferrals, renewals, extensions, refinancings, replacements, restatements and refundings of, and amendments, modifications and supplements to, and any indebtedness or obligation issued in exchange for, any Indebtedness described in any of the other clauses of this definition.

       "Senior Indebtedness" means the principal of, premium, if any, and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and rent payable on or termination payments with respect to or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, Indebtedness of Performance Food (including, without limitation, Indebtedness of Performance Food under the Credit Agreement), whether outstanding on the date of the indenture or thereafter created, incurred, assumed or guaranteed by Performance Food (including all deferrals, renewals, extensions or refundings of, and amendments, modifications or supplements to, the foregoing), unless, in the case of any such Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes or that such Indebtedness shall be subordinated in right of payment to, or shall rank pari passu in right of payment with, the notes.

       Notwithstanding the foregoing, "Senior Indebtedness" shall not include:

       (1) Indebtedness evidenced by the notes;

       (2) any liability for federal, state or local taxes or other taxes owed or owing by Performance Food;

       (3) accounts payable or other liabilities owed or owing by Performance Food to trade creditors (including Guarantees thereof or instruments evidencing such liabilities);

       (4) amounts owed by Performance Food for compensation to employees or for services rendered to Performance Food;

       (5) (A) Indebtedness of Performance Food to any of its subsidiaries and
           (B) Indebtedness of Performance Food to any of its affiliates that is, directly or indirectly, a financing vehicle for Performance Food (including, without limitation, all other debt securities and guarantees in respect of those debt securities issued by Performance Food to any trust, or trustees of any trust, partnership or other entity that is an affiliate of Performance Food and that is such a financing vehicle in connection with the issuance by that financing vehicle of preferred securities or other securities that rank, or Performance Food's guarantee of which ranks, pari passu with, or junior to, the notes in right of payment);

       (6) capital stock of Performance Food; and

       (7) Indebtedness evidenced by any Guarantee of any Indebtedness ranking on a parity with or junior to the notes in right of payment.

       As of June 30, 2001, on a pro forma basis after giving effect to the acquisition of Fresh Express, at an assumed acquisition price of $301.1 million, the issuance of notes and common stock in this offering and the concurrent offering, the incurrence of $60.3 million of additional borrowings under our credit facility, and the application of the estimated net proceeds of this offering and the concurrent offering and the proceeds of those additional borrowings to pay the acquisition price of Fresh Express as if those transactions had occurred on that date, Performance Food would have had (on an unconsolidated basis) approximately $274.6 million aggregate principal amount of Senior Indebtedness and approximately $130.4 million aggregate principal amount of Designated Senior Indebtedness outstanding. These amounts do not take into account approximately $25.0 million aggregate principal amount of Senior Indebtedness that Performance Food incurred under its credit facility on September 10, 2001 in connection with its recent acquisition of Springfield, nor do they take into account the repayment of approximately $60.0 million aggregate principal amount of Senior Indebtedness under Performance Food's credit facility on July 3, 2001 with the proceeds received under its new receivables purchase facility. In addition, at December 30, 2000 Performance Food was obligated under operating lease agreements entered into under its master operating lease facilities or guarantees of those operating lease agreements to make or guarantee future minimum lease payments aggregating (on an unconsolidated basis) approximately $8.8 million through 2005. Performance Food's obligations under these leases and guarantees constitute Senior Indebtedness for purposes of the notes, although these obligations are not reflected as indebtedness on Performance Food's balance sheet and therefore are not included in the amount of Performance Food's pro forma Senior Indebtedness as of June 30, 2001 appearing above. See "Risk Factors -- The notes will be subordinated to our existing and future senior indebtedness."

       The notes will be effectively subordinated to all existing and future indebtedness, guarantees, lease obligations and other liabilities of Performance Food's subsidiaries. As of June 30, 2001 on a pro forma basis after giving effect to the acquisition of Fresh Express at an assumed acquisition price of $301.1 million, the issuance of notes and common stock in this offering and the concurrent offering, the incurrence of $60.3 million of additional borrowings under our credit facility, and the application of the estimated net proceeds of this offering and the concurrent offering and the proceeds of those additional borrowings to pay the acquisition price of Fresh Express as if those transactions had occurred on that date, Performance Food's consolidated subsidiaries would have had approximately $400.2 million of outstanding indebtedness and other liabilities, excluding intercompany liabilities. In addition, at December 30, 2000 Performance Food's consolidated subsidiaries were obligated under operating lease agreements, including leases entered into pursuant to the master operating lease facilities for which Performance Food is guarantor, to make future minimum lease payments aggregating approximately $60.2 million through 2005 and approximately $24.5 million after that date. The operating lease obligations of Performance Food's subsidiaries will increase substantially as a result of its acquisition of Springfield and upon completion of its pending acquisition of Fresh Express. See "Risk Factors -- The notes will be effectively subordinated to the liabilities of our subsidiaries." The notes are also effectively subordinated to the undivided interest owned by a third party financial institution in receivables purchased from our operating units pursuant to our $90 million receivables purchase facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

       The indenture does not limit Performance Food's ability to incur Senior Indebtedness or the ability of Performance Food or its subsidiaries to incur other indebtedness, lease obligations or other liabilities.

OPTIONAL REDEMPTION BY PERFORMANCE FOOD GROUP

       The notes are not redeemable prior to                , 2004. At any time
on or after that date, we may redeem the notes for cash, in whole or from time to time in part, on at least 30 but not more than 60 days' notice, at the following redemption prices, together with accrued and unpaid interest to the date fixed for redemption. However, if a redemption date is an interest payment date, the payment of interest becoming due on that date shall be payable to the persons who were the holders of record at the close of business on the relevant record date and the redemption price shall not include such interest payment.

       The table below shows the redemption prices of the notes, expressed as percentages of their principal amount, if redeemed during the following periods:

                                                               REDEMPTION
                                                                 PRICE
                                                               ----------
From                , 2004 through                , 2005....     %
From                , 2005 through                , 2006....     %
From                , 2006 through                , 2007....     %
Thereafter..................................................     %

       If we do not redeem all of the notes on any redemption date, the Trustee will select the notes to be redeemed by such method as the Trustee shall deem fair and appropriate and which may provide for the selection or redemption of notes in whole or in part in principal amounts of $1,000 and integral multiples of $1,000. If any notes are to be redeemed in part only, a new note or notes in aggregate principal amount equal to the unredeemed principal amount of the notes being redeemed will be issued. If a portion of a holder's notes is selected for partial redemption and the holder converts a portion of its notes, the converted portion will be deemed to be taken from the portion selected for redemption.

       The notes will not be entitled to the benefit of any sinking fund.

CHANGE OF CONTROL PERMITS PURCHASE OF NOTES AT THE OPTION OF THE HOLDER

       If a Change of Control occurs, each holder of notes will have the right to require us to repurchase all of that holder's notes not previously called for redemption, or any portion of those notes in a principal amount of $1,000 or an integral multiple of $1,000, on the date that is 45 days after the date we give the notice described below (or, if that 45th day is not a business day, the next succeeding business day), at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, together with accrued and unpaid interest to the repurchase date. However, if a repurchase date is an interest payment date, the payment of interest becoming due on that repurchase date will be payable to the persons who were the holders of record at the close of business on the relevant record date and the repurchase price shall not include such interest payment.

       Instead of paying the repurchase price in cash, we may pay the repurchase price (including, if applicable, accrued and unpaid interest) in common stock of Performance Food, if we so elect in the notice referred to below. The number of shares of common stock a holder will receive will equal the repurchase price (including, if applicable, accrued and unpaid interest) divided by 95% of the average of the closing prices (as defined) of the common stock for the five consecutive trading days immediately preceding and including the third trading day prior to the repurchase date. However, we may not pay in common stock unless we satisfy certain conditions as provided in the indenture. If we pay the repurchase price in common stock, we are not required to issue fractional shares of common stock but we will instead pay a cash adjustment based upon the closing price (as defined in the indenture) of the common stock on the last trading day before the repurchase date.

       Within 30 days after the occurrence of a Change of Control, we are required to give notice to all holders of notes, as provided in the indenture, of the occurrence of the Change of Control and of their resulting repurchase right. We must also deliver a copy of our notice to the Trustee. To exercise the repurchase right, a holder of notes must deliver to the Trustee, prior to the close of business on the repurchase date, written notice of the holder's exercise of its repurchase right and, prior to, on or after the repurchase date, the notes with respect to which the right is being exercised. A holder will not be entitled to receive the repurchase price until the notes to be repurchased have been delivered as described in the preceding sentence. So long as the notes are in book-entry form, investors will be required to exercise this right through the depositary's direct and indirect participants as described below under "Book-Entry Notes."

       A holder who has delivered written notice of the exercise of its repurchase right as described in the preceding paragraph with respect to any notes will not be permitted to convert those notes except to the extent that holder has withdrawn that notice. A holder may withdraw the notice at any time prior to the close of business on the repurchase date by delivering a written notice of withdrawal to the Trustee as provided in the indenture.

       A "Change of Control" will be deemed to have occurred at such time after the original issuance of the notes as any of the following has occurred:

       (1) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) acquires the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, and except that a person shall not be deemed to have "beneficial ownership" of any securities tendered pursuant to a tender offer or exchange offer made by or on behalf of such person until such securities are accepted for purchase or exchange), directly or indirectly, through a purchase, consolidation, merger or other acquisition transaction or series of transactions, of 50% or more of the total voting power of all outstanding Voting Stock of Performance Food, other than an acquisition by Performance Food, any of Performance Food's subsidiaries or any of Performance Food's employee benefit plans (including, without limitation, Performance Food's employee stock ownership plan);

       (2) Performance Food consolidates with, or merges with or into, another person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with or merges with or into Performance Food, other than:

            (a) any transaction (I) that does not result in any
                reclassification, conversion, exchange or cancellation of outstanding shares of Performance Food's capital stock, and (II) pursuant to which holders of Performance Food's capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all outstanding shares of Performance Food's capital stock entitled to vote generally in the election of directors, trustees, or managing members of, or other persons holding similar positions with, the continuing or surviving person immediately after the transaction; and

            (b) any merger solely for the purpose of changing Performance Food's jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity;

       (3) during any consecutive two-year period, individuals who at the beginning of that two-year period constituted the board of directors of Performance Food (together with any new directors whose election to such board of directors, or whose nomination for election by Performance Food's stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Performance Food then in office; or

       (4) Performance Food's stockholders pass a special resolution approving a plan of liquidation or dissolution.

Notwithstanding the foregoing provisions of this paragraph,

       (x) a Change of Control arising from an acquisition of Voting Stock described in clause (1) above will be deemed not to have occurred if the closing price, as defined, per share of common stock of Performance Food for any five trading days within the period of 10 consecutive trading days ending immediately after the later of such Change of Control and the public announcement of such Change of Control equals or exceeds 105% of the conversion price of the notes in effect on each of those trading days;

       (y) a Change of Control arising from a merger, consolidation or conveyance, transfer, lease or other disposition of assets described in clause (2) above will be deemed not to have occurred if the closing price, as defined, per share of common stock of Performance Food for any five trading days within the period of ten consecutive trading days ending immediately before such Change of Control equals of exceeds 105% of the conversion price of the notes in effect on each of those days; and

       (z) a Change of Control arising from a merger or consolidation described in clause (2) above will be deemed not to have occurred if all of the consideration, excluding cash paid for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in such merger or consolidation consists of shares of common stock listed on a national securities exchange or quoted on the Nasdaq National Market or which will be so listed or quoted immediately following such Change of Control and if, as a result of such merger or consolidation, the notes become convertible solely into such common stock.

       The definition of Change of Control includes a phrase relating to the lease, transfer, conveyance or other disposition of "all or substantially all" of Performance Food's assets. There is no precise established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a lease, transfer, conveyance or other disposition of less than all of Performance Food's assets may be uncertain.

       Our right to pay the repurchase price in common stock is subject to our satisfying various conditions, including:

       - the registration of the common stock under the Securities Act and the Exchange Act, if required;

       - any necessary qualification or registration under applicable state securities laws or the availability of an exemption from such qualification and registration; and

       - the listing of the common stock on the principal national securities exchange or the quotation of the common stock on the principal national securities quotation system on which the other outstanding shares of Performance Food's common stock shall at the time be listed or quoted.

       If we elect to pay the repurchase price in common stock and such conditions are not satisfied with respect to a holder prior to the close of business on the repurchase date, we will pay the repurchase price of the notes to the holder entirely in cash. We may not change the form of consideration to be paid for the notes once we have given the notice that we are required to give to holders of notes, except as described in the first sentence of this paragraph.

       We will comply with the provisions of any tender offer rules under the Exchange Act that may then be applicable in connection with any offer by us to repurchase notes at the option of the holders of notes upon a Change of Control.

       In some circumstances, the Change of Control purchase feature of the notes may make more difficult or discourage a takeover of us and thus the removal of incumbent management, or otherwise impede a change of control transaction that might be beneficial to holders of notes or our common stock, including a transaction that might result in the payment of a premium for notes or shares of common stock. The Change of Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control purchase feature is the result of negotiations between us and the underwriters.

       We may at any time, to the extent permitted by applicable law, purchase notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the Trustee for cancellation.

       The foregoing provisions would not necessarily protect holders of the notes if a highly leveraged or other transaction involving us occurs. In addition, our ability to repurchase notes upon the occurrence of a Change of Control is subject to important limitations. The occurrence of a Change of Control could constitute or otherwise result in events of default under our credit facility, our master operating lease facilities, our 6.77% senior notes and other instruments and agreements to which we and our subsidiaries are or may in the future become a party. These events of default could result in borrowings outstanding and other amounts owing under our credit facility, our 6.77% senior notes and any such other instruments and agreements becoming immediately due and payable. In addition, upon the occurrence of some of these events, the leases entered into pursuant to our master operating lease facilities could be immediately terminated by the lessor, in which case we would be required to pay substantial amounts under the master operating lease facilities in exchange for the lessor's ownership interest in the properties leased. We cannot assure you that we would have the financial resources or otherwise be able to arrange financing to pay the amounts that may become due if our obligations under these debt instruments or leases were accelerated. Moreover, should we elect to pay the repurchase price of the notes in cash, we cannot assure you that we will have sufficient funds available at such time or that we would be able to arrange additional financing to pay the repurchase price of the notes. In addition, some of our debt instruments and lease facilities prohibit or restrict the repurchase of notes, and our ability to repurchase notes may also be limited by applicable law or otherwise. We may be required to refinance outstanding indebtedness or replace existing lease facilities in order to repurchase notes following a Change of Control, and there can be no assurance that we would be able to do so. Any failure by us to repurchase the notes when required following a Change of Control would result in an Event of Default, as defined below, with respect to the notes. Any such Event of Default may, under cross-default provisions, in turn cause a default under other indebtedness or obligations of us and our subsidiaries and may entitle the holders of that indebtedness or those obligations to demand immediate payment.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

       Upon our direction, the indenture shall cease to be of further effect with respect to the notes, subject to survival of specified provisions of the indenture, when:

       - either (A) all outstanding notes have been delivered to the Trustee for cancellation, subject to exceptions, or (B) all notes have become due and payable at their final stated maturity or at a redemption date and we have deposited with the Trustee, in trust, monies in U.S. dollars in an amount sufficient to pay the entire indebtedness on the notes in respect of principal, premium, if any, and interest to the maturity or redemption date of the notes, as the case may be;

       - we have paid all other sums payable under the indenture with respect to the notes; and

       - the Trustee has received an officers' certificate and an opinion of counsel as called for by the indenture.

The information in this paragraph supersedes and replaces, insofar as relates to the notes, the information appearing in the first two paragraphs under the caption "Description of Debt Securities -- Discharge, Defeasance and Covenant Defeasance" in the accompanying prospectus.

       The notes will not be subject to defeasance or covenant defeasance, as defined under "Description of Debt Securities -- Discharge, Defeasance and Covenant Defeasance" in the accompanying prospectus.

EVENTS OF DEFAULT

       Each of the following will constitute an Event of Default with respect to the notes:

       (1) default in payment of any interest on any of the notes when due (whether or not such payment is prohibited by the subordination provisions applicable to the notes), and continuance of such default for 30 days; or

       (2) default in payment of any principal of or premium, if any, on any of the notes when due (whether at maturity, upon redemption, upon repurchase at the option of the holder or otherwise and whether payable in cash or in shares of Performance Food's common stock), whether or not such payment is prohibited by the subordination provisions applicable to the notes; or

       (3) failure by us to give the notice required by the indenture regarding any Change of Control within 30 days after the occurrence of such Change of Control; or

       (4) default in the delivery of any shares of common stock, together with cash instead of fractional shares, or any other securities or property when required to be delivered upon conversion of any of the notes (whether or not such delivery is prohibited by the subordination provisions applicable to the notes), and continuance of such default for a period of 10 days; or

       (5) default in the performance, or breach, of any other covenant or warranty of Performance Food in the indenture or in any note, other than a covenant or warranty included in the indenture solely for the benefit of a series of debt securities other than the notes, and continuance of that default or breach (without such default or breach having been cured or waived in accordance with the provisions of the indenture) for a period of 60 days after notice to Performance Food by the Trustee or to Performance Food and the Trustee by the holders of not less than 25% in aggregate principal amount of the notes then outstanding; or

       (6) (A) any indebtedness for borrowed money of Performance Food or any of its Significant Subsidiaries in an aggregate amount in excess of $20,000,000 shall have been accelerated or otherwise declared due and payable (including an acceleration under the indenture with respect to debt securities of any other series outstanding under the indenture) or shall be required to be prepaid or repurchased (other than by regularly scheduled required prepayment), in each case prior to the scheduled maturity thereof as a result of a default with respect to such indebtedness, or (B) there shall have occurred a default in the payment when due, after the expiration of any applicable grace period, of any indebtedness for borrowed money of Performance Food or any of its Significant Subsidiaries in an aggregate amount in excess of $20,000,000 (including such a default under the indenture with respect to debt securities of any other series), without, in any case referred to in clause (A) or (B) above, such acceleration or declaration having been rescinded or annulled, such required prepayment or repurchase or such default having been cured or waived, or such indebtedness having been discharged within 30 days after notice to Performance Food by the Trustee or to Performance Food and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes; or

       (7) specified events of bankruptcy, insolvency or reorganization with respect to Performance Food or any Significant Subsidiary of Performance Food.

The information in this paragraph supersedes and replaces, insofar as relates to the notes, the information appearing in the first paragraph under "Description of Debt Securities -- Events of Default" in the accompanying prospectus.

       You should review the information appearing in the accompanying prospectus under "Description of Debt Securities -- Events of Default" for information concerning other provisions of the indenture that are applicable upon the occurrence of a Event of Default.

BOOK-ENTRY NOTES

       The notes will be issued in the form of one or more global notes which will be registered in the name of a depositary or its nominee and deposited with, or on behalf of, the depositary. The initial depositary for the notes will be The Depository Trust Company, New York, New York, which we sometimes refer to as "DTC." You should review the information appearing under the caption "Description of Debt Securities -- Book-Entry Debt Securities" in the accompanying prospectus for information regarding the depositary arrangements with respect to the notes.

       If you would like to convert your notes into common stock pursuant to the terms of the notes, or if you would like to surrender your notes for repurchase following a Change of Control, you should contact your broker or other direct or indirect DTC participant through which you own your notes to obtain information on procedures, including proper forms and cut-off times, for taking those actions. As long as the notes are in book-entry form, you will not be entitled to take those actions directly, but will be able to do so only through your broker or other direct or indirect DTC participants.

       Neither we nor the Trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion or repurchase as described above, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the notes for which directions have been given.

       We obtained the information in this section and in the accompanying prospectus concerning DTC and DTC's book-entry system from sources we believe to be reliable, but we take no responsible for the accuracy of that information.

GOVERNING LAW

       The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York.

CONCERNING THE TRUSTEE

       Bank One Trust Company, N.A., as Trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and transfer agent with regard to the notes. The Trustee and its affiliates may from time to time provide banking and other services to us in the ordinary course of their business. In particular, Bank One, N.A., an affiliate of the Trustee, is the financial institution which purchases the undivided interests in receivables of our operating units pursuant to our $90 million receivables purchase facility.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

       The following is a general discussion of certain U.S. federal income tax consequences to a holder with respect to the purchase, ownership and disposition of the notes or our common stock which may be acquired upon conversion of a note as of the date of this prospectus supplement. This summary is generally limited to holders who will hold the notes and the shares of common stock issued on conversion of the notes as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") and who acquire the notes in this offering at the initial offering price, and does not deal with special situations including those that may apply to particular holders such as exempt organizations, holders subject to the U.S. federal alternative minimum tax, non-U.S. citizens and foreign corporations or other foreign entities, dealers in securities, commodities or foreign currencies, financial institutions, insurance companies, regulated investment companies, holders whose "functional currency" is not the U.S. dollar and persons who hold the notes or shares of common stock in connection with a "straddle," "hedging," "conversion" or other risk reduction transaction.

       The federal income tax considerations set forth below are based upon the Code, Treasury Regulations promulgated under the Code, court decisions, and Internal Revenue Service ("IRS") rulings now in effect, all of which are subject to change. Prospective investors should particularly note that any such change could have retroactive application so as to result in federal income tax consequences different from those discussed below. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion and there can be no assurance that the IRS will agree with those statements and conclusions.

       Based on currently applicable authorities, we will treat the notes as indebtedness for U.S. federal income tax purposes. However, since the notes have certain equity characteristics, it is possible that the IRS will contend that the notes should be treated as an equity interest in, rather than indebtedness of, our company. Except as otherwise noted, the remainder of this discussion assumes that the notes will constitute indebtedness for U.S. tax purposes.

       INVESTORS CONSIDERING THE PURCHASE OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

TAXATION OF INTEREST

       Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of tax accounting.

CONVERSION OR REPURCHASE FOR COMMON STOCK

       A holder will not recognize income, gain or loss upon conversion of the notes solely into our common stock except with respect to any amounts (including the fair market value of any of our common stock received) attributable to accrued interest on the notes, which will be treated as interest for federal income tax purposes, and except with respect to cash received in lieu of fractional shares. If we repurchase a note in exchange for common stock pursuant to the exercise of the repurchase right upon a Change of Control, although the matter is not entirely clear, that exchange should be treated in the same manner as a conversion of the note as described in the preceding sentence. The holder's tax basis in the common stock received on conversion or repurchase of a note for common stock (except any common stock attributable to accrued interest on the notes, the basis of which generally will be its fair market value on the date of conversion or repurchase) pursuant to the repurchase right will be the same as the holder's adjusted tax basis in the notes that were so converted or repurchased at the time of conversion or repurchase (reduced by any basis allocable to a fractional share), and the holding period for the common stock received on conversion or repurchase will include the holding period of the notes that were converted or repurchased.

       Cash received in lieu of a fractional share of common stock upon conversion of the notes into common stock or upon a repurchase for common stock of a note pursuant to exercise of the repurchase right upon a Change of Control will generally be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss measured by the difference between the cash received for the fractional share and the holder's adjusted tax basis in the fractional share.

DIVIDENDS ON COMMON STOCK

       We have not declared any cash dividends on our common stock and the present policy of our board of directors is to retain all available funds to support operations and to finance our growth. However, if we do make distributions on our common stock, the distributions will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that a holder receives distributions on shares of common stock that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, those distributions will be treated first as a non-taxable return of capital reducing the holder's basis in the shares of common stock. Any of those distributions in excess of the holder's basis in the shares of common stock will generally be treated as capital gain. Subject to applicable limitations, dividends paid to holders that are U.S. corporations will qualify for the dividends-received deduction so long as we have sufficient current or accumulated earnings and profits.

DISPOSITION, REDEMPTION OR REPURCHASE FOR CASH

       Except as set forth above under "Conversion or Repurchase for Common Stock," holders generally will recognize capital gain or loss upon the sale, redemption, including a repurchase by us for cash pursuant to the repurchase right upon a Change of Control, or other taxable disposition of the notes or common stock issued upon conversion of notes in an amount equal to the difference between:

       - the holder's adjusted tax basis in the notes or common stock, as the case may be; and

       - the amount of cash and fair market value of any property received from such disposition, other than amounts attributable to accrued interest on the notes, which will be treated as interest for federal income tax purposes.

       A holder's adjusted tax basis in a note generally will equal the cost of the note to such holder. For a discussion of the holder's basis in shares of our common stock, see "Conversion or Repurchase for Common Stock".

       Gain or loss from the taxable disposition of the notes or common stock issued upon conversion of notes generally will be long-term capital gain or loss if the notes and/or shares of common stock were held for more than one year at the time of the disposition. The deductibility of capital losses is subject to limitations.

ADJUSTMENT OF CONVERSION PRICE

       The conversion price of the notes is subject to adjustment under specified circumstances. Under Section 305 of the Code and the Treasury Regulations issued thereunder, certain adjustments to (or the failure to make such adjustments to) the conversion price of the notes that increase the proportionate interest of a holder in our assets or earnings and profits may result in a taxable constructive distribution to the holders of the notes, whether or not the holders ever convert the notes. Such constructive distribution will be treated as a dividend, resulting in ordinary income (and a possible dividends-received deduction in the case of corporate holders) to the extent of our current or accumulated earnings and profits, with any excess treated first as a non-taxable return of capital which reduces the holder's tax basis in the notes to the extent thereof and thereafter as gain from the sale or exchange of the notes. Generally, a holder's tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend. Moreover, if there is an adjustment (or a failure to make an adjustment) to the conversion price of the notes that increases the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a constructive distribution to such holders, taxable as described above. As a result, holders of notes could have taxable income as a result of an event pursuant to which they receive no cash or property.

BACKUP WITHHOLDING AND INFORMATION REPORTING

       We or our designated paying agent will, where required, report to holders of notes or common stock and the IRS the amount of any interest paid on the notes or dividends, if any, paid with respect to the common stock (or other reportable payments) in each calendar year and the amount of tax, if any, withheld with respect to such payments.

       Under the backup withholding provisions of the Code and the applicable Treasury Regulations, a holder of notes or our common stock acquired upon the conversion of notes may be subject to backup withholding at the rate of 30.5% (which rate is scheduled to be reduced periodically through 2006) with respect to dividends or interest paid on, or the proceeds of a sale, exchange or redemption of, the notes or the common stock, unless:

       - such holder is a corporation or comes within certain other exempt categories and when required demonstrates this fact; or

       - provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

       The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

       THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                                  UNDERWRITING

       Merrill Lynch, Pierce, Fenner & Smith Incorporated, First Union Securities, Inc., Credit Suisse First Boston Corporation, Banc of America Securities LLC and SunTrust Capital Markets, Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the aggregate principal amount of the notes listed opposite their names below.

                                                               PRINCIPAL
                        UNDERWRITER                              AMOUNT
                        -----------                            ---------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................  $
First Union Securities, Inc.................................
Credit Suisse First Boston Corporation......................
Banc of America Securities LLC..............................
SunTrust Capital Markets, Inc...............................
                                                              ------------
             Total..........................................  $125,000,000
                                                              ============

       The underwriters have agreed to purchase all of the notes sold under the purchase agreement if any of the notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

       We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

       The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The closing of the sale of the notes to be purchased by the underwriters is conditioned on the concurrent closing of the common stock offering and our acquisition of Fresh Express. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

       The underwriters have advised us that they propose initially to offer the notes to the public at the initial public offering price listed on the cover page of this prospectus supplement and to dealers at that price less a
concession not in excess of      % of the principal amount of the notes. The
underwriters may allow, and the dealers may reallow, a discount not in excess of
     % of the principal amount of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

       The following table shows the public offering price, underwriting discount and proceeds before expenses to Performance Food Group. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

                                             PER NOTE   WITHOUT OPTION    WITH OPTION
                                             --------   --------------    -----------
Public offering price(1)...................    $            $                $
Underwriting discount......................    $            $                $
Proceeds, before expenses, to Performance
  Food Group...............................    $            $                $

       (1) Plus accrued interest from           , 2001, if settlement occurs
           after that date

       The expenses of this offering, not including the underwriting discount, are estimated to be $373,000 and are payable by Performance Food Group.

OVER-ALLOTMENT OPTION

       We have granted an option to the underwriters to purchase up to $18,750,000 aggregate principal amount of additional notes at the initial public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any over-allotments. If the underwriters exercise this option, each underwriter will be obligated, subject to conditions contained in the purchase agreement, to purchase an aggregate principal amount of additional notes proportionate to that underwriter's initial amount reflected in the above table.

NO SALES OF OTHER DEBT SECURITIES

       We have agreed, with exceptions, not to sell or transfer any debt securities, other than the notes, for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch. Specifically, we have agreed not to directly or indirectly:

       - offer, pledge, sell or contract to sell any debt securities;

       - sell any option or contract to purchase any debt securities;

       - purchase any option or contract to sell any debt securities;

       - grant any option, right or warrant for the sale of any debt securities;

       - lend or otherwise dispose of or transfer any debt securities;

       - file a registration statement related to any debt securities; or

       - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any debt securities, whether any such swap or transaction is to be settled by delivery of debt securities or other securities, in cash or otherwise.

This lock-up provision applies to our debt securities and to securities convertible into or exchangeable or exercisable for or repayable with our debt securities.

NO SALES OF COMMON STOCK

       We and our executive officers and directors have agreed, with exceptions, not to sell or transfer any common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch. In addition, the former owners of Springfield have agreed, with exceptions, not to sell or otherwise transfer any shares of our common stock until the earlier of January 8, 2002 or 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch. Specifically, we and these other individuals have agreed not to directly or indirectly:

       - offer, pledge, sell or contract to sell any common stock;

       - sell any option or contract to purchase any common stock;

       - purchase any option or contract to sell any common stock;

       - grant any option, right or warrant for the sale of any common stock;

       - lend or otherwise dispose of or transfer any common stock;

       - file or request or demand that we file a registration statement related to the common stock; or

       - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock, whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

       This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement has or later acquires the power of disposition.

       Our lock-up agreement contains exceptions which permit us to offer and issue up to 1,000,000 shares, subject to adjustment for any stock splits or similar events, of our common stock to acquire other businesses during the lock-up period, so long as those shares are issued directly to the stockholders or other owners of those businesses and the recipients of those shares enter into lock-up agreements for the remainder of the lock-up period substantially similar to the lock-up agreement entered into by our executive officers and directors. Our lock-up agreement also contains exceptions that permit us to issue shares of common stock upon the exercise of outstanding options, to issue shares and options pursuant to employee benefit plans, to issue common stock in the common stock offering and notes in the notes offering, and to issue shares of common stock upon conversion of the notes.

NO STOCK EXCHANGE LISTING OR QUOTATION ON THE NASDAQ NATIONAL MARKET

       The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated quotation system. The underwriters have advised us that they presently intend to make a market in the notes after completion of this offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. We cannot assure you that an active trading market for the notes will develop or as to the liquidity of any trading market for the notes that may develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on many factors, including prevailing interest rates, the market for similar securities, the market price of our common stock, and our financial condition, historical financial performance and future prospects.

PRICE STABILIZATION AND SHORT POSITIONS

       Until the distribution of the notes is completed, SEC rules may limit the underwriters and selling group members, if any, from bidding for or purchasing the notes. However, the representatives may engage in transactions that stabilize the price of the notes such as bids or purchases to peg, fix or maintain that price.

       If the representatives create a short position in the notes in connection with the offering, i.e., if they sell more notes than are listed on the cover of this prospectus supplement, the representatives may reduce that short position by purchasing notes in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the notes to stabilize their price or to reduce a short position may cause the price of the notes to be higher than it might be in the absence of such purchases.

       Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

PASSIVE MARKET MAKING

       In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq Stock Market's National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act during a period before the commencement of offers or sales of common stock and notes and extending through completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

INTERNET DISTRIBUTION OF PROSPECTUS

       One or more of the underwriters will be facilitating Internet distribution for this offering to certain of their Internet subscription customers and may allocate a number of notes for sale to their online brokerage customers. An electronic prospectus supplement together with an accompanying electronic prospectus may be available on the websites maintained by one or more of the underwriters. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information contained on the websites maintained by any of the underwriters relating to this offering is not a part of this prospectus supplement or the accompanying prospectus.

OTHER RELATIONSHIPS

       Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings with us in the ordinary course of business. They have received customary fees and commissions for these transactions. In particular, affiliates of several of the underwriters are lenders under our credit facility, an affiliate of First Union Securities, Inc. is the agent under our credit facility and our two master operating lease facilities and another of First Union's affiliates administers our 401(k) plan.

                                 LEGAL MATTERS

       The legality of the securities offered by this prospectus supplement will be passed upon for Performance Food Group by Bass, Berry & Sims PLC, Nashville, Tennessee. Sidley Austin Brown & Wood LLP, San Francisco, California will act as counsel for the underwriters. Sidley Austin Brown & Wood LLP will rely on Bass, Berry & Sims PLC as to all matters of Tennessee law. Sidley Austin Brown & Wood, a partnership affiliated with Sidley Austin Brown & Wood LLP, represents us in connection with certain other legal matters.

                                    EXPERTS

       The consolidated financial statements and the related financial statement schedules of Performance Food Group Company and subsidiaries as of December 30, 2000 and January 1, 2000, and for each of the fiscal years in the three-year period ended December 30, 2000, have been audited by KPMG LLP, independent auditors, as stated in their reports, which have been included or incorporated herein by reference, and have been included or incorporated in this prospectus supplement in reliance upon those reports given upon the authority of that firm as experts in accounting and auditing.

       The consolidated financial statements of Fresh International Corp. and subsidiaries as of the fiscal years ended February 28, 2001 and February 29, 2000 and for each of the fiscal years in the two-year period ended February 28, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated by reference herein and are incorporated herein in reliance upon the report of such firm given upon the authority of that firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF PERFORMANCE
  FOOD GROUP COMPANY
Independent Auditors' Report................................  F-2
Consolidated Balance Sheets as of December 30, 2000 and
  January 1, 2000...........................................  F-3
Consolidated Statements of Earnings for each of the fiscal
  years in the three year period ended December 30, 2000....  F-4
Consolidated Statements of Shareholders' Equity for each of
  the fiscal years in the three year period ended December
  30, 2000..................................................  F-5
Consolidated Statements of Cash Flows for each of the fiscal years in the three year period ended December 30, 2000....  F-6
Notes to Consolidated Financial Statements..................  F-7
Independent Accountants' Review Report......................  F-22
Condensed Consolidated Balance Sheets as of June 30, 2001
  (Unaudited) and December 30, 2000.........................  F-23
Condensed Consolidated Statements of Earnings (Unaudited)
  for the three-month and six-month periods ended June 30,
  2001 and July 1, 2000.....................................  F-24
Condensed Consolidated Statements of Cash Flows (Unaudited)
  for the six-month periods ended June 30, 2001 and July 1,
  2000......................................................  F-25
Notes to Unaudited Condensed Consolidated Financial
  Statements................................................  F-26

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Performance Food Group Company:

       We have audited the accompanying consolidated balance sheets of Performance Food Group Company and subsidiaries (the "Company") as of December 30, 2000 and January 1, 2000, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the fiscal years in the three-year period ended December 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

       We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Performance Food Group Company and subsidiaries as of December 30, 2000 and January 1, 2000, and the results of their operations and their cash flows for each of these fiscal years in the three-year period ended December 30, 2000, in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ KPMG LLP

Richmond, Virginia
February 5, 2001

                          CONSOLIDATED BALANCE SHEETS

                                                                2000        1999
                                                              --------    --------
                                                               (DOLLAR AMOUNTS IN
                                                               THOUSANDS, EXCEPT
                                                               PER SHARE AMOUNTS)
ASSETS
Current assets:
  Cash......................................................  $ 18,530    $  5,606
  Trade accounts and notes receivable, less allowance for
     doubtful accounts of $4,832 and $4,477.................   167,444     119,126
  Inventories...............................................   123,586     108,550
  Prepaid expenses and other current assets.................     4,364       4,030
  Deferred income taxes.....................................    10,332       5,570
                                                              --------    --------
          Total current assets..............................   324,256     242,882
Property, plant and equipment, net..........................   143,142     113,930
Goodwill, net of accumulated amortization of $9,025 and
  $5,941....................................................   234,421      97,975
Other intangible assets, net of accumulated amortization of
  $2,840 and $1,926.........................................     4,890       5,353
Other assets................................................     2,987       1,905
                                                              --------    --------
          Total assets......................................  $709,696    $462,045
                                                              ========    ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Outstanding checks in excess of deposits...............  $ 33,330    $ 14,082
     Current installments of long-term debt.................     1,966         703
     Trade accounts payable.................................   134,986     116,821
     Accrued expenses.......................................    49,769      36,751
     Income taxes payable...................................     7,735       3,646
                                                              --------    --------
          Total current liabilities.........................   227,786     172,003
Long-term debt, excluding current installments..............   114,492      92,404
Deferred income taxes.......................................     9,701       8,294
                                                              --------    --------
          Total liabilities.................................   351,979     272,701
                                                              --------    --------
Shareholders' equity:
     Preferred stock, $.01 par value; 5,000,000 shares
      authorized; no shares issued, preferences to be
      defined when issued...................................        --          --
     Common stock, $.01 par value; 50,000,000 shares
      authorized; 17,740,168 and 14,112,151 shares issued
      and outstanding.......................................       177         141
     Additional paid-in capital.............................   243,586     102,681
     Retained earnings......................................   115,738      88,857
                                                              --------    --------
                                                               359,501     191,679
     Loan to leveraged employee stock ownership plan........    (1,784)     (2,335)
                                                              --------    --------
          Total shareholders' equity........................   357,717     189,344
Commitments and contingencies (notes 4, 7, 8, 9, 11, 12, and
  14).......................................................        --          --
                                                              --------    --------
          Total liabilities and shareholders' equity........  $709,696    $462,045
                                                              ========    ========

          See accompanying notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                            2000          1999          1998
                                                         ----------    ----------    ----------
                                                             (DOLLAR AMOUNTS IN THOUSANDS,
                                                               EXCEPT PER SHARE AMOUNTS)
Net sales..............................................  $2,605,468    $2,055,598    $1,721,316
Cost of goods sold.....................................   2,253,277     1,773,632     1,491,079
                                                         ----------    ----------    ----------
          Gross profit.................................     352,191       281,966       230,237
Operating expenses.....................................     302,176       242,625       198,646
                                                         ----------    ----------    ----------
          Operating profit.............................      50,015        39,341        31,591
Other income (expense):
  Interest expense.....................................      (6,593)       (5,388)       (4,411)
  Nonrecurring merger expenses.........................          --        (3,812)           --
  Gain on sale of investment...........................          --           768            --
  Other, net...........................................         (66)          342           195
                                                         ----------    ----------    ----------
          Other expense, net...........................      (6,659)       (8,090)       (4,216)
                                                         ----------    ----------    ----------
          Earnings before income taxes.................      43,356        31,251        27,375
Income tax expense.....................................      16,475        12,000         9,965
                                                         ----------    ----------    ----------
          Net earnings.................................  $   26,881    $   19,251    $   17,410
                                                         ==========    ==========    ==========
Weighted average common shares outstanding.............      14,168        13,772        13,398
Basic net earnings per common share....................  $     1.90    $     1.40    $     1.30
                                                         ==========    ==========    ==========
Weighted average common shares and dilutive potential
  common shares outstanding............................      14,769        14,219        13,925
Diluted net earnings per common share..................  $     1.82    $     1.35    $     1.25
                                                         ==========    ==========    ==========

          See accompanying notes to consolidated financial statements.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                        COMMON STOCK        ADDITIONAL                 LOAN TO         TOTAL
                                    --------------------     PAID-IN      RETAINED    LEVERAGED    SHAREHOLDERS'
                                      SHARES      AMOUNT     CAPITAL      EARNINGS      ESOP          EQUITY
                                    ----------    ------    ----------    --------    ---------    -------------
                                                           (DOLLAR AMOUNTS IN THOUSANDS)
BALANCE AT DECEMBER 27, 1997......  13,333,286     $134      $ 87,412     $ 53,770     $(3,367)      $137,949
  Employee stock option, incentive
     and purchase plans and
     related income tax
     benefits.....................     125,487        1         1,776           --          --          1,777
  Principal payments on loan to
     leveraged ESOP...............          --       --            --           --         498            498
  Distributions of pooled
     company......................          --       --            --         (451)         --           (451)
  Effect of conforming fiscal year
     of pooled company............          --       --            --          (98)         --            (98)
  Net earnings....................          --       --            --       17,410          --         17,410
                                    ----------     ----      --------     --------     -------       --------
BALANCE AT JANUARY 2, 1999........  13,458,773      135        89,188       70,631      (2,869)       157,085
                                    ----------     ----      --------     --------     -------       --------
  Issuance of shares for
     acquisitions.................     303,928        3         8,507           --          --          8,510
  Employee stock option, incentive
     and purchase plans and
     related income tax
     benefits.....................     349,450        3         4,986           --          --          4,989
  Principal payments on loan to
     leveraged ESOP...............          --       --            --           --         534            534
  Distributions of pooled
     company......................          --       --            --       (1,025)         --         (1,025)
  Net earnings....................          --       --            --       19,251          --         19,251
                                    ----------     ----      --------     --------     -------       --------
BALANCE AT JANUARY 1, 2000........  14,112,151      141       102,681       88,857      (2,335)       189,344
                                    ----------     ----      --------     --------     -------       --------
  Proceeds from offering of common
     stock........................   3,220,000       32       124,365           --          --        124,397
  Issuance of shares for
     acquisitions.................     637,344        6        23,360           --          --         23,366
  Repurchases of common stock.....    (479,300)      (5)      (11,902)          --          --        (11,907)
  Employee stock option, incentive
     and purchase plans and
     related income tax
     benefits.....................     249,973        3         5,082           --          --          5,085
  Principal payments on loan to
     leveraged ESOP...............          --       --            --           --         551            551
  Net earnings....................          --       --            --       26,881          --         26,881
                                    ----------     ----      --------     --------     -------       --------
BALANCE AT DECEMBER 30, 2000......  17,740,168     $177      $243,586     $115,738     $(1,784)      $357,717
                                    ==========     ====      ========     ========     =======       ========

          See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                2000        1999       1998
                                                              ---------    -------    -------
                                                               (DOLLAR AMOUNTS IN THOUSANDS)
Cash flows from operating activities:
  Net earnings..............................................  $  26,881    $19,251    $17,410
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Depreciation............................................     13,879     11,081      9,152
    Amortization............................................      3,998      3,056      2,349
    Loss (gain) on disposal of property, plant and
       equipment............................................        302        (32)        36
    Deferred income taxes...................................     (1,520)       226      1,380
    ESOP contributions applied to principal of ESOP debt....        551        534        498
    Gain on sale of investment..............................         --       (768)        --
    Changes in operating assets and liabilities, net of
       effects of companies acquired:
       Decrease (increase) in trade accounts and notes
         receivable.........................................    (37,639)       213    (17,603)
       Increase in inventories..............................    (11,112)   (15,519)    (9,533)
       Decrease (increase) in prepaid expenses and other
         current assets.....................................        174          6     (1,152)
       Increase in trade accounts payable...................      8,918     17,161     20,701
       Increase in accrued expenses.........................      6,565      7,118      4,032
       Increase (decrease) in income taxes payable..........      3,589      4,676     (2,941)
                                                              ---------    -------    -------
         Total adjustments..................................    (12,295)    27,752      6,919
                                                              ---------    -------    -------
         Net cash provided by operating activities..........     14,586     47,003     24,329
                                                              ---------    -------    -------
Cash flows from investing activities, net of effects of
  companies acquired:
  Net cash paid for acquisitions............................   (124,193)   (18,066)   (23,857)
  Purchases of property, plant and equipment................    (30,992)   (26,006)   (26,663)
  Proceeds from sale of property, plant and equipment.......      1,382      1,061      3,600
  Decrease (increase) in intangibles and other assets.......        315       (366)      (170)
  Proceeds from sale of investment..........................         --      1,563         --
                                                              ---------    -------    -------
         Net cash used by investing activities..............   (153,488)   (41,814)   (47,090)
                                                              ---------    -------    -------
Cash flows from financing activities:
  Increase (decrease) in outstanding checks in excess of
    deposits................................................     19,004    (20,124)    10,848
  Net proceeds from (payments on) revolving credit
    facility................................................     12,004     13,317    (26,560)
  Proceeds from issuance of Industrial Revenue Bonds........      3,455      4,640         --
  Principal payments on long-term debt......................       (812)    (9,176)    (1,602)
  Proceeds from issuance of long-term debt..................        600         --     50,041
  Repayment of promissory notes.............................         --         --     (7,278)
  Proceeds from issuance of common stock....................    124,397         --         --
  Repurchases of common stock...............................    (11,907)        --         --
  Distributions of pooled company...........................         --     (1,025)      (451)
  Effect of conforming fiscal year of pooled company........         --         --        (98)
  Employee stock option, incentive and purchase plans and
    related income tax benefits.............................      5,085      4,989      1,777
                                                              ---------    -------    -------
         Net cash provided by (used in) financing
           activities.......................................    151,826     (7,379)    26,677
                                                              ---------    -------    -------
Net increase (decrease) in cash.............................     12,924     (2,190)     3,916
Cash, beginning of year.....................................      5,606      7,796      3,880
                                                              ---------    -------    -------
Cash, end of year...........................................  $  18,530    $ 5,606    $ 7,796
                                                              =========    =======    =======

          See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     DECEMBER 30, 2000 AND JANUARY 1, 2000

1.  DESCRIPTION OF BUSINESS

       Performance Food Group Company and subsidiaries (the "Company") markets and distributes food and non-food products to the foodservice or "food-away-from-home" industry. The foodservice industry consists of two major customer types: "street" foodservice customers, which include independent restaurants, hotels, cafeterias, schools, healthcare facilities and other institutional customers; and multi-unit, or "chain" customers, which include regional and national quick-service and casual dining restaurants.

       The Company services these customers through three main operating segments: broadline foodservice distribution ("Broadline"); customized foodservice distribution ("Customized"); and fresh-cut produce processing ("Fresh-cut"). Broadline markets and distributes more than 31,000 national and proprietary brand food and non-food products to a total of approximately 27,000 street and chain customers. Broadline consists of twelve operating locations that independently design their own product mix, distribution routes and delivery schedules to accommodate the needs of a large number of customers, whose individual purchases vary in size. Customized focuses on serving certain casual-dining chain restaurants. These customers generally prefer a centralized point of contact that facilitates item and menu changes, tailored distribution routing and customer service resolution. The Customized distribution network covers 49 states and several foreign countries from five distribution facilities. Fresh-cut purchases, processes, packages and distributes a variety of fresh produce mainly to third-party distributors for resale primarily to quick-service restaurants located in the southeastern, southwestern, and midwestern United States. Fresh-cut operations are conducted at five processing facilities.

       The Company uses a 52/53 week fiscal year ending on the Saturday closest to December 31. The fiscal years ended December 30, 2000, January 1, 2000 and January 2, 1999 (52, 52 and 53-week years, respectively) are referred to herein as 2000, 1999 and 1998, respectively.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Principles of Consolidation

       The consolidated financial statements include the accounts of Performance Food Group Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

  (b) Revenue Recognition and Receivables

       Sales are recognized upon the shipment of goods to the customer. Trade accounts and notes receivable represent receivables from customers in the ordinary course of business. Such amounts are recorded net of the allowance for doubtful accounts in the accompanying consolidated balance sheets.

  (c) Inventories

       The Company values inventory at the lower of cost or market using both the first-in, first-out and last-in, first-out ("LIFO") methods. Approximately 7% of the Company's inventories are accounted for using the LIFO method. Inventories consist primarily of food and non-food products.

  (d) Property, Plant and Equipment

       Property, plant and equipment are stated at cost. Depreciation of property, plant and equipment is calculated primarily using the straight-line method over the estimated useful lives of the assets, which range from three to 35 years.

       When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts. The difference between the net book value of the asset and proceeds from disposition is recognized as a gain or loss. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

  (e) Income Taxes

       The Company follows Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes, which requires the use of the asset and liability method of accounting for deferred income taxes. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts. Future tax benefits, including net operating loss carryforwards, are recognized to the extent that realization of such benefits is more likely than not.

  (f) Intangible Assets

       Intangible assets consist primarily of the excess of the purchase price over the fair value of tangible net assets and identified intangible assets acquired (goodwill) related to purchase business combinations and identified intangible assets, such as non-compete agreements, customer lists and deferred loan costs. These intangible assets are amortized on a straight-line basis over their estimated useful lives, which range from 5 to 40 years.

  (g) Net Earnings Per Common Share

       Basic net earnings per common share is computed using the weighted average number of common shares outstanding during the year. Diluted net earnings per common share is calculated using the weighted average common shares and potentially dilutive common shares, calculated using the treasury stock method, outstanding during the year. Potentially dilutive common shares consist of options issued under various stock plans described in Note 12.

  (h) Stock-Based Compensation

       In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation. This accounting standard encourages, but does not require, companies to record compensation costs for stock-based compensation plans using a fair-value based method of accounting for employee stock options and similar equity instruments. The Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock (see Note 12). The Company has adopted the disclosure requirements of SFAS No. 123.

  (i) Accounting Estimates

       The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, sales and expenses. Actual results could differ from those estimates.

  (j) Fair Value of Financial Instruments

       At December 30, 2000 and January 1, 2000, the carrying value of cash, trade accounts and notes receivable, outstanding checks in excess of deposits, trade accounts payable and accrued expenses approximate their fair values due to the relatively short maturities of those instruments. The carrying value of the Company's floating-rate, long-term debt approximates fair value due to the variable nature of the interest rates charged on such borrowings. The Company estimates the fair value of its fixed-rate, long-term debt, consisting primarily of $50.0 million of 6.77% Senior Notes, using discounted cash flow analysis based on current borrowing rates. At December 30, 2000 and January 1, 2000, the fair value of the Company's 6.77% Senior Notes was approximately $51.0 million and $48.0 million, respectively.

  (k) Impairment of Long-Lived Assets

       Long-lived assets, including intangible assets, held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows generated by the individual operating location.

  (l) Reclassifications

       Certain amounts in the 1998 consolidated financial statements have been reclassified to conform to the 2000 and 1999 presentations.

3.  CONCENTRATION OF SALES AND CREDIT RISK

       Two of the Company's customers, Outback Steakhouse, Inc. ("Outback") and Cracker Barrel Old Country Stores, Inc. ("Cracker Barrel"), account for a significant portion of the Company's consolidated net sales. Net sales to Outback accounted for approximately 16%, 16% and 15% of consolidated net sales for 2000, 1999 and 1998, respectively. Net sales to Cracker Barrel accounted for approximately 16%, 17% and 18% of consolidated net sales for 2000, 1999 and 1998, respectively. At December 30, 2000, amounts receivable from these two customers represented 16% of total trade receivables.

       Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. The remainder of the Company's customer base includes a large number of individual restaurants, national and regional chain restaurants and franchises, and other institutional customers. The credit risk associated with trade receivables is minimized by the Company's large customer base and ongoing control procedures that monitor customers' creditworthiness.

4.  BUSINESS COMBINATIONS

       On August 4, 2000, the Company acquired the common stock of Carroll County Foods, Inc. ("Carroll County"), a privately owned broadline foodservice distributor based in New Windsor, Maryland. Carroll County provides products and services to traditional foodservice accounts in a region that includes Baltimore, Maryland and Washington, D.C. Carroll County had 1999 net sales of approximately $45 million. On December 13, 2000, the Company acquired the common stock and membership interests of Redi-Cut Foods, Inc. and its affiliates, Kansas City Salad, L.L.C. and K.C. Salad Real Estate, L.L.C., collectively, "Redi-Cut," a privately owned processor of fresh-cut produce with facilities in Franklin Park, Illinois, a suburb of Chicago, and Kansas City, Missouri. Redi-Cut, which provides fresh-cut produce mainly to third-party distributors for resale primarily to quick-service restaurants such as McDonald's, KFC, Taco Bell, Pizza Hut and Burger King, had 1999 net sales of approximately $113 million.

       On August 28, 1999, the Company acquired the common stock of Dixon Tom-A-Toe Companies, Inc. ("Dixon"), an Atlanta-based privately owned processor of fresh-cut produce. Dixon has operations in the southeastern and midwestern United States. Its operations have been combined with the operations of Fresh Advantage, Inc., a subsidiary of the Company. On August 31, 1999, AFI Food Service Distributors, Inc. ("AFI"), a subsidiary of the Company, acquired certain net assets of State Hotel Supply Company, Inc. ("State Hotel"), a privately owned meat processor based in Newark, New Jersey. State Hotel provides Certified Angus Beef and other custom-cut meats to restaurants and food retailers in New York

City and the surrounding region. The financial results of State Hotel have been combined with the operations of AFI. On December 13, 1999, Virginia Foodservice Group, Inc. ("VFG"), a subsidiary of the Company, acquired certain net assets of Nesson Meat Sales ("Nesson"), a privately owned meat processor based in Norfolk, Virginia. Nesson supplies Certified Angus Beef and other custom-cut meats to restaurants and other foodservice operations in the mid-Atlantic region. The financial results of Nesson have been combined with the operations of VFG. Together, Dixon, State Hotel and Nesson had 1998 sales that contributed to the Company's ongoing operations of approximately $100 million on an annualized basis.

       In 2000, the Company paid a total of approximately $124.2 million, net of cash acquired, and issued a total of approximately 637,000 shares of its common stock for the acquisitions of Carroll County and Redi-Cut and to the former shareholders of AFFLINK Incorporated ("AFFLINK"), which was acquired prior to 1999, and Dixon as a result of certain contractual obligations in those purchase agreements. The aggregate consideration payable to the former shareholders of Carroll County and AFFLINK is subject to increase in certain circumstances.

       In 1999, the Company paid a total of approximately $18.1 million, net of cash acquired, and issued a total of approximately 304,000 shares of its common stock for the acquisitions of Dixon, State Hotel and Nesson and to the former shareholders of AFFLINK, AFI and VFG, which were acquired prior to 1999, as a result of certain contractual obligations in those purchase agreements.

       The acquisitions of Dixon, State Hotel, Nesson, Carroll County and Redi-Cut and have been accounted for using the purchase method; therefore, the acquired assets and liabilities have been recorded at their estimated fair values at the dates of acquisition. The excess of the purchase price over the fair value of tangible net assets acquired in these acquisitions was approximately $157.1 million and is being amortized on a straight-line basis over estimated lives ranging from 5 to 40 years. The preliminary allocation of the excess purchase price of the Redi-Cut acquisition is subject to adjustment in 2001.

       The consolidated statements of earnings and cash flows reflect the results of these acquired companies from the dates of acquisition through December 30, 2000. The unaudited consolidated results of operations on a pro forma basis as though these acquisitions had been consummated as of the beginning of 1999 are as follows:

                                                          2000          1999
                                                       ----------    ----------
                                                        (IN THOUSANDS, EXCEPT
                                                          PER SHARE AMOUNTS)
Net sales............................................  $2,757,965    $2,279,990
Gross profit.........................................     382,872       326,626
Net earnings.........................................      32,109        20,872
Basic net earnings per common share..................  $     1.81    $     1.17
Diluted net earnings per common share................        1.75          1.14

       The pro forma results are presented for information purposes only and are not necessarily indicative of the operating results that would have occurred had the Dixon, State Hotel, Nesson, Carroll County and Redi-Cut acquisitions been consummated as of the beginning of 1999.

       On February 26, 1999, the Company completed a merger with NorthCenter Foodservice Corporation ("NorthCenter"), in which NorthCenter became a wholly owned subsidiary of the Company. NorthCenter was a privately owned foodservice distributor based in Augusta, Maine and had 1998 net sales of approximately $98 million. The merger was accounted for as a pooling-of-interests and resulted in the issuance of approximately 850,000 shares of the Company's common stock in exchange for all of the outstanding stock of NorthCenter. Accordingly, the consolidated financial statements for periods prior to the combination have been restated to include the accounts and results of operations of NorthCenter. The Company incurred nonrecurring merger expenses of $3.8 million in 1999 associated with the NorthCenter merger. These expenses included certain contractual payments to NorthCenter employees as well as professional fees and transaction costs.

       The results of operations of the Company and NorthCenter, including the related $3.8 million of nonrecurring merger expenses, and the combined amounts presented in the accompanying consolidated financial statements for 1999 are summarized below:

                                                                  1999
                                                             --------------
                                                             (IN THOUSANDS)
Net sales:
  The Company...............................................   $1,945,370
  NorthCenter...............................................      110,228
                                                               ----------
  Combined..................................................   $2,055,598
                                                               ==========
Net earnings:
  The Company...............................................   $   18,818
  NorthCenter...............................................          433
                                                               ----------
  Combined..................................................   $   19,251
                                                               ==========

       Adjustments to conform NorthCenter's accounting methods and practices to those of the Company consisted primarily of depreciation and were not material. Prior to the merger, NorthCenter's fiscal year end was the Saturday closest to February 28. For 1998, NorthCenter conformed its fiscal year end to that of the Company. The effect of conforming NorthCenter's year end was approximately $98,000.

       NorthCenter, prior to the merger with the Company, was treated as an S-corporation for Federal income tax purposes. The following disclosures, including unaudited pro forma income tax expense, present the combined results of operations, excluding nonrecurring merger expenses of $3.8 million, as if NorthCenter was taxed as a C-corporation for the year presented:

                                                                     1999
                                                             ---------------------
                                                             (IN THOUSANDS, EXCEPT
                                                              PER SHARE AMOUNTS)
Operating profit............................................      $   39,341
Other income (expense):
  Interest expense..........................................          (5,388)
  Other, net................................................           1,110
                                                                  ----------
     Other expense, net.....................................          (4,278)
                                                                  ----------
     Earnings before income taxes...........................          35,063
Income tax expense..........................................          13,359
                                                                  ----------
     Net earnings...........................................      $   21,704
                                                                  ==========
Weighted average common shares outstanding..................          13,772
Basic net earnings per common share.........................      $     1.58
Weighted average common shares and dilutive potential common
  shares outstanding........................................          14,219
Diluted net earnings per common share.......................      $     1.53
                                                                  ==========

5.  PROPERTY, PLANT AND EQUIPMENT

       Property, plant and equipment as of December 30, 2000 and January 1, 2000 consist of the following:

                                                            2000        1999
                                                          --------    --------
                                                             (IN THOUSANDS)
Land....................................................  $  6,240    $  5,952
Buildings and building improvements.....................   102,197      79,272
Transportation equipment................................    20,123      19,334
Warehouse and plant equipment...........................    58,434      33,159
Office equipment, furniture and fixtures................    30,575      23,993
Leasehold improvements..................................     2,932       5,081
Construction-in-process.................................     3,233       9,302
                                                          --------    --------
                                                           223,734     176,093
Less accumulated depreciation and amortization..........    80,592      62,163
                                                          --------    --------
     Property, plant and equipment, net.................  $143,142    $113,930
                                                          ========    ========

6.  SUPPLEMENTAL CASH FLOW INFORMATION

       Supplemental disclosures of cash flow information for 2000, 1999 and 1998 are as follows:

                                                   2000       1999       1998
                                                 --------    -------    -------
                                                         (IN THOUSANDS)
Cash paid during the year for:
  Interest.....................................  $  6,648    $ 5,323    $ 3,908
                                                 --------    -------    -------
  Income taxes.................................  $ 12,278    $ 7,126    $12,262
                                                 --------    -------    -------
Effects of companies acquired:
  Fair value of assets acquired................  $172,107    $49,097    $33,417
  Fair value of liabilities assumed............   (24,548)   (22,521)    (9,560)
  Stock issued for acquisitions................   (23,366)    (8,510)        --
                                                 --------    -------    -------
     Net cash paid for acquisitions............  $124,193    $18,066    $23,857
                                                 ========    =======    =======

7.  LONG-TERM DEBT

       Long-term debt as of December 30, 2000 and January 1, 2000 consists of the following:

                                                            2000        1999
                                                          --------    --------
                                                             (IN THOUSANDS)
Revolving Credit Facility...............................  $ 46,998    $ 34,994
Senior Notes............................................    50,000      50,000
Industrial Revenue Bonds................................    15,094       4,640
ESOP loan...............................................     1,784       2,335
Other notes payable.....................................     2,582       1,138
                                                          --------    --------
          Total long-term debt..........................   116,458      93,107
Less current installments...............................     1,966         703
                                                          --------    --------
  Long-term debt, excluding current installments........  $114,492    $ 92,404
                                                          ========    ========

  Revolving Credit Facility

       On March 5, 1999, the Company entered into an $85.0 million revolving credit facility with a group of commercial banks that replaced the Company's existing $30.0 million credit facility. In addition, the Company entered into a $5.0 million working capital line of credit with the lead bank of the group. Collectively, these two facilities are referred to as the "Credit Facility." The Credit Facility expires in March 2002. Approximately $47.0 million was outstanding under the Credit Facility at December 30, 2000. The Credit Facility also supports up to $10.0 million of letters of credit. At December 30, 2000, the Company was contingently liable for approximately $9.7 million of outstanding letters of credit that reduce amounts available under the Credit Facility. At December 30, 2000, the Company had $33.3 million available under the Credit Facility. The Credit Facility bears interest at LIBOR plus a spread over LIBOR, which varies based on the ratio of funded debt to total capital. At December 30, 2000, the Credit Facility bore interest at 7.18% per annum. Additionally, the Credit Facility requires the maintenance of certain financial ratios, as defined in the Company's credit agreement, regarding debt to capitalization, interest coverage and minimum net worth.

  Senior Notes

       In May 1998, the Company issued $50.0 million of unsecured 6.77% Senior Notes due May 8, 2010 in a private placement. Interest is payable semi-annually. The Senior Notes require the maintenance of certain financial ratios, as defined, regarding debt to capital, fixed charge coverage and minimum net worth. Proceeds of the issuance were used to repay amounts outstanding under the Company's credit facilities and for general corporate purposes.

  Industrial Revenue Bonds

       On March 19, 1999, $9.0 million of Industrial Revenue Bonds were issued on behalf of a subsidiary of the Company to finance the construction of a produce-processing facility. These bonds mature in March 2019. Approximately $8.1 million of the proceeds from these bonds have been used and are reflected on the Company's consolidated balance sheet as of December 30, 2000. Interest varies as determined by the remarketing agent for the bonds and was 5.00% per annum at December 30, 2000. The bonds are secured by a letter of credit issued by a commercial bank.

       On November 10, 1999, prior to its acquisition by the Company, Redi-Cut issued Tax Exempt Multi-Modal Industrial Development Revenue Bonds. The proceeds from the sale of these bonds, totaling $7.0 million, were used to finance the acquisition, construction, installation and equipment of Redi-Cut's fresh-cut produce processing facility in Kansas City, Missouri. Interest on these bonds is payable monthly. The bonds are subject to annual mandatory redemptions beginning June 1, 2001 and continuing through 2020. Interest on these bonds adjusts weekly and was 4.95% at December 30, 2000. The bonds are secured by a letter of credit totaling approximately $7.1 million issued by a commercial bank.

  ESOP Loan

       The Company sponsors a leveraged employee stock ownership plan that was financed with proceeds of a note payable to a commercial bank (the "ESOP loan"). The ESOP loan is secured by the common stock of the Company acquired by the employee stock ownership plan and is guaranteed by the Company. The loan is payable in quarterly installments of $170,000, which includes interest based on LIBOR plus a spread over LIBOR (6.41% at December 30, 2000). The loan matures in 2003.

       Maturities of long-term debt are as follows:

                                                             (IN THOUSANDS)
2001........................................................    $  1,966
2002........................................................      48,146
2003........................................................       1,077
2004........................................................         476
2005........................................................         322
Thereafter..................................................      64,471
                                                                --------
          Total long-term debt..............................    $116,458
                                                                ========

8.  SHAREHOLDERS' EQUITY

       In May 1997, the Company's board of directors approved a shareholder rights plan. A dividend of one stock purchase right (a "Right") per common share was distributed to shareholders of record on May 30, 1997. Common shares issued subsequent to the adoption of the rights plan automatically have Rights attached to them. Under certain circumstances, each Right entitles the shareholders to one-hundredth of one share of preferred stock, par value $.01 per share, at an initial exercise price of $100 per Right. The Rights will be exercisable only if a person or group acquires 15% or more of the Company's outstanding common stock. Until the Rights become exercisable, they have no dilutive effect on the Company's net earnings per common share. The Company can redeem the Rights, which are non-voting, at any time prior to them becoming exercisable at a redemption price of $.001 per Right. The Rights will expire in May 2007, unless redeemed earlier by the Company.

9.  LEASES

       The Company leases various warehouse and office facilities and certain equipment under long-term operating lease agreements that expire at various dates. At December 30, 2000, the Company is obligated under operating lease agreements to make future minimum lease payments as follows:

                                                             (IN THOUSANDS)
2001........................................................    $ 16,094
2002........................................................      14,791
2003........................................................      11,901
2004........................................................      10,648
2005........................................................       9,090
Thereafter..................................................      24,709
                                                                --------
          Total minimum lease payments......................    $ 87,233
                                                                ========

       Total rental expense for operating leases in 2000, 1999 and 1998 was approximately $24.5 million, $16.3 million and $12.8 million, respectively.

       During the third quarter of 1999, the Company increased its master operating lease facility from $42.0 million to $47.0 million. This facility is being used to construct four distribution centers. Two of these distribution centers became operational in early 1999, one became operational in the second quarter of 2000, and the remaining property is scheduled to become operational in the second quarter of 2001. Under this facility, the lessor owns the distribution centers, incurs the related debt to construct the properties, and thereafter leases each property to the Company. The Company has entered into leases for three of the properties and has also entered into a commitment to lease the fourth property for a period beginning upon completion of that property. All of these leases end on September 12, 2002, including extensions. Upon the expiration of the leases, the Company may seek to renew the leases. If the Company is unable to or chooses not to renew the leases, it has the option of selling the properties to third parties or purchasing the properties at their original cost. If the properties are sold to third parties for less than 88% of their aggregate original cost, the Company is obligated, under a residual value guarantee, to pay the lessor an amount equal to the shortfall. These residual value guarantees are not included in the above table of future minimum lease payments. There can be no assurance that the Company will be able to renew the leases or sell the properties to third parties, and the Company will require substantial additional financing if it is required to purchase these properties upon the expiration of the master operating lease facility. Because of the location and condition of each property, the Company believes that the fair value of the properties included in this facility could eliminate or substantially reduce the exposure under the residual value guarantee, although there can be no assurance that the Company will not be required to make payments to satisfy this guarantee. Through December 30, 2000, construction expenditures by the lessor under this facility were approximately $43.0 million.

       On June 9, 2000, the Company entered into a $60.0 million master operating lease facility to construct or purchase various office buildings and distribution centers. As of December 30, 2000, one distribution center had been purchased and construction of one office building and one distribution center had begun under this facility. Under this facility, the lessor owns the properties, incurs the related debt to construct or purchase the properties and thereafter leases each property to the Company. The Company has entered into a commitment to lease each property for a period beginning upon the completion of construction or acquisition of that property and ending on June 9, 2005. Upon the expiration of the leases, the Company may seek to renew the leases. If the Company is unable to or chooses not to renew the leases, it has the option to sell the properties to third parties or purchase the properties at their original cost. If the properties are sold to third parties for less than 85% of their aggregate original cost, the Company is obligated, under a residual value guarantee, to pay the lessor an amount equal to the shortfall. These residual value guarantees are not included in the above table of future minimum lease payments. There can be no assurance that the Company will be able to renew the leases or sell the properties to third parties, and the Company will require substantial additional financing if it is required to purchase these properties upon the expiration of the master operating lease facility. Because of the location and condition of the existing property, the Company believes that the anticipated fair value of the property could eliminate or substantially reduce the exposure under the residual value guarantee with respect to that property. However, there can be no assurance that the Company will not be required to make payments to satisfy this guarantee either with respect to the existing property or any other properties which may be constructed or purchased in the future under this facility. Through December 30, 2000, construction expenditures by the lessor under this facility were approximately $7.7 million.

10.  INCOME TAXES

       Income tax expense consists of the following:

                                                    2000       1999       1998
                                                   -------    -------    ------
                                                          (IN THOUSANDS)
Current:
  Federal........................................  $14,264    $11,677    $8,048
  State..........................................      805        747       537
                                                   -------    -------    ------
                                                    15,069     12,424     8,585
                                                   -------    -------    ------
Deferred:
  Federal........................................    1,331       (608)    1,208
  State..........................................       75        184       172
                                                   -------    -------    ------
                                                     1,406       (424)    1,380
                                                   -------    -------    ------
          Total income tax expense...............  $16,475    $12,000    $9,965
                                                   =======    =======    ======

       The effective income tax rates for 2000, 1999 and 1998 were 38.0%, 38.4% and 36.4%, respectively. Actual income tax expense differs from the amount computed by applying the applicable U.S. Federal corporate income tax rate of 35% to earnings before income taxes as follows:

                                                    2000       1999       1998
                                                   -------    -------    ------
                                                          (IN THOUSANDS)
Federal income taxes computed at statutory
  rate...........................................  $15,175    $10,938    $9,581
Increase (decrease) in income taxes resulting
  from:
  State income taxes, net of federal income tax
     benefit.....................................      692        211       464
  Non-deductible expenses........................      145        306       126
  Tax credits....................................     (281)      (353)       --
  Losses (income) attributable to S-corporation
     periods.....................................       --        283      (535)
  Amortization of goodwill.......................      548        340       288
  Other, net.....................................      196        275        41
                                                   -------    -------    ------
          Total income tax expense...............  $16,475    $12,000    $9,965
                                                   =======    =======    ======

       Deferred income taxes are recorded based upon the tax effects of differences between the financial statement and tax bases of assets and liabilities and available tax loss and credit carryforwards. Temporary differences and carryforwards that created significant deferred tax assets and liabilities at December 30, 2000 and January 1, 2000 were as follows:

                                                             2000       1999
                                                            -------    -------
                                                              (IN THOUSANDS)
Deferred tax assets:
  Allowance for doubtful accounts.........................  $ 2,430    $ 1,647
  Inventories.............................................      661        461
  Accrued employee benefits...............................    2,701      1,150
  Self-insurance reserves.................................    1,836      1,333
  Deferred income.........................................    1,221        559
  State operating loss carryforwards......................      586        732
  Tax credit carryforwards................................      555        825
  Other accrued expenses..................................    1,246        235
                                                            -------    -------
          Total gross deferred tax assets.................   11,236      6,942
  Less valuation allowance................................       --       (194)
          Net deferred tax assets.........................   11,236      6,748
                                                            -------    -------
Deferred tax liabilities:
     Property, plant and equipment........................    8,048      7,991
     Basis difference in intangible assets................    2,543      1,465
     Other................................................       14         16
                                                            -------    -------
          Total gross deferred tax liabilities............   10,605      9,472
                                                            -------    -------
          Net deferred tax asset (liability)..............  $   631    $(2,724)
                                                            =======    =======

       The net deferred tax asset (liability) is presented in the December 30, 2000 and January 1, 2000 consolidated balance sheets as follows:

                                                             2000       1999
                                                            -------    -------
                                                              (IN THOUSANDS)
Current deferred tax asset................................  $10,332    $ 5,570
Noncurrent deferred tax liability.........................   (9,701)    (8,294)
                                                            -------    -------
  Net deferred tax asset (liability)......................  $   631    $(2,724)
                                                            =======    =======

       The valuation allowance relates primarily to state net operating loss carryforwards of certain of the Company's subsidiaries. The state net operating loss carryforwards expire in years 2010 through 2020. The Company has a state income tax credit carryforward of approximately $555,000 that expires in 2005. The Company believes the deferred tax assets, net of the valuation allowance, will more likely than not be realized.

11.  EMPLOYEE BENEFITS

  Employee Savings and Stock Ownership Plan

       The Company sponsors the Performance Food Group Company Employee Savings and Stock Ownership Plan (the "ESOP"). The ESOP consists of two components: a leveraged employee stock ownership plan and a defined contribution plan covering substantially all full-time employees.

       In 1988, the ESOP acquired 1,821,398 shares of the Company's common stock from existing shareholders, financed with assets transferred from predecessor plans and the proceeds of the ESOP loan, discussed in Note 7. The Company is required to make contributions to the ESOP equal to the principal and interest amounts due on the ESOP loan. Accordingly, the outstanding balance of the ESOP loan is included in the Company's consolidated balance sheets as a liability with an offsetting amount included as a reduction of shareholders' equity.

       The ESOP expense recognized by the Company is equal to the principal portion of the required payments. Interest on the ESOP loan is recorded as interest expense. The Company contributed approximately $680,000 to the ESOP per year in 2000, 1999 and 1998. These amounts included interest expense on the ESOP loan of approximately $129,000, $146,000 and $182,000 in 2000, 1999 and 1998,
respectively. The release of ESOP shares is based upon debt-service payments. Upon release, the shares are allocated to participating employees' accounts. At December 30, 2000, 901,928 shares had been allocated to participant accounts and 269,833 shares were held as collateral for the ESOP loan. All ESOP shares are considered outstanding for earnings-per-share calculations.

       Employees participating in the defined contribution component of the ESOP may elect to contribute between 1% and 15% of their qualified salaries under the provisions of Internal Revenue Code Section 401(k). In 1998, the Company matched one half of the first 3% of employee deferrals under the ESOP, for a total match of 1.5%. In 1999, the Company matched 100% of the first 1% of employee contributions, and 50% of the next 2% of employee contributions, for a total match of 2%. In 2000, the Company matched 100% of the first 1% of employee contributions, and 50% of the next 3% of employee contributions, for a total match of 2.5%. Total matching contributions were $2,064,000, $1,312,000 and $684,000 for 2000, 1999 and 1998, respectively. The Company, at the discretion of the board of directors, may make additional contributions to the ESOP. The Company made no discretionary contributions under the defined contribution portion of the ESOP in 2000, 1999 or 1998.

  Employee Health Benefit Plans

       The Company sponsors a self-insured, comprehensive health benefit plan designed to provide insurance coverage to all full-time employees and their dependents. The Company accrues its estimated liability for these self-insured benefits, including an estimate for incurred but not reported claims. This accrual is included in accrued expenses in the consolidated balance sheets. The Company provides no post-retirement benefits to former employees.

12.  STOCK COMPENSATION PLANS

       At December 30, 2000, the Company had four stock-based compensation plans, which are described in the following paragraphs. In accordance with APB No. 25, no compensation expense has been recognized for the Company's stock option plans and stock purchase plan. Had compensation expense for those plans been determined based on the fair value at the grant date, consistent with the method in SFAS No. 123, the Company's net earnings and net earnings per common share would have been reduced to the following pro forma amounts:

                                                    2000       1999       1998
                                                   -------    -------    -------
                                                       (IN THOUSANDS EXCEPT
                                                        PER SHARE AMOUNTS)
Net earnings......................  As reported    $26,881    $19,251    $17,410
                                    Pro forma       24,018     17,311     15,726
Basic net earnings per common
  share...........................  As reported      $1.90      $1.40      $1.30
                                    Pro forma         1.70       1.26       1.17
Diluted net earnings per common
  share...........................  As reported      $1.82      $1.35      $1.25
                                    Pro forma         1.63       1.22       1.13

       The fair value of each option was estimated at the grant date using the Black-Scholes option-pricing model. The following weighted-average assumptions were used for all stock option plan grants in 2000, 1999 and 1998, respectively: risk-free interest rates of 5.28%, 5.28% and 5.56%; expected volatilities of 43.1%, 44.3% and 45.8%; expected option lives of 6.3 years, 7.2 years and 6.4 years; and expected dividend yields of 0% in each year.

       The pro forma effects of applying SFAS No. 123 are not indicative of future amounts because SFAS No. 123 does not apply to awards granted prior to fiscal 1996. Additional stock option awards are anticipated in future years.

  Stock Option and Incentive Plans

       The Company sponsors the 1989 Nonqualified Stock Option Plan (the "1989 Plan"). The options granted under this plan vest ratably over a four-year period from date of grant. At December 30, 2000, 106,986 options were outstanding under the 1989 Plan, all of which were exercisable. The options have terms of 10 years from the date of grant. No grants have been made under the 1989 Plan since July 21, 1993.

       The Company also sponsors the 1993 Outside Directors Stock Option Plan (the "Directors' Plan"). A total of 105,000 shares have been authorized in the Directors Plan. The Directors Plan provides for an initial grant to each non-employee member of the board of directors of 5,250 options and an annual grant of 2,500 options at the then current market price. Options granted under the Directors' Plan totaled 15,250 in 2000, 10,000 in 1999 and 12,750 in 1998.
These options vest one year from the date of grant and have terms of 10 years from the grant date. At December 30, 2000, 74,750 options were outstanding under the Directors' Plan, of which 59,500 were exercisable.

       The 1993 Employee Stock Incentive Plan (the "1993 Plan") provides for the award of up to 1,625,000 shares of common stock to officers, key employees and consultants of the Company. Awards under the 1993 Plan may be in the form of stock options, stock appreciation rights, restricted stock, deferred stock, stock purchase rights or other stock-based awards. The terms of grants under the 1993 Plan are established at the date of grant. No grants of common stock or related rights were made in 2000 1999 or 1998. Stock options granted under the 1993 Plan totaled 607,601, 259,140 and 405,280 for 2000, 1999 and 1998,
respectively. Options granted in 2000, 1999 and 1998 vest four years from the date of the grant. At December 30, 2000, 1,480,339 options were outstanding under the 1993 Plan, of which 239,677 were exercisable.

       A summary of the Company's stock option activity and related information for all stock option plans for 2000, 1999 and 1998 is as follows:

                                            2000                    1999                    1998
                                   ----------------------   ---------------------   ---------------------
                                                WEIGHTED-               WEIGHTED-               WEIGHTED-
                                                 AVERAGE                 AVERAGE                 AVERAGE
                                                EXERCISE                EXERCISE                EXERCISE
                                     SHARES       PRICE      SHARES       PRICE      SHARES       PRICE
                                   ----------   ---------   ---------   ---------   ---------   ---------
Outstanding at beginning of
  year...........................   1,280,040    $16.99     1,338,047    $12.65     1,050,639    $ 9.91
  Granted........................     622,851     26.19       269,140     25.52       418,030     18.66
  Exercised......................    (153,261)    11.60      (284,289)     4.79       (73,095)     5.58
  Canceled.......................     (87,555)    21.96       (42,858)    17.25       (57,527)    14.53
                                   ----------    ------     ---------    ------     ---------    ------
Outstanding at end of year.......   1,662,075    $20.67     1,280,040    $16.99     1,338,047    $12.65
                                   ----------    ------     ---------    ------     ---------    ------
Options exercisable at
  year-end.......................     406,163    $12.17       284,735    $ 8.66       530,323    $ 6.18
                                   ----------    ------     ---------    ------     ---------    ------
Weighted-average fair value of
  options granted during the
  year...........................                $13.00                  $13.84                  $ 9.83
                                                 ======                  ======                  ======

       The following table summarizes information about stock options outstanding at December 30, 2000:

                                                   OPTIONS OUTSTANDING
                                         ----------------------------------------      OPTIONS EXERCISABLE
                                                           WEIGHTED-                --------------------------
                                                            AVERAGE     WEIGHTED-                    WEIGHTED-
                                             NUMBER        REMAINING     AVERAGE                      AVERAGE
                                         OUTSTANDING AT   CONTRACTUAL   EXERCISE    EXERCISABLE AT   EXERCISE
RANGE OF EXERCISE PRICE                  DEC. 30, 2000       LIFE         PRICE     DEC. 30, 2000      PRICE
-----------------------                  --------------   -----------   ---------   --------------   ---------
$ 3.67-$ 9.33..........................      122,736      1.89 years     $ 5.91        122,736        $ 5.91
$10.00-$14.50..........................      227,227      4.80 years      13.28        227,227         13.28
$15.56-$22.88..........................      799,193      7.85 years      18.93         36,200         18.78
$23.75-$34.88..........................      423,119      8.79 years      27.45         20,000         26.00
$35.88-$47.38..........................       89,800      9.82 years      43.07             --            --
                                           ---------      ----------     ------        -------        ------
$ 3.67-$47.38..........................    1,662,075                     $20.67        406,163        $12.17
                                           =========                     ======        =======        ======

  Employee Stock Purchase Plan

       The Company maintains the Performance Food Group Employee Stock Purchase Plan (the "Stock Purchase Plan"), which permits eligible employees to invest through periodic payroll deductions, in the Company's common stock at 85% of the lesser of the market price or the average market price as defined in the plan document. The Company is authorized to issue 612,500 shares under the Stock Purchase Plan. Purchases under the Stock Purchase Plan are made twice a year, on January 15th and on July 15th. At January 14, 2001, subscriptions under the Stock Purchase Plan were outstanding for approximately 51,000 shares at $34.70 per share.

13.  RELATED PARTY TRANSACTIONS

       The Company leases land and buildings from certain shareholders and members of their families. The Company made lease payments under these leases of approximately $1,234,000, $908,000 and $673,000 in 2000, 1999 and 1998,
respectively. In July 1998, the Company acquired certain net assets of VFG, a division of a privately-owned foodservice distributor in which a member of the Company's management has a minor ownership interest.

14.  CONTINGENCIES

       In April 1999, Maxwell Chase Technologies, LLC ("Maxwell") filed suit against the Company's Fresh Advantage subsidiary. The lawsuit alleges, among other things, patent infringement and theft of trade secrets in the development and use of packaging materials used in the Company's fresh-cut produce operations. Maxwell seeks to recover compensatory and other damages, as well as lost profits. The Company is vigorously defending itself against this action and has filed a counterclaim against Maxwell. On February 1, 2001, the United States Patent and Trademark Office issued a decision that significantly diminishes the likelihood of an unfavorable decision against the Company with respect to Maxwell's claim of patent infringement. The Company believes that Maxwell's allegations are without merit and that it is unlikely the outcome will have a material adverse effect on the Company. However, there can be no assurance that this matter, if decided unfavorably for the Company, will not have a material adverse effect on the Company's results of operations.

       In addition to the matter described above, the Company is also involved in other legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of the other proceedings and litigation currently pending will not have a material adverse effect on the Company's results of operations.

15.  INDUSTRY SEGMENT INFORMATION

       The Company has three reportable segments: Broadline, Customized and Fresh-cut. The accounting policies of the reportable segments are the same as those described in Note 1. Certain 1999 and 1998 amounts have been reclassified to conform to the 2000 presentation, consistent with management's reporting structure:

                                                                   FRESH-    CORPORATE &
                                        BROADLINE    CUSTOMIZED     CUT      INTERSEGMENT   CONSOLIDATED
                                        ----------   ----------   --------   ------------   ------------
                                                                 (IN THOUSANDS)
2000
Net external sales....................  $1,367,454   $1,105,365   $132,649     $     --      $2,605,468
Intersegment sales....................       4,062           --     25,802      (29,864)             --
Operating profit......................      36,264       10,553      9,500       (6,302)         50,015
Total asset...........................     344,489      122,601    218,390       24,216         709,696
Interest expense (income).............       8,176        3,603      2,172       (7,358)          6,593
Depreciation..........................       8,458        2,046      3,131          244          13,879
Amortization..........................       3,271           --        633           94           3,998
Capital expenditures..................      16,372        1,601     11,363        1,656          30,992

1999
Net external sales....................  $1,145,536   $  823,742   $ 86,320     $     --      $2,055,598
Intersegment sales....................       3,575           --     13,186      (16,761)             --
Operating profit......................      30,167        9,333      5,009       (5,168)         39,341
Total assets..........................     308,531       96,067     48,259        9,188         462,045
Interest expense (income).............       6,953        2,447        260       (4,272)          5,388
Depreciation..........................       7,054        1,934      1,947          146          11,081
Amortization..........................       2,851            1         86          118           3,056
Capital expenditures..................      13,831        2,131      9,292          752          26,006

                                                                   FRESH-    CORPORATE &
                                        BROADLINE    CUSTOMIZED     CUT      INTERSEGMENT   CONSOLIDATED
                                        ----------   ----------   --------   ------------   ------------
                                                                 (IN THOUSANDS)
1998
Net external sales....................  $  985,729   $  676,794   $ 58,793     $     --      $1,721,316
Intersegment sales....................       2,879           --     13,409      (16,288)             --
Operating profit......................      23,011        8,271      3,614       (3,305)         31,591
Total assets..........................     279,471       83,214     15,167        9,860         387,712
Interest expense (income).............       8,376        1,122       (537)      (4,550)          4,411
Depreciation..........................       6,373        1,455      1,219          105           9,152
Amortization..........................       2,326            3         --           20           2,349
Capital expenditures..................       9,308       15,738      1,500          117          26,663

                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT

The Board of Directors and Shareholders Performance Food Group Company:

       We have reviewed the accompanying condensed consolidated balance sheet of Performance Food Group Company and subsidiaries (the Company) as of June 30, 2001, and the related condensed consolidated statements of earnings for the three-month and six-month periods ended June 30, 2001 and July 1, 2000 and the condensed consolidated statements of cash flows for the six-month periods ended June 30, 2001 and July 1, 2000. These condensed consolidated financial statements are the responsibility of the Company's management.

       We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

       Based on our reviews, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

       We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of Performance Food Group Company and subsidiaries as of December 30, 2000, and the related consolidated statements of earnings, shareholders' equity and cash flows for the year then ended; and in our report dated February 5, 2001, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 30, 2000 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

                                          /s/  KPMG LLP

Richmond, Virginia
July 30, 2001

                PERFORMANCE FOOD GROUP COMPANY AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                               JUNE 30,     DECEMBER 30,
                                                                 2001           2000
                                                              -----------   ------------
                                                              (UNAUDITED)
                                                                    (IN THOUSANDS)
                                         ASSETS
Current assets:
  Cash......................................................   $  9,791       $ 18,530
  Trade accounts and notes receivable, net..................    161,459        167,444
  Inventories...............................................    143,732        123,586
  Other current assets......................................     15,067         14,696
                                                               --------       --------
          Total current assets..............................    330,049        324,256
Property, plant and equipment, net..........................    147,256        143,142
Intangible assets, net......................................    303,228        239,311
Other assets................................................      1,640          2,987
                                                               --------       --------
          Total assets......................................   $782,173       $709,696
                                                               ========       ========

                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Outstanding checks in excess of deposits..................   $ 17,139       $ 33,330
  Current installments of long-term debt....................     14,898          1,966
  Trade accounts payable....................................    151,571        134,986
  Other current liabilities.................................     62,158         57,504
                                                               --------       --------
          Total current liabilities.........................    245,766        227,786
Long-term debt, excluding current installments..............    127,604        114,492
Deferred income taxes.......................................      9,701          9,701
                                                               --------       --------
          Total liabilities.................................    383,071        351,979
                                                               --------       --------
Shareholders' equity........................................    399,102        357,717
                                                               --------       --------
          Total liabilities and shareholders' equity........   $782,173       $709,696
                                                               ========       ========

See accompanying notes to unaudited condensed consolidated financial statements.

                PERFORMANCE FOOD GROUP COMPANY AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)

                                             THREE MONTHS ENDED           SIX MONTHS ENDED
                                            ---------------------     -------------------------
                                            JUNE 30,     JULY 1,       JUNE 30,       JULY 1,
                                              2001         2000          2001           2000
                                            --------     --------     ----------     ----------
                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales.................................  $794,822     $654,603     $1,518,297     $1,234,353
Cost of goods sold........................   686,206      567,624      1,314,306      1,069,965
                                            --------     --------     ----------     ----------
     Gross profit.........................   108,616       86,979        203,991        164,388
Operating expenses........................    88,446       74,591        172,035        144,436
                                            --------     --------     ----------     ----------
     Operating profit.....................    20,170       12,388         31,956         19,952
Other income (expense), net:
     Interest expense.....................    (2,161)      (1,499)        (3,803)        (2,888)
     Other, net...........................      (474)         (29)          (458)            40
                                            --------     --------     ----------     ----------
     Other expense, net...................    (2,635)      (1,528)        (4,261)        (2,848)
                                            --------     --------     ----------     ----------
     Earnings before income taxes.........    17,535       10,860         27,695         17,104
Income tax expense........................     6,663        4,127         10,524          6,500
                                            --------     --------     ----------     ----------
     Net earnings.........................  $ 10,872     $  6,733     $   17,171     $   10,604
                                            ========     ========     ==========     ==========
Weighted average common shares
  outstanding.............................    36,542       27,648         36,066         27,862
                                            ========     ========     ==========     ==========
Basic net earnings per common share.......  $   0.30     $   0.24     $     0.48     $     0.38
                                            ========     ========     ==========     ==========
Weighted average common shares and
  dilutive potential common shares
  outstanding.............................    37,857       28,770         37,383         28,771
                                            ========     ========     ==========     ==========
Diluted net earnings per common share.....  $   0.29     $   0.23     $     0.46     $     0.37
                                            ========     ========     ==========     ==========

See accompanying notes to unaudited condensed consolidated financial statements.

                PERFORMANCE FOOD GROUP COMPANY AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                              --------------------
                                                              JUNE 30,     JULY 1,
                                                                2001        2000
                                                              --------     -------
                                                                 (IN THOUSANDS)
Cash flows from operating activities:
  Net earnings..............................................  $17,171      $10,604
  Adjustments to reconcile net earnings to net cash provided by operating activities:
       Depreciation.........................................    8,645        6,405
       Amortization.........................................    4,257        1,876
       ESOP contributions applied to principal of ESOP
        debt................................................      285          273
       Loss (gain) on disposal of property, plant and
        equipment...........................................      697           (2)
       Change in operating assets and liabilities, net......   15,772       (5,256)
                                                              -------      -------
          Net cash provided by operating activities.........   46,827       13,900
                                                              -------      -------
Cash flows from investing activities:
  Purchases of property, plant and equipment................  (13,791)     (16,923)
  Net cash paid for acquisitions............................  (43,806)      (2,299)
  Proceeds from sale of property, plant and equipment.......    1,027          619
  Decrease in intangibles and other assets..................      797          409
                                                              -------      -------
          Net cash used in investing activities.............  (55,773)     (18,194)
                                                              -------      -------
Cash flows from financing activities:
  Increase (decrease) in outstanding checks in excess of
     deposits...............................................  (16,191)       1,798
  Net borrowings on notes payable to banks..................   13,002        9,554
  Proceeds from issuance of long-term debt..................      906        3,455
  Principal payments on long-term debt......................   (1,464)        (338)
  Repurchases of common stock...............................       --      (11,907)
  Employee stock option, incentive and purchase plans and
     related income tax benefits............................    3,954        2,154
                                                              -------      -------
          Net cash provided by financing activities.........      207        4,716
                                                              -------      -------
Net increase (decrease) in cash.............................   (8,739)         422
Cash, beginning of period...................................   18,530        5,606
                                                              -------      -------
Cash, end of period.........................................  $ 9,791      $ 6,028
                                                              =======      =======

See accompanying notes to unaudited condensed consolidated financial statements.

                PERFORMANCE FOOD GROUP COMPANY AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                         JUNE 30, 2001 AND JULY 1, 2000

1.  BASIS OF PRESENTATION

       The accompanying condensed consolidated financial statements of Performance Food Group Company and subsidiaries (the "Company") are unaudited, with the exception of the December 30, 2000 condensed consolidated balance sheet, which was derived from the audited consolidated balance sheet in the Company's latest Annual Report on Form 10-K. The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial reporting, and in accordance with Rule 10-01 of Regulation S-X.

       In the opinion of management, the unaudited condensed consolidated financial statements contained in this report reflect all adjustments, consisting of only normal recurring accruals, which are necessary for a fair presentation of the financial position and the results of operations for the interim periods presented. The results of operations for any interim period are not necessarily indicative of results for the full year. References in this Form 10-Q to the 2001 and 2000 quarters and periods refer to the fiscal quarters and the six-month periods ended June 30, 2001 and July 1, 2000, respectively.

       On April 11, 2001, the Company's Board of Directors declared a 2-for-1 stock split effected as a 100% stock dividend. The record date of the stock dividend was April 23, 2001, and the stock dividend was distributed to shareholders on April 30, 2001. All references to the number of common shares and per common share amounts in this Form 10-Q have been restated to give retroactive effect to the stock split for all periods presented.

       These unaudited condensed consolidated financial statements, note disclosures and other information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's latest Annual Report on Form 10-K.

2.  BUSINESS COMBINATIONS

       On April 2, 2001, the Company acquired all of the outstanding common stock of Empire Seafood Holding Corp. ("Empire"), a privately owned distributor and processor of seafood. Empire markets and distributes a broad array of seafood directly to independent restaurants and other foodservice operators, primarily in Florida.

       On August 4, 2000, the Company acquired all of the outstanding common stock of Carroll County Foods, Inc. ("Carroll County"), a privately owned broadline foodservice distributor based in New Windsor, Maryland. Carroll County provides products and services to traditional foodservice accounts in a region that includes Baltimore, Maryland and Washington, D.C.

       On December 13, 2000, the Company acquired all of the outstanding common stock and membership interests of Redi-Cut Foods, Inc. and its affiliates, Kansas City Salad, L.L.C and K. C. Salad Real Estate, L.L.C. (collectively "Redi-Cut,") a privately owned processor of fresh-cut produce with facilities in Franklin Park, Illinois, a suburb of Chicago, and Kansas City, Missouri. Redi-Cut provides fresh-cut produce mainly to third-party distributors for resale primarily to quick-service restaurants such as McDonald's, KFC, Taco Bell, Pizza Hut and Burger King.

       The acquisitions of Empire, Carroll County and Redi-Cut have been accounted for using the purchase method; therefore, the acquired assets and liabilities have been recorded at their estimated fair values at the dates of acquisition. The excess of the total purchase price over the total fair value of tangible net assets acquired was approximately $201.4 million and is being amortized on a straight-line basis over estimated lives ranging from 5 to 40 years. The preliminary allocation of the excess purchase price of the Redi-Cut and Empire acquisitions are subject to final adjustment.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

       In the 2001 period, the Company paid a total of approximately $43.8 million in cash and issued a total of approximately 817,000 shares of its common stock for the acquisition of Empire and to the former shareholders of Carroll County, State Hotel Supply Company, Inc. ("State Hotel") and AFFLINK Incorporated (formerly Affiliated Paper Companies, Inc. "AFFLINK"), which were acquired in 2000, 1999 and 1998, respectively, as a result of certain contractual obligations in the purchase agreements relating to those acquisitions. In the 2000 period, the Company paid a total of approximately $2.3 million in cash and issued a total of approximately 89,000 shares of its common stock to the former shareholders of Dixon Tom-A-Toe Companies, Inc. and AFFLINK, which were acquired in 1999 and 1998, respectively, as a result of certain contractual obligations in the purchase agreements relating to those acquisitions. These payments were recorded as additions to goodwill.

       The condensed consolidated statements of earnings and cash flows reflect the results of these acquired companies from the dates of acquisition through June 30, 2001. The unaudited consolidated results of operations on a pro forma basis as though these acquisitions had been consummated as of the beginning of 2000 are as follows:

                                        THREE MONTHS ENDED              SIX MONTHS ENDED
                                   ----------------------------   ----------------------------
                                   JUNE 30, 2001   JULY 1, 2000   JUNE 30, 2001   JULY 1, 2000
                                   -------------   ------------   -------------   ------------
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales........................    $794,822        $728,381      $1,544,405      $1,375,118
Gross profit.....................     108,616          99,612         207,645         188,790
Net earnings.....................      10,872           9,128          17,728          15,155
Basic net earnings per common
  share..........................    $   0.30        $   0.25      $     0.49      $     0.42
Diluted net earnings per common
  share..........................        0.29            0.25            0.47            0.41

       The pro forma results are presented for information purposes only and may not be indicative of the operating results that would have occurred had the Empire, Carroll County and Redi-Cut acquisitions been consummated as of the beginning of 2000.

3.  SUPPLEMENTAL CASH FLOW INFORMATION

       Supplemental disclosures of cash flow information for the 2001 and 2000 periods are as follows:

                                                               SIX MONTHS ENDED
                                                         ----------------------------
                                                         JUNE 30, 2001   JULY 1, 2000
                                                         -------------   ------------
                                                                (IN THOUSANDS)
Cash paid during the period for:
  Interest.............................................     $4,429          $2,929
  Income taxes.........................................     $8,476          $5,032

4.  INDUSTRY SEGMENT INFORMATION

       The Company has three reportable segments: broadline foodservice distribution ("Broadline"); customized foodservice distribution ("Customized"); and fresh-cut produce processing ("Fresh-Cut"). Broadline markets and distributes more than 31,000 national and proprietary brand food and non-food products to a total of approximately 27,000 street and chain customers. Broadline consists of 13 operating locations that independently design their own product mix, distribution routes and delivery schedules to accommodate the needs of a large number of customers, whose individual purchases vary in size. Customized focuses on serving certain casual-dining chain restaurants. These customers generally prefer a centralized point of contact that facilitates item and menu changes, tailored distribution routing and customer service resolution. The Customized distribution network covers 49 states and several foreign countries from five distribution facilities. Fresh-Cut purchases, processes, packages and distributes a variety of fresh produce, mainly to third-party distributors for resale, primarily to quick-service restaurants located

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

in the Southeastern, Southwestern and Midwestern United States. Fresh-Cut operations are conducted at four processing facilities.

                                                                                CORPORATE &
                                           BROADLINE   CUSTOMIZED   FRESH-CUT   INTERSEGMENT   CONSOLIDATED
                                           ---------   ----------   ---------   ------------   ------------
                                                                    (IN THOUSANDS)
2001 QUARTER
Net external sales.......................  $415,477     $312,396    $ 66,949      $     --      $  794,822
Intersegment sales.......................     1,820           --      10,083       (11,903)             --
Operating profit.........................    12,546        3,569       6,360        (2,305)         20,170
Total assets.............................   438,021      123,904     199,209        21,039         782,173
Interest expense (income)................     2,827          817       2,482        (3,965)          2,161
Depreciation.............................     2,500          621       1,328            73           4,522
Amortization.............................     1,362           --       1,003            25           2,390
Capital expenditures.....................     4,508          671         739         1,155           7,073

                                                                                CORPORATE &
                                           BROADLINE   CUSTOMIZED   FRESH-CUT   INTERSEGMENT   CONSOLIDATED
                                           ---------   ----------   ---------   ------------   ------------
                                                                    (IN THOUSANDS)
2000 QUARTER
Net external sales.......................  $335,231     $287,261    $ 32,111      $     --      $  654,603
Intersegment sales.......................       950           --       6,675        (7,625)             --
Operating profit.........................     9,304        2,835       1,867        (1,618)         12,388
Total assets.............................   320,858      114,444      51,243        15,595         502,140
Interest expense (income)................     1,800          844         415        (1,560)          1,499
Depreciation.............................     2,035          505         620            64           3,224
Amortization.............................       790           --         114            21             925
Capital expenditures.....................     2,710          627       2,453           153           5,943

                                                                                CORPORATE &
                                           BROADLINE   CUSTOMIZED   FRESH-CUT   INTERSEGMENT   CONSOLIDATED
                                           ---------   ----------   ---------   ------------   ------------
                                                                    (IN THOUSANDS)
2001 PERIOD
Net external sales.......................  $775,157     $610,447    $132,693      $     --      $1,518,297
Intersegment sales.......................     2,651           --      22,268       (24,919)             --
Operating profit.........................    19,245        6,212      10,514        (4,015)         31,956
Total assets.............................   438,021      123,904     199,209        21,039         782,173
Interest expense (income)................     4,918        1,819       5,572        (8,506)          3,803
Depreciation.............................     4,823        1,202       2,485           135           8,645
Amortization.............................     2,203           --       2,007            47           4,257
Capital expenditures.....................     9,765        1,281       1,085         1,660          13,791

                                                                                CORPORATE &
                                           BROADLINE   CUSTOMIZED   FRESH-CUT   INTERSEGMENT   CONSOLIDATED
                                           ---------   ----------   ---------   ------------   ------------
                                                                    (IN THOUSANDS)
2000 PERIOD
Net external sales.......................  $636,875     $533,405    $ 64,073      $     --      $1,234,353
Intersegment sales.......................     1,828           --      12,981       (14,809)             --
Operating profit.........................    14,527        4,970       3,823        (3,368)         19,952
Total assets.............................   320,858      114,444      51,243        15,595         502,140
Interest expense (income)................     3,501        1,718         728        (3,059)          2,888
Depreciation.............................     3,968        1,008       1,318           111           6,405
Amortization.............................     1,595           --         229            52           1,876
Capital expenditures.....................     8,249          765       6,775         1,134          16,923

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

5.  NEW ACCOUNTING STANDARDS

       In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations. SFAS No. 141 requires that all business combinations initiated after June 30, 2001, be accounted for by the purchase method and specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported apart from goodwill. The adoption of this standard will affect the Company's accounting for future acquisitions, including the pending acquisitions of SFC and Fresh Express, discussed in Note 6.

       Also in July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. The provisions of SFAS No. 142 state that goodwill should no longer be amortized, and goodwill and other intangible assets should be tested for impairment upon adoption of the standard, and at least annually thereafter. The Company will be required to adopt the provisions of SFAS No. 142 with its fiscal year beginning December 30, 2001, except for goodwill and any intangible assets acquired in a purchase business combination completed after June 30, 2001, for which the provisions of this standard are effective beginning July 1, 2001. As a result, after adoption of the provisions of this standard, the Company will no longer record amortization expense for goodwill. The Company will also be required to perform an assessment of whether there is an indication that goodwill and other intangible assets are impaired as of the date of adoption. Any such transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in the Company's consolidated statement of income.

       As of the date of adoption, the Company expects to have unamortized goodwill, excluding acquisitions not yet consummated, in the amount of $274.0 million, which will be subject to the transition provisions of SFAS No. 142. Amortization expense related to goodwill was $2.0 million and $693,000 for the 2001 and 2000 quarters, respectively, and $3.7 million and $1.4 million for the 2001 and 2000 periods, respectively. The Company has not yet completed its analysis of the impact of these new standards on its financial condition and results of operations.

6.  SUBSEQUENT EVENTS

       On July 3, 2001, the Company entered into an agreement with a financial institution whereby the SPE described below sells an undivided interest in certain of its trade receivables (the "receivables purchase facility"). Pursuant to the receivables purchase facility, the Company formed PFG Receivables Corporation, a wholly owned special-purpose subsidiary (the "SPE"). The SPE was formed for the sole purpose of buying receivables generated by some of the Company's operating units, and selling an undivided interest in those receivables to a financial institution. Under the receivables purchase facility, the Company's operating units, irrevocably and without recourse, transfer a portion of their accounts receivable to the SPE. The SPE, in turn, has sold and, subject to certain conditions, may from time to time in the future, sell an undivided interest in these receivables to a financial institution. The amount of the undivided interest in the receivables owned by the financial institution cannot exceed $90 million at any one time. The proceeds from the initial sale of the undivided interest in these receivables were used to repay borrowings under the Company's revolving credit facility. As of July 3, 2001, the amount of the undivided interest owned by the financial institution under the receivables purchase facility was $73 million. The agreement expires in July 2002, but can be renewed by mutual agreement between the financial institution and the Company. This two-step transaction will be accounted for under the provisions of SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.

       On July 25, 2001, the Company signed a definitive agreement to acquire the common stock of Springfield Foodservice Corporation ("SFC"), a privately owned broadline foodservice distributor based in Springfield, Massachusetts, for approximately $85 million. SFC provides products and services to traditional foodservice accounts in a region covering New England and portions of New York State.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

       On August 9, 2001, the Company signed a definitive agreement to acquire the common stock of Fresh International Corp. ("Fresh Express"), a privately owned fresh-cut produce processor based in Salinas, California, for approximately $290 million, subject to adjustment. Fresh Express processes, markets and distributes a diverse line of packaged salads to supermarkets and foodservice operators throughout the entire United States. Fresh Express operates five processing facilities located in Salinas, California; Greencastle, Pennsylvania; Colorado Springs, Colorado; Atlanta, Georgia; and Chicago, Illinois.

PROSPECTUS

                         PERFORMANCE FOOD GROUP COMPANY

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                                    WARRANTS

     We may from time to time sell up to $600,000,000 (or the equivalent in foreign currencies or currency units) aggregate initial offering price of:

     - our debt securities, in one or more series, which may be either senior debt securities, senior subordinated debt securities, subordinated debt securities or debt securities with any other ranking;

     - shares of our preferred stock, par value $0.01 per share, in one or more series;

     - shares of our common stock, par value $0.01 per share;

     - warrants to purchase our common stock; or

     - any combination of the foregoing.

     We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.

     SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF MATERIAL RISKS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN OUR SECURITIES BEING SOLD PURSUANT TO THIS PROSPECTUS.

     Our common stock is traded on the Nasdaq Stock Market's National Market under the symbol "PFGC".

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

     We will sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, dealers and underwriters reserve the right to reject, in whole or in part any proposed purchase of securities to be made directly or through agents, underwriters or dealers. If our agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth any applicable commissions or discounts.

     This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.

               The date of this prospectus is September 28, 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Risk Factors................................................    2
Special Note Regarding Forward-Looking Statements...........    6
The Company.................................................    7
Use of Proceeds.............................................    7
Ratio of Earnings to Fixed Charges..........................    7
General Description of Securities...........................    8
Description of Debt Securities..............................    8
Description of Capital Stock................................   23
Description of Warrants.....................................   30
Plan of Distribution........................................   31
Available Information.......................................   32
Incorporation by Reference..................................   33
Legal Matters...............................................   33
Experts.....................................................   34

                            ------------------------

     We have not authorized any person to give any information or to make any representation in connection with this offering other than those contained or incorporated by reference in this prospectus, and, if given or made, such information or representation must not be relied upon as having been so authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof, that the information contained herein is correct as of any time subsequent to its date, or that any information incorporated by reference herein is correct as of any time subsequent to its date.

                                  RISK FACTORS

     You should carefully consider the risks described below, as well as other information contained in this prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus, before buying any securities offered by the applicable prospectus supplement. If any of the events described below occurs, our business, financial condition or results of operations could be materially harmed, the trading price of the securities offered by the applicable prospectus supplement could decline and you may lose all or part of your investment.

FOODSERVICE DISTRIBUTION IS A LOW-MARGIN BUSINESS AND MAY BE SENSITIVE TO ECONOMIC CONDITIONS.

     We operate in the foodservice distribution industry, which is characterized by a high volume of sales with relatively low profit margins. A significant portion of our sales are at prices that are based on product cost plus a percentage markup. As a result, our results of operations may be negatively impacted when the price of food goes down, even though our percentage markup may remain constant. The foodservice industry may also be sensitive to national and regional economic conditions, and the demand for our foodservice products has been adversely affected from time to time by economic downturns. In addition, our operating results are particularly sensitive to, and may be materially adversely impacted by, difficulties with the collectibility of accounts receivable, inventory control, price pressures, severe weather conditions and increases in wages or other labor costs, energy costs and fuel or other transportation-related costs. There can be no assurance that one or more of these factors will not adversely affect our future operating results. We have experienced losses due to the uncollectibility of accounts receivable in the past and could experience such losses in the future. In addition, although we have sought to limit the impact of the recent increases in fuel prices by imposing fuel surcharges on our customers, we cannot assure you that increases in fuel prices will not adversely affect our results of operations.

WE RELY ON MAJOR CUSTOMERS.

     We derive a substantial portion of our net sales from customers within the restaurant industry, particularly certain chain customers. Net sales to Outback Steakhouse accounted for 16.3% of our consolidated net sales in both the six months ended June 30, 2001 and fiscal 2000. Net sales to Cracker Barrel Old Country Store accounted for 14.6% of our consolidated net sales in the six months ended June 30, 2001 and 16.1% of our consolidated net sales in fiscal 2000. Sales to these customers by our customized segment generally have lower operating margins than sales to customers in other areas of our business. We do not have agreements requiring these or other customers to purchase any specified amount of goods from us, although the prices paid by them may depend on the level of their purchases, nor do we have any assurance as to the level of future purchases by our customers. Likewise, our customers generally have the ability to stop buying from us at any time, with some customers being required to give us advance notice of their intent to stop buying. A material decrease in sales to any of our major customers or the loss of any of our major customers would have a material adverse impact on our operating results. In addition, to the extent we add new customers, whether following the loss of existing customers or otherwise, we may incur substantial start-up expenses in initiating services to new customers. Also, certain of our customers have from time to time experienced bankruptcy, insolvency, and/or an inability to pay debts to us as they come due, and similar events in the future could have a material adverse impact on our operating results. In particular, we believe that one of our customers, who accounted for approximately 4.0% of our consolidated net sales in the six months ended June 30, 2001, may be experiencing financial difficulties; therefore, this customer pays for its purchases upon delivery.

OUR GROWTH IS DEPENDENT ON OUR ABILITY TO COMPLETE ACQUISITIONS AND INTEGRATE OPERATIONS OF ACQUIRED BUSINESSES.

     A significant portion of our historical growth has been achieved through acquisitions of other foodservice distributors, and our growth strategy includes additional acquisitions. There can be no assurance that we will be able to make acquisitions in the future or that any acquisitions we do make will be successful. Furthermore, there can be no assurance that future acquisitions will not have a material adverse effect upon our operating results, particularly in periods immediately following the consummation of those transactions while the operations of the acquired business are being integrated into our operations.

     In connection with the acquisitions of other businesses in the future, we may decide to consolidate the operations of any acquired business with our existing operations or make other changes with respect to the acquired business, which could result in special charges or other expenses. Our results of operations also may be adversely affected by expenses we incur in making acquisitions, by amortization of acquisition-related intangible assets with definite lives, and by additional depreciation expenses attributable to acquired assets. Any of the businesses we have acquired or may acquire may also have liabilities or adverse operating issues that we fail to discover before the acquisition, and our indemnity for such liabilities typically has been limited and may, with respect to future acquisitions, also be limited.

     In addition, our ability to make any future acquisitions may depend upon obtaining additional financing. There can be no assurance that we will be able to obtain additional financing on acceptable terms or at all. If we obtain additional debt financing in the future, which may include the issuance of debt securities pursuant to this prospectus, our debt service obligations may increase substantially and the terms of the debt financing may contain financial covenants and other restrictions that limit our operating flexibility, limit our flexibility in planning for and reacting to changes in our business and make us more vulnerable to economic downturns and competitive pressures. To the extent that we seek to acquire other businesses in exchange for our common stock, fluctuations in our stock price could have a material adverse effect on our ability to complete acquisitions. Likewise, the issuance of our common stock in connection with acquisitions could be dilutive to our shareholders.

MANAGING OUR GROWTH MAY BE DIFFICULT AND OUR GROWTH RATE MAY DECLINE.

     We have rapidly expanded our operations since inception. This growth has placed and will continue to place significant demands on our administrative, operational and financial resources, and we cannot assure you that we will be able to successfully integrate the operations of acquired businesses with our existing operations, which could have a material adverse effect on our business. We also cannot assure you that this growth will continue. To the extent that our customer base and our services continue to grow, this growth is expected to place a significant demand on our managerial, administrative, operational and financial resources. Our future performance and results of operations will depend in part on our ability to successfully implement enhancements to our business management systems and to adapt those systems as necessary to respond to changes in our business. Similarly, our growth has created a need for expansion of our facilities from time to time. As we near maximum utilization of a given facility, operations may be constrained and inefficiencies may be created which could adversely affect our operating results unless the facility is expanded or volume is shifted to another facility. Conversely, as we add additional facilities or expand existing facilities, excess capacity may be created. Any excess capacity may also create inefficiencies and adversely affect our operating results.

     In addition, we cannot assure you that the rate of our future growth, if any, will not decline from our recent historical growth rates. If we fail to expand our business or make acquisitions and successfully integrate the operations of any acquired companies, the rate of our future growth, if any, will likely be lower than our historical growth rates.

PRODUCT LIABILITY CLAIMS COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

     Like any other distributor and processor of food, we face an inherent risk of exposure to product liability claims if the products we sell cause injury or illness. We have liability insurance with respect to product liability claims. We cannot assure you, however, that this insurance will continue to be available at a reasonable cost or at all, or, if available, will be adequate to cover product liability claims against us. We generally seek contractual indemnification from resellers of our products, but any such indemnification is limited, as a practical matter, to the creditworthiness of the indemnifying party. If we do not have adequate insurance or contractual indemnification available, product liability claims could have a material adverse effect on our business, operating results and financial condition.

     One of our subsidiaries is the defendant in a lawsuit filed by one of its customers seeking indemnity for any damages and expenses that the customer may be required to pay as a result of the alleged contamination of produce supplied by that subsidiary. We believe that the lawsuit is without merit, but we cannot assure you that the costs associated with defending the lawsuit or an adverse outcome will not have a material adverse effect on our results of operations.

COMPETITION IN THE FOODSERVICE DISTRIBUTION INDUSTRY IS INTENSE, AND WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

     The foodservice distribution industry is highly competitive. We compete with numerous smaller distributors on a local level, as well as with a limited number of national foodservice distributors. Some of these distributors have substantially greater financial and other resources than we do. Bidding for contracts or arrangements with customers, particularly chain and other large customers, is highly competitive and distributors may market their services to a particular customer over a long period of time before they are invited to bid. In the fresh-cut produce area of our business, competition comes mainly from smaller regional processors, although we encounter intense competition from national and larger regional processors when selling produce to chain restaurants. We believe that most purchasing decisions in the foodservice business are based on the distributor's ability to completely and accurately fill orders and to provide timely deliveries, on the quality of the product and on price. Our failure to compete successfully could have a material adverse effect on our business, operating results and financial condition.

OUR FRESH-CUT SEGMENT RELIES ON PROPRIETARY MACHINERY AND PROCESSES THAT ARE NOT PROTECTED BY PATENTS.

     Our existing fresh-cut operations rely on proprietary machinery and processes which are used to prepare some of our products. We believe that the cost and complexity of our machinery have been and will continue to be a barrier to entry to other potential competitors in the fresh-cut segment; however, we have not protected our machinery or processes through patents or other methods. As a result, some of our existing or potential competitors could develop similar machinery or processes. If this occurred, it could substantially increase competition in the fresh-cut segment, thereby reducing prices and materially adversely affecting our results of operations in this segment.

OUR SUCCESS DEPENDS ON OUR SENIOR MANAGEMENT AND KEY EMPLOYEES.

     Our success is largely dependent on the skills, experience and efforts of our senior management. The loss of one or more of our members of senior management could have a material adverse effect upon our business and development. In addition, we depend to a substantial degree on the services of certain key employees. Any failure to attract and retain qualified employees in the future could have a material adverse effect on our business.

THE MARKET PRICE FOR OUR COMMON STOCK MAY BE VOLATILE.

     In recent periods, there has been significant volatility in the market price for our common stock. In addition, the market price of our common stock could fluctuate substantially in the future in response to a number of factors, including the following:

     - our quarterly operating results or the operating results of other distributors of food and non-food products;

     - changes in general conditions in the economy, the financial markets or the food distribution or foodservice industries;

     - changes in financial estimates or recommendations by stock market analysts regarding us or our competitors;

     - announcements by us or our competitors of significant acquisitions;

     - increases in labor, energy and fuel costs and the costs of produce or other food products; and

     - natural disasters, severe weather conditions or other developments affecting us or our competitors.

     In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. These broad market fluctuations may materially adversely affect our stock price, regardless of our operating results.

OUR SHAREHOLDER RIGHTS PLAN, CHARTER AND BYLAWS COULD MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY.

     We have a shareholder rights plan that may have the effect of discouraging unsolicited takeover proposals. The rights issued under the shareholder rights plan would cause substantial dilution to a person or group that attempts to acquire us on terms not approved in advance by our board of directors. In addition, Tennessee corporate law and our charter and bylaws contain provisions that could delay, defer or prevent a change in control of our company or our management. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors and take other corporate actions. These provisions:

     - authorize us to issue "blank check" preferred stock, which is preferred stock that can be created and issued by our board of directors, without shareholder approval, with rights senior to those of common stock;

     - provide for a staggered board of directors and three-year terms for directors, so that no more than one-third of our directors could be replaced at any annual meeting;

     - provide that directors may be removed only for cause; and

     - establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by shareholders at a meeting.

     We are also subject to anti-takeover provisions under Tennessee law, which could also delay or prevent a change of control. Together, these provisions of our charter and bylaws, Tennessee law and our rights plan may discourage transactions that otherwise could provide for the payment of a premium over prevailing market prices for our common stock, and also could limit the price that investors are willing to pay in the future for shares of our common stock.

OUR ISSUANCE OF PREFERRED STOCK COULD ADVERSELY AFFECT HOLDERS OF OUR COMMON STOCK AND DISCOURAGE A TAKEOVER.

     Our board of directors is authorized to issue up to 5,000,000 shares of preferred stock without any action on the part of our shareholders. Our board of directors also has the power, without shareholder approval, to set the terms of any series of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or in the event of a dissolution, liquidation or winding up and other terms. In the event that we issue preferred stock in the future that has preference over our common stock with respect to payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of the holders of our common stock or the market price of our common stock could be adversely affected. In addition, the ability of our board of directors to issue shares of preferred stock without any action on the part of our shareholders may impede a takeover of us and prevent a transaction favorable to our shareholders.

FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

     Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices of our common stock and could impair our ability to raise capital through future offerings of equity securities. Of the 38,004,240 shares of our common stock outstanding as of September 25, 2001, a total of approximately 6,991,888 shares had been issued to former owners of businesses that we acquired. All of these 6,991,888 shares were registered under the Securities Act of 1933 and therefore are either freely transferable in the public markets or are eligible for resale in the public markets pursuant to Rule 145 under the Securities Act of 1933 or under one of the shelf registration statements that we have filed with the SEC. Under Rule 145, sales of shares of our common stock issued to affiliates of companies that we acquire are eligible for resale in the public markets, subject to certain of the restrictions set forth in Rule 144 under the Securities Act of 1933. We expect to issue shares under these registration statements or similar registration statements to the owners of other foodservice businesses we may acquire in the future.

OUR HOLDING COMPANY STRUCTURE MAY AFFECT OUR ABILITY TO SERVICE OUR DEBT.

     Any debt securities we issue pursuant to a prospectus supplement will be exclusively our obligations. Although we own a substantial portion of our consolidated assets directly, a majority of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to service our debt, including the debt securities, may depend on the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide cash, whether in the form of dividends, loans, or otherwise, to pay amounts due on our obligations, including the debt securities. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the debt securities or to make any funds available for that purpose. In addition, dividends, loans or other distributions from our subsidiaries to us may be subject to contractual and other restrictions, are dependent upon the results of operations of our subsidiaries and are subject to other business considerations.

     Because we are a holding company, the debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. Therefore, our rights and the rights of our creditors, including the holders of the debt securities, to participate in the assets of any subsidiary upon that subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. However, even if we are a creditor of one of our subsidiaries, our claims would still be effectively subordinate to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinate to any indebtedness of the subsidiary senior to that held by us. As of June 30, 2001, our subsidiaries had total indebtedness and other liabilities, excluding intercompany liabilities, of approximately $220.8 million. Although some of our debt instruments impose limitations on the incurrence of additional indebtedness, both we and our subsidiaries retain the ability to incur substantial additional indebtedness, including senior indebtedness, and other obligations.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, which are based on assumptions and estimates and describe our future plans, strategies and expectations, are generally identifiable by the use of the words "anticipate," "will," "believe," "estimate," "expect," "intend," "seek," "should" or similar expressions. These forward-looking statements may address, among other things, the anticipated effects of the offering of the securities hereunder, our anticipated earnings, capital expenditures, contributions to our net sales by acquired companies, sales momentum, customer and product sales mix, expected efficiencies in our business and our ability to realize expected synergies from acquisitions. These forward-looking statements are subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference in this prospectus are described in this prospectus under "Risk Factors" and in the documents incorporated or deemed to be incorporated by reference in this prospectus, and additional factors may be discussed in the prospectus supplement relating to a particular offering of securities. These factors include, but are not limited to:

     - the relatively low margins and economic sensitivity of the foodservice business;

     - our reliance on major customers;

     - our need to identify and successfully complete acquisitions of other foodservice distributors; and

     - management of our planned growth and other financial issues.

     If one or more of these risks or uncertainties materialize, or if any underlying assumptions proves incorrect, our actual results, performance or achievements may vary materially from future results, performance or achievements expressed or implied by these forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this section. We undertake no obligation to publicly update or revise any forward-looking statements to reflect future events or developments.

                                  THE COMPANY

     We market and distribute a wide variety of food and food-related products to the foodservice, or "away from home eating," industry. The foodservice industry consists of two major customer types: "street" foodservice customers, which includes independent restaurants, hotels, cafeterias, schools, healthcare facilities and other institutional customers, and "chain" customers, which includes regional and national quick-service restaurants and casual-dining restaurants. Our customers are located primarily in the Southern, Southwestern, Midwestern and Northeastern United States.

     Our principal executive offices are located at 12500 West Creek Parkway, Richmond, Virginia 23238 and our telephone number is (804) 484-7700.

                                USE OF PROCEEDS

     Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include reducing our outstanding indebtedness, increasing our working capital, acquisitions and capital expenditures. Pending the application of the net proceeds for these purposes, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

                         FISCAL YEAR ENDED                             SIX MONTHS
--------------------------------------------------------------------     ENDED
DECEMBER 28,   DECEMBER 27,   JANUARY 2,   JANUARY 1,   DECEMBER 30,    JUNE 30,
    1996           1997          1999         2000          2000          2001
------------   ------------   ----------   ----------   ------------   ----------
 13.5x             8.5x          5.8x         5.5x          5.4x          5.7x

     Our ratio of earnings to fixed charges are calculated as follows:

     - "earnings," which consist of consolidated net income plus income taxes and fixed charges, except capitalized interest; and

     - "fixed charges," which consist of consolidated interest on indebtedness, including capitalized interest, amortization of debt discount and issuance cost, and the estimated portion of rental expense deemed to be equivalent to interest.

     For the periods presented, there were no preferred stock dividends because we had no shares of preferred stock outstanding; therefore, the ratio of earnings to fixed charges and preferred stock dividends for each of the above periods is the same as the ratio appearing in the above table.

                       GENERAL DESCRIPTION OF SECURITIES

     We, directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately, up to $600,000,000 (or the equivalent in one or more foreign currencies or currency units) aggregate initial offering price of:

     - debt securities, in one or more series, which may be senior debt securities, senior subordinated debt securities, subordinated debt securities or debt securities with any other ranking;

     - shares of our preferred stock, par value $0.01 per share, in one or more series;

     - shares of our common stock, par value $0.01 per share;

     - warrants to purchase our common stock; or

     - any combination of the foregoing,

either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale.

     We may issue debt securities that are exchangeable for or convertible into shares of our common stock or preferred stock or other debt securities. The preferred stock may also be exchangeable for and/or convertible into shares of our common stock or another series of our preferred stock or our debt securities. When particular securities are offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities.

                         DESCRIPTION OF DEBT SECURITIES

     We may issue debt securities either separately, or together with, or upon the conversion of or in exchange for, other securities. The debt securities may be our unsecured and unsubordinated obligations, which we refer to as "senior debt securities," issued in one or more series or our unsecured subordinated obligations, which we refer to as "subordinated debt securities," issued in one or more series. The subordinated debt securities of any series may be our senior subordinated obligations, subordinated obligations, or may have such other ranking as is described in the applicable prospectus supplement. The debt securities will be issued under one or more indentures to be entered into between us and one or more trustees. References herein to the "indenture" and the "trustee" refer to the applicable indenture and the applicable trustee pursuant to which any particular series of debt securities is issued. The terms of any series of debt securities will be those specified in or pursuant to the applicable indenture and in the certificates evidencing that series of debt securities and those made part of the indenture by the Trust Indenture Act of 1939. We may issue both senior debt securities and subordinated debt securities under the same indenture.

     The following summary of selected provisions of the indenture and the debt securities is not complete, and the summary of selected terms of a particular series of debt securities included in the applicable prospectus supplement also will not be complete. You should review the form of applicable indenture and the form of certificate evidencing the applicable debt securities, which forms have been or will be filed as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents which have been or will be incorporated by reference in this prospectus. To obtain a copy of the indenture or the form of certificate for the debt securities, see "Available Information" in this prospectus. The following summary and the summary in the applicable prospectus supplement are qualified in their entirety by reference to all of the provisions of the indenture and the certificates evidencing the debt securities, which provisions, including defined terms, are incorporated by reference in this prospectus. Capitalized terms used in this section and not defined have the meanings assigned to those terms in the indenture. When we refer to "Performance Food Group", "we", "us" or "our" in this section or when we otherwise refer to ourselves in this section, we mean Performance Food Group Company, excluding, unless otherwise expressly stated or the context otherwise requires, our subsidiaries.

     The following description of debt securities describes general terms and provisions of the series of debt securities to which any prospectus supplement may relate. When we offer to sell a series of debt securities, we
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will describe the specific terms of the series in the applicable prospectus supplement. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus.

  General

     The debt securities may be issued from time to time in one or more series of senior debt securities and one or more series of subordinated debt securities. We can issue an unlimited amount of debt securities under the indenture. The indenture provides that debt securities of any series may be issued up to the aggregate principal amount which may be authorized from time to time by us. Please read the applicable prospectus supplement relating to the series of debt securities being offered for specific terms including, where applicable:

     - the title of the series of debt securities;

     - any limit on the aggregate principal amount of debt securities of the series;

     - the price or prices at which debt securities of the series will be issued;

     - the date or dates on which we will pay the principal of and premium, if any, on debt securities of the series, or the method or methods, if any, used to determine those dates;

     - the rate or rates, which may be fixed or variable, at which debt securities of the series will bear interest, if any, or the method or methods, if any, used to determine those rates;

     - the basis used to calculate interest, if any, on the debt securities of the series if other than a 360-day year of twelve 30-day months;

     - the date or dates, if any, from which interest on the debt securities of the series will accrue, or the method or methods, if any, used to determine those dates;

     - the dates on which the interest, if any, on the debt securities of the series will commence to accrue and will be payable and the record dates for the payment of interest;

     - the place or places where amounts due on the debt securities of the series will be payable and where the debt securities of the series may be surrendered for registration of transfer and exchange, if different than the Borough of Manhattan, The City of New York;

     - the terms and conditions, if any, upon which we may, at our option, redeem debt securities of the series;

     - the terms and conditions, if any, upon which we will repurchase debt securities of the series at the option of the holders of debt securities of the series;

     - the terms of any sinking fund or analogous provision;

     - if other than U.S. dollars, the currency used to purchase the debt securities of the series and the currency used for payments on debt securities of the series, and the ability, if any, of us or the holders of debt securities of the series to have payments made in any other currency;

     - any addition to, or modification or deletion of, any covenant or Event of Default with respect to debt securities of the series;

     - whether the debt securities of the series are to be issuable in registered or bearer form or both and, if in bearer form, whether any debt securities of the series will be issued in temporary or permanent global form and, if so, the identity of the depositary for the global debt security;

     - whether and under what circumstances we will pay Additional Amounts on the series of debt securities to any holder who is a United States Alien in respect of any tax, assessment or other governmental charge and, if so, whether we will have the option to redeem the series of debt securities rather than pay the Additional Amounts;

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

     - the person to whom any interest on any registered securities of the series of debt securities will be payable, if different than the person in whose name a registered security is registered at the close of business on the regular record date for that interest;

     - the manner in which, or the person to whom, any interest on any bearer security of the series of debt securities will be payable, if different than upon presentation and surrender of the coupons relating to the bearer security;

     - the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid, if other than in the manner provided in the indenture;

     - the portion of the principal amount of the series of debt securities which will be payable upon acceleration if other than the full principal amount;

     - the authorized denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and any integral multiple of $1,000, in the case of registered securities, or $5,000, in the case of bearer securities;

     - the terms, if any, upon which such debt securities may be convertible into or exchangeable for other securities;

     - whether such debt securities will be senior debt securities or subordinated debt securities and, if subordinated debt securities, whether such subordinated debt securities will be our senior subordinated or subordinated obligations or will have another ranking and the definition of "Senior Indebtedness" and a summary of the subordination provisions applicable to such subordinated debt securities;

     - if the amount of payments on the series of debt securities may be determined with reference to an index, formula or other method or methods (any of those debt securities being referred to as "Indexed Securities") and the manner used to determine those amounts; and

     - any other terms of debt securities of the series.

     As used in this prospectus and any prospectus supplement relating to the offering of debt securities, references to the principal of and premium, if any, and interest, if any, on the series of debt securities include the payment of Additional Amounts, if any, required by the series of debt securities in that context.

     Debt securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement. Material federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

     If the purchase price of any debt securities is payable in a foreign currency or currency unit or if the principal of, or premium, if any, or interest, if any, on any of the debt securities is payable in a foreign currency or currency unit, the specific terms of those debt securities and the applicable foreign currency or currency unit will be specified in the prospectus supplement relating to those debt securities.

     The terms of the debt securities of any series may differ from the terms of the debt securities of any other series, and the terms of particular debt securities within any series may differ from each other. If expressly provided in the applicable prospectus supplement, we may, without the consent of the holders of the debt securities of any series, reopen an existing series of debt securities and issue additional debt securities of that series or establish additional or different terms of that series.

  Registration, transfer, payment and paying agent

     Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will be issued in registered form only, without coupons. The indenture, however, provides that we may also issue debt securities in bearer form only, or in both registered and bearer form. Bearer securities may not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States

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

person, as defined below, other than offices located outside the United States of specified United States financial institutions. "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust. "United States" means the United States of America, including the states thereof and the District of Columbia, its territories, its possessions and other areas subject to its jurisdiction. Purchasers of bearer securities will be subject to certification procedures and may be affected by limitations under United States tax laws. The applicable procedures and limitations will be described in the prospectus supplement relating to the offering of the bearer securities.

     Unless otherwise indicated in the applicable prospectus supplement, registered securities will be issued in denominations of $1,000 or any integral multiple of $1,000, and bearer securities will be issued in denominations of $5,000.

     Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be payable and may be surrendered for registration of transfer or exchange and, if applicable, for conversion into or exchange for other types of securities, at an office or agency maintained by us in the Borough of Manhattan, The City of New York. However, we, at our option, may make payments of interest on any registered security by check mailed to the address of the person entitled to receive that payment or by wire transfer to an account maintained by the payee with a bank located in the United States. No service charge shall be made for any registration of transfer or exchange, redemption or repayment of debt securities or, for any conversion or exchange of debt securities for other types of securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with that transaction.

     Unless otherwise indicated in the applicable prospectus supplement, payment of principal, premium, if any, and interest, if any, on bearer securities will be made, subject to any applicable laws and regulations, at an office or agency outside the United States. Unless otherwise indicated in the applicable prospectus supplement, payment of interest due on bearer securities on any interest payment date will be made only against surrender of the coupon relating to that interest payment date. Unless otherwise indicated in the applicable prospectus supplement, no payment of principal, premium, if any, or interest, if any, with respect to any bearer security will be made at any office or agency in the United States or by check mailed to any address in the United States or by wire transfer to an account maintained with a bank located in the United States. However, if any bearer securities are payable in U.S. dollars, payments on those bearer securities may be made at the corporate trust office of the relevant trustee or at any office or agency designated by us in the Borough of Manhattan, The City of New York, if, but only if, payment of the full amount due on the bearer securities for principal, premium, if any, or interest, if any, at all offices outside of the United States maintained for that purpose by us is illegal or effectively precluded by exchange controls or similar restrictions.

     Unless otherwise indicated in the applicable prospectus supplement, we will not be required to:

     - issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series of like tenor and terms to be redeemed and ending at the close of business on the day of that selection;

     - register the transfer of or exchange any registered security, or portion of any registered security, called for redemption, except the unredeemed portion of any registered security being redeemed in part;

     - exchange any bearer security called for redemption, except to exchange a bearer security for a registered security of that series of like tenor and terms that is simultaneously surrendered for redemption; or

     - issue, register the transfer of or exchange a debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be repaid.

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

  Ranking of debt securities; holding company structure

     The senior debt securities of each series will be our unsecured unsubordinated obligations and will rank on a parity in right of payment with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities of each series will be our unsecured obligations and will be subordinated in right of payment to all of our existing and future Senior Indebtedness (which term will be defined in the prospectus supplement relating to such series of subordinated debt securities). The subordinated debt securities of any series may be our senior subordinated or subordinated obligations, or may have such other ranking as is described in the applicable prospectus supplement. Accordingly, the subordinated debt securities of any series may rank, in priority of payment, senior to, on a parity with or junior to any other series of subordinated debt securities and the definition of "Senior Indebtedness" applicable to any series of subordinated debt securities may be different from the definition of "Senior Indebtedness" applicable to any other series of subordinated debt securities. If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement will describe the subordination provisions and set forth the definition of "Senior Indebtedness" applicable to such subordinated debt securities, and such prospectus supplement or the information incorporated or deemed to be incorporated by reference herein will set forth the approximate amount of such Senior Indebtedness outstanding as of a recent date.

     There are no limitations in the indenture on the issuance or incurrence of indebtedness (including Senior Indebtedness) by us or our subsidiaries.

     The debt securities are exclusively our obligations. Although we own some of our consolidated assets directly, a substantial majority of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to service our debt, including the debt securities, may depend to a substantial degree on the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide cash, whether in the form of dividends, loans, or otherwise, to pay amounts due on our obligations, including the debt securities. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the debt securities or to make any funds available for that purpose. In addition, dividends, loans or other distributions from our subsidiaries to us may be subject to contractual and other restrictions, are dependent upon the results of operations of our subsidiaries and are subject to other business considerations.

     Because we are a holding company, the debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. Therefore, our rights and the rights of our creditors, including the holders of the debt securities, to participate in the assets of any subsidiary upon that subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. However, even if we are a creditor of one or more of our subsidiaries, our claims would still be effectively subordinate to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinate to any indebtedness of the subsidiary senior to that held by us. As of June 30, 2001, our subsidiaries had total indebtedness and other liabilities, excluding intercompany liabilities, of approximately $220.8 million. Although some of our debt instruments impose limitations on the incurrence of additional indebtedness, both we and our subsidiaries retain the ability to incur substantial additional indebtedness, including Senior Indebtedness, and other obligations.

  Book-entry debt securities

     The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities. Global debt securities will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the series. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be

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

transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

     We anticipate that global debt securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, New York, New York and that global debt securities will be registered in the name of DTC's nominee, Cede & Co. We also anticipate that the following provisions will apply to the depository arrangements with respect to global debt securities. Additional or differing terms of the depository arrangements will be described in the applicable prospectus supplement.

     DTC has advised us that it is:

     - a limited-purpose trust company organized under the New York Banking Law;

     - a "banking organization" within the meaning of the New York Banking Law;

     - a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     - a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act.

     DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, which eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, sometimes referred to in this prospectus as indirect participants, that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. Indirect participants include securities brokers and dealers, banks and trust companies. The rules applicable to DTC and its participants are on file with the SEC.

     Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of the actual purchaser or beneficial owner of a debt security is, in turn, recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased the debt securities. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except under the limited circumstances described below.

     To facilitate subsequent transfers, all debt securities deposited by participants with DTC will be registered in the name of DTC's nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC's records reflect only the identity of the direct participants to whose accounts the debt securities are credited. Those participants may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

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

     Redemption notices shall be sent to DTC or its nominee. If less than all of the debt securities of a series are being redeemed, DTC will reduce the amount of the interest of each direct participant in the debt securities under its procedures.

     In any case where a vote may be required with respect to the debt securities of any series, neither DTC nor Cede & Co. will give consents for or vote the global debt securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the debt securities are credited on the record date identified in a listing attached to the omnibus proxy.

     Principal and premium, if any, and interest, if any, on the global debt securities will be paid to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date unless DTC has reason to believe that it will not receive payments on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal, premium, if any, and interest, if any, to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

     Except under the limited circumstances described in this prospectus, beneficial owners of interests in a global debt security will not be entitled to have debt securities registered in their names and will not receive physical delivery of debt securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the debt securities and the indenture.

     The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in global debt securities.

     DTC is under no obligation to provide its services as depositary for the debt securities of any series and may discontinue providing its services at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants under the rules and procedures governing DTC. As noted above, beneficial owners of debt securities generally will not receive certificates representing their ownership interests in the debt securities. However, if

     - DTC notifies us that it is unwilling or unable to continue as a depositary for the global debt securities of any series or if DTC ceases to be a clearing agency registered under the Securities Exchange Act and a successor depositary for the debt securities of such series is not appointed within 90 days of the notification or of our becoming aware of DTC's ceasing to be so registered, as the case may be,

     - we determine, in our sole discretion, not to have the debt securities of any series represented by one or more global debt securities, or

     - an Event of Default under the indenture has occurred and is continuing with respect to the debt securities of any series,

we will prepare and deliver certificates for the debt securities of that series in exchange for beneficial interests in the global debt securities. Any beneficial interest in a global debt security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for debt securities in definitive certificated form registered in the names that the depositary shall direct. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global debt securities.

     We obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC's book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

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

  Outstanding debt securities

     In determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the indenture:

     - the principal amount of an original issue discount security that shall be deemed to be outstanding for these purposes shall be that portion of the principal amount of the original issue discount security that could be declared to be due and payable upon a declaration of acceleration of the original issue discount security as of the date of the determination,

     - the principal amount of any Indexed Security that shall be deemed to be outstanding for these purposes shall be the principal face amount of the Indexed Security determined on the date of its original issuance,

     - the principal amount of a debt security denominated in a foreign currency that shall be deemed to be outstanding for these purposes shall be the U.S. dollar equivalent, determined on the date of original issue of the debt security, of the principal amount of the debt security, and

     - a debt security owned by us or any obligor on the debt security or any affiliate of ours or the other obligor shall be deemed not to be outstanding.

  Redemption and repurchase

     The debt securities of any series may be redeemable at our option or may be subject to mandatory redemption by us as required by a sinking fund or otherwise. In addition, the debt securities of any series may be subject to repurchase by us at the option of the holders. The applicable prospectus supplement will describe the terms, the times and the prices regarding any optional or mandatory redemption or option to repurchase any series of debt securities.

  Conversion and exchange

     The terms, if any, on which debt securities of any series are convertible into or exchangeable for common stock or preferred stock or other debt securities will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holders or at our option.

  Covenants of Performance Food Group

     Merger, Consolidation and Transfer of Assets. The indenture provides that we will not, in any transaction or series of related transactions, consolidate or merge with or into any other person or sell, lease, assign, transfer or otherwise convey all or substantially all of our properties and assets to any other person unless:

     - either (1) we shall be the continuing person (in the case of a merger) or
       (2) the successor person (if other than us) formed by or resulting from the consolidation or merger or to which such assets shall have been sold, leased, assigned, transferred or otherwise conveyed is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the debt securities outstanding under the indenture and the due and punctual performance of all of our other obligations under the indenture and the debt securities outstanding thereunder;

     - immediately after giving effect to such transaction or transactions, no Event of Default under the indenture, and no event which, after notice or lapse of time or both would become an Event of Default under the indenture, shall have occurred and be continuing; and

     - the trustee shall have received the officers' certificate and opinion of counsel called for by the indenture.

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

     Upon any consolidation by us with, or our merger into, any other person or any sale, assignment, transfer, lease or conveyance of all or substantially all of our properties and assets to any person in accordance with the provisions of the indenture described above, the successor person formed by the consolidation or into which we are merged or to which the sale, assignment, transfer, lease or other conveyance is made shall succeed to, and be substituted for, us and may exercise every right and power of ours under the indenture with the same effect as if such successor person had been named as us therein; and thereafter, except in the case of a lease, the predecessor person shall be released from all obligations and covenants under the indenture and the debt securities issued under that indenture.

     Other. Any other covenants applicable to the debt securities of any series will be specified in the applicable prospectus supplement.

  Events of default

     Unless otherwise specified in the applicable prospectus supplement, an Event of Default with respect to the debt securities of any series is defined in the indenture as being:

     (1) default in payment of any interest on, or any Additional Amounts payable in respect of any interest on, any debt security of that series (whether or not, in the case of any subordinated debt security of that series, such payment is prohibited by the subordination provisions applicable thereto), and continuance of such default for a period of 30 days;

     (2) default in payment of any principal of or premium, if any, on, or any Additional Amounts payable in respect of any principal of or premium, if any, on, any debt security of that series when due (whether at maturity, upon redemption, upon repayment or repurchase at the option of the holder or otherwise and whether payable in cash or in shares of our common stock or other securities or property), whether or not, in the case of any subordinated debt security of that series, such payment is prohibited by the subordination provision applicable thereto;

     (3) default in the deposit of any sinking fund payment or payment under any analogous provision when due with respect to any debt security of that series, whether or not, in the case of any subordinated debt security of that series, such payment is prohibited by the subordination provision applicable thereto;

     (4) default in the delivery of any shares of common stock, together with cash instead of fractional shares, or any other securities or property when required to be delivered upon conversion of any convertible debt security of that series or upon the exchange of any debt security of that series which is exchangeable for other securities or property (whether or not, in the case of any subordinated debt security of that series, such delivery is prohibited by the subordination provisions applicable thereto), and continuance of such default for a period of 10 days; or

     (5) default by us in the performance, or breach, of any other covenant or warranty in the indenture or in any debt security of that series, other than a covenant or warranty included in the indenture solely for the benefit of a series of debt securities other than that series, which shall not have been remedied for a period of 60 days after notice to us by the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding;

     (6) acceleration of the maturity of any of our indebtedness for borrowed money or any indebtedness for borrowed money of any of our Significant Subsidiaries in an aggregate principal amount in excess of $20,000,000, including an acceleration under the indenture with respect to debt securities of any other series outstanding under the indenture, which acceleration is not rescinded and annulled or which indebtedness is not discharged within 30 days after notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, or default in payment, after the expiration of any applicable grace period, of any of our indebtedness for borrowed money or any indebtedness for borrowed money of any of our Significant Subsidiaries in an aggregate principal amount in excess of $20,000,000, including such a default under the indenture with respect to debt securities of any other series, which default is not
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

         cured or which indebtedness is not discharged within 30 days after notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;

     (7) specified events of bankruptcy, insolvency or reorganization with respect to us or any Significant Subsidiary of ours; or

     (8) any other Event of Default established for the debt securities of that series.

     No Event of Default with respect to any particular series of debt securities necessarily constitutes an Event of Default with respect to any other series of debt securities. The indenture provides that, within 90 days after the occurrence of any default with respect to the debt securities of any series, the trustee will mail to all holders of the debt securities of that series notice of that default if known to the trustee, unless that default has been cured or waived. However, the indenture provides that the trustee may withhold notice of a default with respect to the debt securities of that series, except a default in payment of principal, premium, if any, interest, if any, Additional Amounts, if any, or sinking fund payments, if any, if the trustee considers it in the best interest of the holders to do so. As used in this paragraph, the term "default" means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the debt securities of any series.

     The indenture provides that if an Event of Default (other than an Event of Default specified in clause (7) of the second preceding paragraph) with respect to any series of debt securities occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the debt securities of that series then outstanding may declare the principal of, or if debt securities of that series are original issue discount securities, such lesser amount as may be specified in the terms of that series of debt securities, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately. The indenture also provides that if an Event of Default specified in clause (7) of the second preceding paragraph with respect to any series of debt securities occurs, then the principal of, or if debt securities of that series are original issue discount securities, such lesser amount as may be specified in the terms of that series of debt securities, and accrued and unpaid interest, if any, on all the debt securities of that series will automatically become and be immediately due and payable without any declaration or other action on the part of the trustee or any holder of the debt securities of that series. However, upon specified conditions, the holders of a majority in principal amount of the debt securities of a series then outstanding may rescind and annul an acceleration of the debt securities of that series and its consequences.

     Subject to the provisions of the Trust Indenture Act requiring the trustee, during the continuance of an Event of Default under the indenture, to act with the requisite standard of care, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities of any series unless those holders have offered the trustee reasonable indemnity. Subject to the foregoing, holders of a majority in principal amount of the outstanding debt securities of any series issued under the indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to that series. The indenture requires the annual filing by us with the trustee of a certificate which states whether or not we are in default under the terms of the indenture.

     Notwithstanding any other provision of the indenture, the holder of a debt security will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on that debt security on the respective due dates for those payments and, in the case of any debt security which is convertible into or exchangeable for other securities or property, to convert or exchange, as the case may be, that debt security in accordance with its terms, and to institute suit for the enforcement of those payments and any right to effect such conversion or exchange, and this right shall not be impaired without the consent of the holder.

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

  Modification, waivers and meetings

     The indenture permits us and the trustee, with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series issued under the indenture and affected by a modification or amendment, to modify or amend any of the provisions of the indenture or of the debt securities of the applicable series or the rights of the holders of the debt securities of that series under the indenture. However, no modification or amendment shall, among other things,

     - change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on or any Additional Amounts, if any, with respect to any debt securities issued under the indenture, or

     - reduce the principal of or any premium on any debt securities or reduce the rate of interest on or the redemption or repurchase price of any debt security, or any Additional Amounts with respect to any debt securities, or change our obligation to pay Additional Amounts, or

     - reduce the amount of principal of any original issue discount securities that would be due and payable upon an acceleration of the maturity of any debt security, or

     - adversely affect any right of repayment or repurchase at the option of any holder, including, without limitation, the amount payable upon any such repayment or repurchase, or

     - change any place where or the currency in which debt securities are payable, or

     - impair the holder's right to institute suit to enforce the payment of any debt securities on or after their stated maturity or, in the case of any debt security which is convertible into or exchangeable for other securities, to convert or exchange that debt security in accordance with its terms, or

     - make any change that adversely affects the right, if any, to convert or exchange debt securities for other securities or property, or

     - reduce the percentage of debt securities of any series issued under the indenture whose holders must consent to any modification or amendment or any waiver of compliance with specific provisions of such indenture or specified defaults under the indenture and their consequences, or

     - solely in the case of a series of subordinated debt securities, modify any of the subordination provisions applicable thereto or the definition of Senior Indebtedness applicable thereto in a manner adverse to the holders of such subordinated debt securities, or

     - reduce the requirements for a quorum or voting at a meeting of holders of the applicable debt securities,

without in each case obtaining the consent of the holder of each outstanding debt security issued under such indenture affected by the modification or amendment.

     The indenture also contains provisions permitting us and the trustee, without the consent of the holders of any debt securities issued under the indenture, to modify or amend the indenture, among other things:

     - to evidence the succession or another person to us under the indenture and the assumption by that successor of our covenants contained in the indenture and the debt securities;

     - to add to the Events of Default or our covenants in a manner that benefits the holders of all or any series of debt securities issued under the indenture or to surrender any right or power conferred upon us in the indenture with respect to all or any series of debt securities issued under the indenture;

     - to add to or change any provisions of the indenture to facilitate the issuance of bearer securities;

     - to establish the form or terms of debt securities of any series and any related coupons, including, without limitation, subordination provisions applicable to subordinated debt securities and conversion and exchange provisions applicable to debt securities which are convertible into or exchangeable for other securities;

     - to cure any ambiguity or correct or supplement any provision in such indenture which may be defective or inconsistent with other provisions in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture which shall not adversely affect the interests of the holders of any series of debt securities issued under the indenture; or

     - to amend or supplement any provision contained in the indenture, provided that the amendment or supplement does not apply to any outstanding debt securities issued before the date of the amendment or supplement and entitled to the benefits of that provision.

     The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive our compliance with some of the restrictive provisions of the indenture, which may include covenants, if any, which are specified in the applicable prospectus supplement. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the indenture with respect to debt securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on debt securities of that series or, in the case of any debt securities which are convertible into or exchangeable for other securities, a default in any such conversion or exchange, or a default in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

     The indenture contains provisions for convening meetings of the holders of a series of debt securities. A meeting may be called at any time by the trustee, and also, upon our request, or the request of holders of at least 10% in principal amount of the outstanding debt securities of a series. Notice of a meeting must be given in accordance with the provisions of the indenture. Except for any consent which must be given by the holder of each outstanding debt security affected in the manner described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum, as described below, is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. However, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of that specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series and the related coupons, if any. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series, subject to exceptions.

  Discharge, defeasance and covenant defeasance

     Unless otherwise provided in the applicable prospectus supplement, upon our direction, the indenture shall cease to be of further effect with respect to any series of debt securities issued under the indenture specified by us, subject to the survival of specified provisions of the indenture, including the obligation to pay Additional Amounts to the extent described below, when:

     - either

        (A) all outstanding debt securities of that series and, in the case of bearer securities, all related coupons, have been delivered to the trustee for cancellation, subject to exceptions, or

        (B) all debt securities of that series and, if applicable, any related coupons have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and we have deposited with the trustee, in trust, funds in U.S. dollars or in the foreign currency in which the debt securities of that series are payable in an amount sufficient to pay the entire indebtedness on the debt securities of that series in respect of principal, premium, if any, and interest, if any (and, to the extent that (x) the debt securities of that series provide for the payment of

     Additional Amounts upon the occurrence of specified events of taxation, assessment or governmental charge with respect to payments on the debt securities and (y) the amount of any Additional Amounts is at the time of deposit reasonably determinable by us, in the exercise of our sole discretion, those Additional Amounts) to the date of this deposit, if the debt securities of that series have become due and payable, or to the maturity or redemption date of the debt securities of that series, as the case may be;

     - we have paid all other sums payable under the indenture with respect to the debt securities of that series; and

     - the trustee has received an officers' certificate and an opinion of counsel called for by the indenture.

     If the debt securities of any series provide for the payment of Additional Amounts, we will remain obligated, following the deposit described above, to pay Additional Amounts on those debt securities to the extent that they exceed the amount deposited in respect of those Additional Amounts as described above.

     Unless otherwise provided in the applicable prospectus supplement, we may elect with respect to any series of debt securities either:

     - to defease and be discharged from any and all obligations with respect to that series of debt securities ("defeasance"), except for, among other things:

        (1) the obligation to pay Additional Amounts, if any, upon the occurrence of specified events of taxation, assessment or governmental charge with respect to payments on that series of debt securities to the extent that those Additional Amounts exceed the amount deposited in respect of those amounts as provided below,

        (2) the obligations to register the transfer or exchange of those debt securities,

        (3) the obligation to replace temporary or mutilated, destroyed, lost or stolen debt securities,

        (4) the obligation to maintain an office or agency in respect of that series of debt securities,

        (5) the obligation to hold moneys for payment in trust, and

        (6) the obligation, if applicable, to repurchase, repay or redeem debt securities of that series at the option of the holders or to exchange or convert debt securities of that series into other securities or property in accordance with their terms, or

     - to be released from our obligations with respect to the debt securities of such series under specified covenants in the indenture and, if applicable, other covenants as may be specified in the applicable prospectus supplement, and any omission to comply with those obligations shall not constitute a default or an Event of Default with respect to that series of debt securities ("covenant defeasance"), in either case upon the irrevocable deposit with the trustee, or other qualifying trustee, in trust for that purpose, of an amount in U.S. dollars or in the foreign currency in which those debt securities are payable at stated maturity or, if applicable, upon redemption, and/or Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of and any premium and any interest on (and, to the extent that (x) the debt securities of that series provide for the payment of Additional Amounts and (y) the amount of the Additional Amounts is at the time of deposit reasonably determinable by us, in the exercise of our sole discretion, the Additional Amounts with respect to) that series of debt securities, and any mandatory sinking fund or analogous payments on that series of debt securities, on the due dates for those payments, whether at maturity, upon redemption, upon repayment or repurchase at the option of the holder or otherwise.

     The defeasance or covenant defeasance described above shall only be effective if, among other things:

     - it shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or are bound;

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

     - in the case of defeasance, we shall have delivered to the trustee an opinion of independent counsel reasonably acceptable to the trustee confirming that, since the date of the indenture

        (A) we have received from or there has been published by the Internal Revenue Service a ruling, or

        (B) there has been a change in applicable federal income tax law,

      in either case to the effect that, and based on this ruling or change the opinion of counsel shall confirm that, the holders of the debt securities of the applicable series will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

     - in the case of covenant defeasance, we shall have delivered to the relevant trustee an opinion of independent counsel reasonably acceptable to the trustee to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

     - if the cash and Government Obligations deposited are sufficient to pay the outstanding debt securities of that series provided those debt securities are redeemed on a particular redemption date, we shall have given the trustee irrevocable instructions to redeem those debt securities on that date; and

     - no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to debt securities of that series shall have occurred and be continuing on the date of the deposit into trust; and, solely in the case of defeasance, no Event of Default arising from specified events of bankruptcy, insolvency or reorganization with respect to us or any Significant Subsidiary of ours or event which with notice or lapse of time or both would become such an Event of Default shall have occurred and be continuing during the period through and including the 91st day after the date of the deposit into trust.

     Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series,

        (A) the holder of a debt security of that series is entitled to, and does, elect under the indenture or the terms of that debt security to receive payment in a currency other than the currency in which the deposit has been made, or

        (B) a Conversion Event, as defined below, occurs in respect of the Foreign Currency in which the deposit has been made,

the indebtedness represented by that debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of and premium, if any, and interest, if any, on that debt security as it becomes due out of the proceeds yielded by converting the amount deposited in respect of that debt security into the currency in which that debt security becomes payable as a result of the election or Conversion Event based on (x) in the case of payments made under clause (A) above, the applicable market exchange rate for the Foreign Currency in effect on the second business day before the payment date, or (y) with respect to a Conversion Event, the applicable market exchange rate for the Foreign Currency in effect, as nearly as feasible, at the time of the Conversion Event.

     "Conversion Event" means the cessation of use of:

     - a Foreign Currency both by the government of the country or the confederation which issued such Foreign Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, or

     - any currency unit or composite currency for the purposes for which it was established.

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

     In the event we effect covenant defeasance with respect to debt securities of any series and those debt securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to the covenants as to which covenant defeasance has been effected, which covenants would no longer be applicable to the debt securities of that series after covenant defeasance, the amount of monies and/or Government Obligations deposited with the relevant trustee to effect covenant defeasance may not be sufficient to pay amounts due on the debt securities of that series at the time of any acceleration resulting from that Event of Default. However, we would remain liable to make payment of those amounts due at the time of acceleration.

     Upon the effectiveness of satisfaction and discharge, defeasance or covenant defeasance with respect to the subordinated debt securities of any series, the subordination provisions of the indenture shall cease to apply to the debt securities of that series.

     The applicable prospectus supplement may further describe the provisions, if any, permitting or restricting defeasance or covenant defeasance with respect to the debt securities of a particular series.

  Definitions

     "Foreign Currency" means any currency, currency unit or composite currency issued by the government of one or more countries other than the United States of America or by any recognized confederation or association of such government.

     "Person" or "person" means any individual, corporation, business trust, partnership, joint venture, joint-stock company, limited liability company, association, company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Significant Subsidiary" means, with respect to us, any Subsidiary of ours which is a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (as such Rule is in effect on the date of the indenture).

     "Subsidiary" means (1) any corporation at least a majority of the total voting power of whose outstanding Voting Stock is owned, directly or indirectly, at the date of determination by us and/or one or more other Subsidiaries, and
(2) any other person in which we and/or one or more other Subsidiaries, directly or indirectly, at the date of determination, (x) own at least a majority of the outstanding ownership interests or (y) have the power to elect or direct the election of, or to appoint or approve the appointment of, at least a majority of the directors, trustees or managing members of, or other persons holding similar positions with, such person.

     "Voting Stock" means, with respect to any person, any class or series of Capital Stock of such person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of, or to appoint or to approve the appointment of, the directors, trustees or managing members of, or other persons holding similar positions with, such person.

  Governing law

     The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

  Regarding the trustees

     The Trust Indenture Act limits the rights of each trustee, if the trustee becomes a creditor of Performance Food Group, to obtain payment of claims or to realize on property received by it in respect of those claims, as security or otherwise. Each trustee is permitted to engage in other transactions with us and our subsidiaries from time to time. However, if the trustee acquires any conflicting interest it must eliminate the conflict upon the occurrence of an Event of Default under the indenture, or else resign as trustee.

                          DESCRIPTION OF CAPITAL STOCK

     We have authority to issue 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of September 25, 2001, 38,004,240 shares of our common stock were outstanding. As of September 25, 2001, no shares of our preferred stock were outstanding, although we have reserved 1,000,000 shares of our Series A Preferred Stock for issuance upon the exercise of rights under our shareholder rights plan.

     The following summary descriptions of selected provisions of our charter, by-laws, common stock, preferred stock and shareholder rights plan are not complete. These summaries are subject to, and are qualified entirely by, the provisions of our charter, bylaws and rights agreement, all of which are included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read our charter, bylaws and rights agreement. In addition, the following summary descriptions of selected provisions of Tennessee law are not complete, and the summaries are subject to, and are qualified entirely by, the provisions of the applicable Tennessee law.

  Common Stock

     The holders of our common stock are entitled to one vote per share on all matters to be voted on by shareholders, including the election of directors. Shareholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors can elect all of the directors then standing for election. In that event, the holders of the remaining shares will not be able to elect any person to our board of directors.

     The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors, in its discretion, from funds legally available therefor and subject to prior dividend rights of holders of any shares of preferred stock which may be outstanding. However, it is the present policy of our board of directors not to pay cash dividends. Furthermore, the terms of our credit facility and our 6.77% senior notes due May 2010 restrict our ability to declare or pay dividends on our common stock. Upon our liquidation or dissolution, subject to prior liquidation rights of the holders of preferred stock and after payment or provision for all of our indebtedness and other liabilities, the holders of common stock are entitled to receive on a pro rata basis our remaining assets available for distribution. If any shares of our authorized but unissued Series A Preferred Stock are issued, the holders of those shares will be entitled to vote as a class with the holders of our common stock and to receive dividends and other distributions, if any, ratably with the holders of our common stock. See "Preferred Stock -- Series A Preferred Stock" below. Holders of common stock have no preemptive rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All shares of common stock being offered by the applicable prospectus supplement will be fully paid and not liable to further calls or assessment by us.

  Preferred Share Purchase Rights

     Each of our outstanding shares of common stock is entitled to one preferred share purchase right, and each share of common stock we issue prior to the exercisability date described below or earlier redemption or expiration of the rights, including the shares to be issued in any offering pursuant to the applicable prospectus supplement, will be entitled to one preferred share purchase right. Each right entitles the holder to purchase from us, upon the occurrence of specified events, 1/100th of a share of our Series A Preferred Stock, which we refer to as the Series A Preferred Stock, at a current exercise price of $50 per 1/100th of a share of Series A Preferred Stock, subject to adjustment. The terms of the rights are set forth in a rights agreement between us and American Stock Transfer & Trust Company, as rights agent.

     Until the exercisability date, we will not issue separate certificates evidencing the rights. Until that date, the right pertaining to a share of common stock will be evidenced by the corresponding common stock certificate, and each right will trade as a unit with a corresponding share of common stock. The rights will detach from the common stock, we will issue separate rights certificates and an exercisability date will occur upon the earlier of:

     - subject to the exceptions described below, the 10th day following a public announcement that an "acquiring person," which, subject to the exceptions listed in the following sentence, includes a person or "group" of affiliated or associated persons, has acquired or obtained the right to acquire beneficial ownership of

       (1) 20% or more of our then outstanding common stock, or

       (2) 10% or more of our then outstanding common stock if the board of directors of Performance Food Group, after reasonable inquiry and investigation, declares the acquiring person to be an "adverse person" after it determines that the acquiring person, alone or with its affiliates or associates, has become the beneficial owner of 10% or more of Performance Food Group's common stock and after reasonable inquiry and investigation, the acquiring person's ownership in Performance Food Group is reasonably likely to

           (a) cause Performance Food Group to take action that would provide the acquiring person with short-term financial gain to the detriment of the long-term interests of Performance Food Group and its shareholders, or

           (b) have a material adverse impact on the business or prospects of Performance Food Group,

     or

     - the close of business on the day that a majority of our board of directors determines that any person or group had commenced a tender offer or exchange offer, which, if consummated, would result in the person or group becoming an acquiring person.

     The term "acquiring person" does not include:

     - Performance Food Group, any subsidiary of Performance Food Group, any employee benefit plan of Performance Food Group or any subsidiary of Performance Food Group, or any trustee or fiduciary with respect to an employee benefit plan of Performance Food Group or any of its subsidiaries acting in that capacity, or

     - any person who acquires common stock directly from Performance Food Group, or

     - any person who, as a result of the acquisition of common stock by Performance Food Group which reduces the number of outstanding shares of common stock, becomes the beneficial owner of 20% or more of our common stock, provided that if that person becomes the beneficial owner of any additional shares of common stock, then that person shall be deemed to be an acquiring person.

     The rights agreement provides that, until the exercisability date, or earlier redemption or expiration of the rights, the rights will be transferred with and only with the common stock. Until the exercisability date, or earlier redemption or expiration of the rights, new common stock certificates issued upon transfer or new issuances of common stock will contain a notation incorporating the rights agreement by reference, and the transfer of any certificates for common stock also will constitute the transfer of the rights associated with the common stock represented by that certificate. As soon as practicable following the exercisability date, separate certificates evidencing the rights will be mailed to holders of record of the common stock as of the close of business on the exercisability date, and the separate right certificates alone will evidence the rights. Only common stock issued before the exercisability date will be issued certificates for the rights under these circumstances.

     The rights are not exercisable until the exercisability date. The rights will expire on May 30, 2007 unless the expiration date is extended or unless the rights are earlier redeemed or exchanged by Performance Food Group, in each case as described below.

     The exercise price payable for the Series A Preferred Stock and the number of shares of Series A Preferred Stock or other securities or property issuable upon exercise of the rights, as well as the number of
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

rights outstanding, are subject to adjustment from time to time pursuant to customary antidilution provisions. The number of outstanding rights and the number of shares of Series A Preferred Stock issuable upon exercise of each right are also subject to adjustment in the event of a dividend or other distribution on the common stock payable in common stock or in securities convertible into common stock or subdivisions, consolidations or reclassifications of the common stock occurring, in any of those cases, before the exercisability date.

     If any person or group becomes an acquiring person, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person or any of its affiliates or associates, which will become null and void, will have the right to receive upon exercise of the right at the then current exercise price, instead of shares of Series A Preferred Stock, that number of shares of our common stock having a market value of two times the exercise price of the right. If Performance Food Group does not have sufficient common stock authorized but unissued and not reserved for other purposes to permit the exercise in full of the rights, Performance Food Group will substitute, for each share of common stock that would otherwise be issuable upon exercise of a right, cash, a reduction in exercise price, other equity securities, debt securities, other assets or any combination of the foregoing, with the same market value as that share of common stock.

     If, after a person or group has become an acquiring person, Performance Food Group is acquired in a merger or other business combination transaction or 50% or more of its assets, cash flow or earning power are sold, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person or any of its affiliates or associates, which will become null and void, will have the right to receive, upon the exercise of the right at its then current exercise price and instead of Series A Preferred Stock, that number of shares of common stock of the acquiring company, or its parent, which at the time of the transaction has a market value of two times the exercise price of the right.

     At any time after any person or group becomes an acquiring person and before the acquisition by that person or group of 50% or more of our then outstanding common stock, the Performance Food Group board of directors may exchange the rights, in whole or in part, for common stock at an exchange ratio of one share of common stock for each right, subject to adjustment. The Performance Food Group board of directors will not exchange the rights owned by the acquiring person or group or its or their associates or affiliates, which will have become null and void.

     We are not required to issue fractional shares of Series A Preferred Stock upon exercise of the rights, other than fractions which are integral multiples of 1/100th of a share of Series A Preferred Stock. Instead of issuing fractional shares which are not integral multiples of 1/100th of a share of Series A Preferred Stock, we will make an adjustment in cash based on the market price of the shares of Series A Preferred Stock on the last trading day prior to the date of exercise.

     Upon approval by its board of directors, Performance Food Group may redeem the rights in whole, but not in part, at any time before any person or group becomes an acquiring person, at a price of $.001 per right. Immediately upon the action of the board of directors ordering redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of the rights will be to receive the redemption price specified above.

     Until a right is exercised, the holder of the right, in its capacity as a holder, will have no rights as a shareholder of Performance Food Group, including, without limitation, the right to vote or to receive dividends. Although the distribution of the rights will not be taxable to shareholders or to Performance Food Group, shareholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for common stock of Performance Food Group or other consideration, or for common stock of the acquiring company or its parent as set forth above.

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

     At any time prior to the exercisability date, the board of directors may amend any provision of the rights agreement in any manner. Thereafter, the board may amend the rights agreement in certain respects, including generally:

     - to shorten or lengthen any time period under the rights agreement;

     - to cure any ambiguity or to correct or supplement any provision which may be defective or inconsistent with any other provision; or

     - in any manner that the board of directors deems necessary or desirable, so long as such amendment is consistent with and for the purpose of fulfilling the objectives of the board of directors in originally adopting the rights agreement.

Certain amendments (including changes to the redemption price, exercise price, expiration date, or number of shares for which a right is exercisable), whether prior to the exercisability date or thereafter, are permitted only upon approval by a majority of the board of directors.

  Preferred Stock

     Our charter and the Tennessee Business Corporation Act, or the TBCA, give our board of directors the authority, without further shareholder action, to issue a maximum of 5,000,000 shares of preferred stock. We have reserved 1,000,000 shares of Series A Preferred Stock to be issued upon the exercise of rights issued in connection with our shareholder rights plan.

     Our board of directors has the authority, without shareholder approval, to create one or more series of preferred stock, to issue shares of preferred stock up to the maximum number of shares of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any series, including the dividend rights, voting rights, rights and terms of redemption and liquidation preferences, if any, the number of shares constituting such series and the designation of such series. The issuance of preferred stock by action of the board of directors could adversely affect the voting power, dividend rights and other rights of the holders of common stock. Issuance of a series of preferred stock could also, depending on the terms of the series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. When issuing preferred stock, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that the shareholders might believe to be in our or our shareholders' best interests or in which shareholders might receive a premium for their stock over the then prevailing market price.

     The applicable prospectus supplement will describe the terms of any series of preferred stock being offered, including:

     - the number of shares and designation or title of the series and its relative ranking;

     - any liquidation preference per share;

     - any date of maturity;

     - any redemption, repayment or sinking fund provisions;

     - any dividend rate or rates payable with respect to the shares;

     - any voting rights;

     - the terms and conditions upon which the preferred stock of that series is convertible or exchangeable, if it is convertible or exchangeable; and

     - any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

     All shares of preferred stock offered will, when issued, be fully paid and non-assessable.

     Series A Preferred Stock. Each 1/100th of a share of Series A Preferred Stock, if issued, will have one vote per 1/100th of a share and, except as otherwise required by law, the holders of Series A Preferred Stock

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

and common stock will vote together as a class on all matters submitted to a vote of our shareholders. Subject to the prior and superior dividend rights of any other series of our preferred stock, each holder of 1/100th of a share of Series A Preferred Stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion, from funds legally available therefor, in the same kind and in an amount per 1/100th of a share of Series A Preferred Stock equal to the per share amount of all dividends, if any, declared on our common stock. In the event of our liquidation or dissolution and after payment or provision for our debts and other liabilities, including the prior claims of the holders of any other series of preferred stock, the holder of each 1/100th of a share of Series A Preferred Stock shall be entitled to share in any assets remaining, ratably with the holders of each share of our common stock. Holders of the Series A Preferred Stock will have no preemptive rights. We may not redeem the Series A Preferred Stock. In the event of any merger, combination, share exchange or other transaction in which shares of our common stock are exchanged for or converted into other securities, cash or property, each 1/100th of a share of Series A Preferred Stock will be similarly exchanged for or converted into the same amount of securities, cash or other property as each share of our common stock. The rights of the holders of the Series A Preferred Stock to voting, dividends and distributions on liquidation and in the event of mergers or share exchanges are protected by customary anti-dilution provisions.

     The summary of selected provisions of our preferred stock appearing above and the summary of any selected provisions of a particular series of preferred stock appearing in the applicable prospectus supplement are not and will not be complete. Those summaries are subject to, and are qualified in their entirety by reference to, our charter and the articles of amendment to our charter establishing the terms of any series of preferred stock, all of which have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part or the documents incorporated or deemed to be incorporated by reference in this prospectus. You should read our charter and any articles of amendment.

     When we offer to sell a series of preferred stock, we will describe the specific terms of the series in the applicable prospectus supplement. If any particular terms of a series of preferred stock described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will be deemed to supersede the terms described in this prospectus.

  Anti-Takeover Effect of Our Charter and Bylaw Provisions

     Our charter and bylaws contain certain provisions that could make it more difficult to consummate an acquisition of Performance Food Group by means of a tender offer, a proxy contest or otherwise.

     Classified Board of Directors. Our charter and bylaws provide that our board of directors is divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our board of directors is elected each year. This classification of the board of directors will make it more difficult for an acquirer or for other shareholders to change the composition of our board of directors. The bylaws provide that the number of directors will be no fewer than five nor more than 15, with the exact number being fixed from time to time by the board of directors. Our charter also provides that a director may be removed only for cause by vote of the holders of a majority of the voting power of our outstanding voting shares. In addition, the bylaws provide that, unless the charter provides otherwise (which our charter does not), any vacancies in our board of directors will be filled either by the shareholders or by our board of directors. If the remaining directors do not constitute a quorum, our bylaws permit the vacancy to be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum.

     Shareholder Advance Notice Procedure. Our bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of the shareholders. The shareholder notice procedure provides that only persons that are nominated by the board of directors, or a duly authorized board committee, or by a shareholder who has given timely written notice to the secretary of Performance Food Group before the meeting at which directors are to be elected, will be eligible for election as directors. This notice is required to include specified information about the shareholder and each proposed director nominee, a description of all arrangements or understandings between the shareholder and each proposed nominee and any other persons pursuant to which

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

the nominations are to be made by the shareholders, other information regarding each proposed nominee that would be required to be included in a proxy statement filed under SEC rules and regulations, and the written consent of each proposed nominee to serve as a director if elected. The shareholder notice procedure provides that the only business that may be conducted at an annual meeting is business which has been brought before the meeting by, or at the direction of, the board of directors or by a shareholder who has given timely written notice to the secretary of Performance Food Group. This notice is required to include a brief description of the business desired to be brought before the meeting, any financial interest of the shareholder in that business, and specified information about the shareholder and the shareholder's ownership of Performance Food Group's capital stock.

  Tennessee Anti-takeover Law Provisions

     Provisions in Tennessee law could make it harder for someone to acquire us through a tender offer, proxy contest or otherwise.

     The Tennessee Business Combination Act provides that a party owning shares equal to 10% or more of the voting power of any class or series of the then outstanding voting stock of a "resident domestic corporation" is an "interested shareholder." An interested shareholder also includes a party that is an affiliate or associate, as defined in the Tennessee Business Combination Act, of a "resident domestic corporation." Performance Food Group is currently a resident domestic corporation within the meaning of this act. An interested shareholder cannot engage in a business combination with the resident domestic corporation unless the combination:

     - takes place at least five years after the interested shareholder first acquired 10% or more of the voting power of any class or series of the then outstanding voting stock of the resident domestic corporation; and

     - either is approved by at least two-thirds of the non-interested voting shares of the resident domestic corporation or satisfies fairness conditions specified in the Tennessee Business Combination Act.

     These provisions apply unless one of two events occurs:

     - a business combination with an entity can proceed without delay when approved by the target corporation's board of directors before that entity becomes an interested shareholder; or

     - the resident corporation may enact a charter amendment or bylaw to remove itself entirely from the Tennessee Business Combination Act. This charter amendment or bylaw amendment must be approved by a majority of the shareholders who have held shares for more than one year before the vote. In addition, the charter amendment or bylaw cannot become operative until two years after the vote. We have not adopted a charter amendment or bylaw to remove ourselves from the Tennessee Business Combination Act.

     The Tennessee Greenmail Act prohibits us from purchasing or agreeing to purchase any of our securities, at a price higher than fair market value, from a holder of 3% or more of any class of our securities who has beneficially owned the securities for less than two years. We can, however, make this purchase if the majority of the outstanding shares of each class of voting stock issued by us approves the purchase or if we make an offer of at least equal value per share to all holders of shares of the same class of securities as those held by the prospective seller.

     The Tennessee Control Share Acquisition Act strips a purchaser's shares of voting rights any time an acquisition of shares in a Tennessee corporation which has elected to be covered by the Tennessee Control Share Acquisition Act (as we have) brings the purchaser's voting power to one-fifth, one-third or a majority of all voting power. The purchaser's voting rights can be restored only by a majority vote of the other shareholders. The purchaser may demand a meeting of shareholders to conduct such a vote. The purchaser can demand a meeting for this purpose before acquiring shares in excess of the thresholds described above, which we refer to as a control share acquisition, only if it holds at least 10% of the outstanding shares and announces a good faith intention to make the acquisition of shares having voting power in excess of the

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

thresholds stated above. If a target corporation so elects prior to the date on which a purchaser makes a control share acquisition, a target corporation may redeem the purchaser's shares if the shares are not granted voting rights.

     The effect of these provisions may make a change of control of us harder by delaying, deferring or preventing a tender offer or takeover attempt that you might consider to be in your best interest, including those attempts that might result in the payment of a premium over the market price for our shares. They may also promote the continuity of our management by making it harder for you to remove or change the incumbent members of the board of directors.

  Limitations on Liability and Indemnification of Directors and Officers

     The TBCA provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if:

     - the director or officer acted in good faith;

     - in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation's best interest;

     - in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation; and

     - in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful.

     In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instituted because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if the officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that:

     - the officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation;

     - the officer or director was adjudged liable on the basis that personal benefit was improperly received by him or her; or

     - the officer or director breached his or her duty of care to the corporation.

     Our charter provides that, to the fullest extent permitted by law, no director shall be liable to us or our shareholders for monetary damages for breach of any fiduciary duty as a director. Under the TBCA, this provision relieves our directors from personal liability to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability arising from a judgment or other final adjudication establishing:

     - any breach of the director's duty of loyalty;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

     - any unlawful distributions.

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

     We currently have in effect an executive liability insurance policy which provides coverage for our directors and officers.

  Transfer Agent and Registrar

     The transfer agent and registrar of our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.

                            DESCRIPTION OF WARRANTS

     We may issue, either separately or together with other securities, warrants for the purchase of our common stock. The warrants are to be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The form of warrant agreement, including the form of certificates representing the warrants, that will be entered into with respect to a particular offering of warrants has been or will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part or the documents incorporated or deemed to be incorporated by reference in the prospectus.

     The following summary of selected provisions of a warrant agreement and the related warrants and the summary of selected provisions of the particular warrant agreement and warrants set forth in the applicable prospectus supplement are not and will not be complete and are and will be subject to, and qualified in their entirety by reference to, all of the provisions of the particular warrant agreement and the related warrants. The following description of the warrants and the warrant agreements provides certain general terms and provisions to which any prospectus supplement may relate. Other terms and provisions of any warrants and the related warrant agreement will be described in the applicable prospectus supplement. To the extent that any particular terms of the warrants or the related warrant agreement described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superceded by that prospectus supplement.

  General

     We may issue warrants to purchase common stock independently or together with other securities. The warrants may be attached to or separate from the other securities. We may issue warrants in one or more series. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will be our agent and will not assume any obligations to any holder or beneficial owner of the warrants.

     The prospectus supplement and the warrant agreement relating to any series of warrants will include specific terms of the warrants. These terms include the following:

     - the title and aggregate number of warrants;

     - the price or prices at which the warrants will be issued;

     - the amount of common stock for which the warrant can be exercised and the price or the manner of determining the price or other consideration to purchase the common stock;

     - the date on which the right to exercise the warrants begins and the date on which the right expires;

     - if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

     - if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each other security;

     - any provision dealing with the date on which the warrants and related securities will be separately transferable;

     - any mandatory or optional redemption provision;

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

     - the identity of the warrant agent; and

     - any other terms of the warrants.

     The warrants will be represented by certificates. The warrant certificate may be exchanged or transferred under the terms outlined in the warrant agreement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Unless the prospectus supplement states otherwise, until a warrant is exercised, a holder will not be entitled to any payments on or have any rights with respect to the common stock.

  Exercise of warrants

     To exercise the warrants, the holder must provide the warrant agent with the following:

     - payment of the exercise price;

     - any required information described on the warrant certificates;

     - the number of warrants to be exercised;

     - an executed and completed warrant certificate; and

     - any other items required by the warrant agreement.

     If a warrant holder exercises only part of the warrants represented by a single certificate, the warrant agent will issue a new warrant certificate for any warrants not exercised. Unless the prospectus supplement states otherwise, no fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable.

     The exercise price and the number of shares of common stock for which each warrant can be exercised will be adjusted upon the occurrence of events described in the warrant agreement, including the issuance of a common stock dividend or a combination, subdivision or reclassification of common stock. Unless the prospectus supplement states otherwise, no adjustment will be required until cumulative adjustments require an adjustment of at least 1% in the exercise price. From time to time, we may reduce the exercise price as may be provided in the warrant agreement.

     Unless the prospectus supplement states otherwise, if we enter into any consolidation, merger, or sale or conveyance of our property as an entirety, the holder of each outstanding warrant will have the right to acquire the kind and amount of shares of stock, other securities, property or cash receivable by a holder of the number of shares of common stock into which the warrants were exercisable immediately prior to the occurrence of the event.

  Modification of the warrant agreement

     The common stock warrant agreement will permit us and the warrant agent, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:

     - to cure any ambiguity;

     - to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

     - to add new provisions regarding matters or questions that we and the warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.

                              PLAN OF DISTRIBUTION

     We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. Any such underwriter or agent involved in the offer

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

and sale of securities will be named in the applicable prospectus supplement. We have reserved the right to sell securities directly to investors on our own behalf in those jurisdictions where and in such manner as we are authorized to do so.

     The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. Sales of common stock may be effected from time to time in one or more transactions on the Nasdaq National Market or in negotiated transactions or a combination of those methods. We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters or agents may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a reasonable efforts basis and a dealer will purchase securities as a principal, and may then resell such securities at varying prices to be determined by the dealer.

     Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us for expenses.

     To facilitate an offering of a series of securities, persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the market price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In those circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to those persons. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

                             AVAILABLE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act (File No. 0-22192), and we therefore file periodic reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial results and other matters. The reports, proxy statements and other information we file may be inspected and copied at prescribed rates at the SEC's Public Reference Room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and should be available for inspection and copying at the SEC's regional office located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements and other information regarding issuers like us that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov. Our SEC filings are also available at the offices of The Nasdaq National Market, 1730 K Street, N.W., Washington, D.C. 20006-1500.

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     This prospectus constitutes part of a registration statement on Form S-3 filed under the Securities Act. As permitted by the SEC's rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the public reference facilities maintained by the SEC in Washington, D.C., New York, New York and Chicago, Illinois.

     Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement or to a document incorporated or deemed to be incorporated by reference in the registration statement, each such statement being qualified in all respects by such reference.

                           INCORPORATION BY REFERENCE

     We have elected to "incorporate by reference" certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus, any applicable prospectus supplement or any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference in this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any applicable prospectus supplement or any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

     - Annual Report on Form 10-K for the fiscal year ended December 30, 2000, including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our 2001 Annual Meeting of Shareholders, filed with the SEC on April 4, 2001, as amended on April 13, 2001;

     - Quarterly Reports on Form 10-Q, filed with the SEC on May 15, 2001 and August 14, 2001; and

     - Current Report on Form 8-K, filed with the SEC on September 10, 2001, as amended on September 13, 2001.

     We are also incorporating by reference all other reports that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this prospectus and the termination of the offering.

     We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to our Corporate Secretary, Performance Food Group Company, 12500 West Creek Parkway, Richmond, Virginia 23238 (telephone (804) 484-7700). The information relating to us contained in this prospectus does not purport to be complete and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus and the information included in the applicable prospectus supplement.

                                 LEGAL MATTERS

     Certain legal matters with respect to the securities offered hereby will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Sidley Austin Brown & Wood LLP, San Francisco, California will act as counsel for any underwriters or agents. Sidley Austin Brown & Wood, a partnership affiliated with Sidley Austin Brown & Wood LLP, represents us in connection with certain other legal matters.

                                    EXPERTS

     The consolidated financial statements of Performance Food Group Company and subsidiaries and the related financial statement schedule as of December 30, 2000 and January 1, 2000, and for each of the fiscal years in the three-year period ended December 30, 2000, have been incorporated by reference in this prospectus and the related registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Fresh International Corp. and subsidiaries as of the fiscal years ended February 28, 2001 and February 29, 2000 and for each of the fiscal years in the two-year period ended February 28, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated by reference herein and are incorporated herein in reliance upon the report of such firm given upon the authority of that firm as experts in accounting and auditing.

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                                  $125,000,000

                                   [PFG LOGO]

                         PERFORMANCE FOOD GROUP COMPANY

                        % CONVERTIBLE SUBORDINATED NOTES DUE 2008

                  -------------------------------------------

                             PROSPECTUS SUPPLEMENT
                  -------------------------------------------

                              MERRILL LYNCH & CO.

                          FIRST UNION SECURITIES, INC.

                           CREDIT SUISSE FIRST BOSTON

                         BANC OF AMERICA SECURITIES LLC

                           SUNTRUST ROBINSON HUMPHREY

                                           , 2001

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